Filed pursuant to Rule 424(b)(3)
Registration Statement: 333-146714

Prospectus

Dated November 13, 2007

188,977,261 Shares of Common Stock

VILLAGEEDOCS, INC.

This prospectus relates to the resale of up to 188,977,261 shares of our common stock, of which 42,663,879 are issuable to former shareholders of GoSolutions, Inc. in connection with the acquisition by VillageEDOCS of GoSolutions in May 2006; 5,000,000 shares of common stock have been issued, and 33,500,000 shares of common stock are issuable, upon the conversion of shares of our Series A Preferred Stock, and 107,813,382 shares of common stock are issued or issuable upon exercise of convertible promissory notes and common stock purchase warrants issued in connection with prior acquisitions and private placements.  All of these shares, when sold, will be sold by these selling stockholders.  The selling stockholders may sell their common stock from time to time at prevailing market prices.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders; however, we may receive up to $1,882,500 upon exercise of the warrants.

Bid and ask prices for our common stock are quoted from the OTCBB. Our trading symbol is "VEDO."

See "Risk Factors" beginning on page 7 for risks of an investment in the securities offered by this prospectus, which you should consider before you purchase any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2007.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby.  This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about us, or the shares of common stock offered hereby that is different from the information included in this prospectus.  You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

PROSPECTUS SUMMARY

 This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information that you should consider before investing in the shares.  You are urged to read this Prospectus in its entirety, including the information under "Risk Factors" and our financial statements and related notes included elsewhere in this Prospectus.

OUR COMPANY

                    VillageEDOCS, Inc. ("VillageEDOCS", "us", "our", "we" or the "Company") is a global outsource provider of business process solutions that simplify, facilitate and enhance critical business processes.   Our mission is to provide solutions that facilitate the movement of business critical information between business enterprises and their trading partners.  Our strategy is to further develop innovative solutions to existing services to expand our ability to benefit our enterprise clients and increase the breadth and size of the markets we satisfy today.  Our acquisition growth strategy is focused on acquiring intellectual and technology assets that continue to accelerate the expansion of our client solutions.

                    Our principal executive offices are located at 1401 N. Tustin Avenue, Suite 230, Santa Ana, CA  92705, and our telephone number at that address is (714) 734-1030.  We have a corporate internet website at www.villageedocs.com.  The reference to this website address does not constitute incorporation by reference of the information contained therein.

                    From inception until September 7, 2007, we were a California corporation.  As the result of a merger into our wholly-owned Delaware subsidiary, we became a Delaware corporation.

Risk Factors

                    An investment in our common stock is subject to numerous risks, including our ability to satisfy future capital requirements, competition from other entities, protection of proprietary information and development of new products. For a more detailed discussion of some of the risks associated with our Company, you are urged to carefully review and consider the section entitled "Risk Factors" beginning on page 7 of this prospectus.

General

About This Offering

                 This prospectus relates to the resale of up to 188,977,261 shares of common stock, of which 42,663,879 have been issued to former shareholders of GoSolutions, Inc. ("GSI" or "GoSolutions") in connection with the acquisition by VillageEDOCS of GSI in May 2006; 5,000,000 shares of common stock have been issued, and 33,500,000 shares of common stock are issuable, upon the conversion of shares of our Series A Preferred Stock, and 107,813,382 shares of common stock are issued or issuable upon exercise of convertible promissory notes and common stock purchase warrants issued in connection with prior acquisitions and private placements (the "Offering").  All of these shares, when sold, will be sold by these selling stockholders.  The selling stockholders may sell their common stock from time to time at prevailing market prices.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders; however, we may receive up to $1,882,500 upon exercise of the warrants.

Common Stock Offered	188,977,261 shares
Common Stock Offered by the Selling Stockholders

188,977,261 shares.  The 13,566,000 warrant shares included in such shares will be issued by the Company. Although the Company will not receive any of the proceeds from the sale of the shares, it will receive the proceeds from the exercise, if any, of the common stock purchase warrants included therein.

Common Stock Outstanding at August 31, 2007	152,770,913 shares
Use of Proceeds of the Offering

We will not receive any of the proceeds from the sale of the shares by the Offering, except upon exercise of certain common stock purchase warrants.  Such proceeds will be used for general working capital and general corporate purposes.

Ticker Symbol	VEDO

Selected Financial Information

The selected financial information presented below is derived from and should be read in conjunction with our consolidated financial statements, including notes thereto, appearing elsewhere in this prospectus.  See "Financial Statements."

Summary Operating Information

	Year Ended December 31,		Six Months Ended June 30,
	2006	2005	2007	2006
			(unaudited)	(unaudited)
Net sales	$ 12,912,173	$ 8,768,446	$ 7,633,135	$ 5,101,931
Gross profit	$ 7,804,771	$ 5,709,130	$ 4,836,509	$ 3,285,028
Income (loss) from operations	$ (795,993)	$ 125,186	$ (841,319)	$ (552,450)
Net loss	$ (882,132)	$(8,144,928)	$ (979,837)	$ (630,082)

Summary Balance Sheet Information

June 30, 2007
	December 31, 2006	(unaudited)
Working capital deficit	$ (3,135,727)	$ (3,407,886)
Total assets	$ 15,154,801	$ 14,872,709
Total liabilities	$ 5,205,693	$ 5,310,341
Stockholders' equity	$ 9,949,108	$ 9,562,368

RISK FACTORS

You should carefully consider the risks described below before investing in the Company.  We consider these risks to be significant to your decision whether to invest in our common stock at this time.  If any of the following risks actually occur, our business, results of operations and financial condition could be seriously harmed, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

We have a limited operating history which makes financial forecasting and evaluation of our business and prospects difficult and we have received an opinion from our independent registered public accounting firm regarding substantial doubt regarding our ability to continue as a going concern.

Our limited operating history makes it difficult to forecast our future operating results.  We were founded and began operating in March 1999, but did not report income from operations until the quarter ended June 30, 2004, and have reported net losses through June 30, 2007. We do not have a long history upon which to base forecasts of future operating results, and any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer business history.

The likelihood of our future success must be considered in light of such limited operating history, as well as the problems, expenses, difficulties, complications and delays frequently encountered in connection with any business. There can be no assurance that our future revenues will ever be significant or that our operations will ever be profitable.

The Report of Independent Registered Public Accounting Firm on our December 31, 2006 consolidated financial statements includes an explanatory paragraph stating that the recurring losses incurred from operations and a working capital deficiency raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our ability to operate is conditioned on our ability to obtain additional financing

Our ability to satisfy our future capital requirements and implement our growth plans will depend upon many factors, including the financial resources available to us, the expansion of our sales and marketing efforts and the status of competition.  We believe that current and future available capital resources, including the net proceeds from sale of our products and services, will be sufficient to fund our operations at current levels for the foreseeable future.  However, the exact amount of funds that we will require will depend upon many factors, and it is possible that we will require additional financing.  There can be no assurance that additional financing will be available to us on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result. If adequate funds are not available, we may be required to delay, reduce or eliminate our programs or obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our products, technologies or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on our business, financial condition and results of operations.

We cannot predict whether we will be successful together with GoSolutions because the combined business model is unproven and markets in which they are operating are developing.

Though we believe we have successfully integrated two other acquisitions in the last three years, the GoSolutions' and VillageEDOCS' combined business strategy is unproven, and it is too early to gauge reliably market penetration rates for our services. To date, neither GoSolutions nor VillageEDOCS have established a definite demand or a reliable cost to add a customer for these services. In addition, there can be no assurance that GoSolutions or VillageEDOCS will be successful in the offering of any additional services that are currently planned.  If the demand is lower than anticipated, or the cost to add a customer is higher than anticipated, our business, prospects, financial condition and results of operations would be materially and adversely affected.

GoSolutions currently depends on one large customer for the majority of its revenue.

For 2006 (including the period prior to acquisition), fifty percent (50%) of GoSolutions' revenue was derived from independent representatives of Primerica Life Insurance Company ("PLIC"). PLIC represents the majority of GoSolutions' client base. PLIC has also been instrumental in assisting GoSolutions with broadening its appeal within Citigroup, notably with Travelers Life and Annuity, National Benefit Life, Traveler's Bank, Citigroup Asset Management and Citibank Mortgage (collectively "Citigroup Affiliates"). PLIC is currently endorsing GoSolutions flagship service, GoSolo, and is under contract to do so only until the end of August 2009; however, if GoSolutions' contractual relationship with PLIC were to deteriorate, or terminate, it is very likely that GoSolutions' ongoing progress with the Citigroup Affiliates would also be adversely affected.

We may have difficulty in retaining our customers, which may prevent our long-term success.

We anticipate that our sales and marketing and other costs of acquiring new subscriptions outside of our existing client base will be substantial relative to the monthly fees derived from subscriptions. Accordingly, we believe that our long-term success depends largely on our ability to retain our existing customers, while continuing to attract new ones. We continue to invest significant resources in our network infrastructure and customer and technical support capabilities to provide high levels of customer service. We cannot be certain that these investments will maintain or improve customer retention. We believe that competition from our competitors has caused, and may continue to cause, some of our customers to switch to a competing service provider. In addition, some new customers use our services only as a novelty and do not become consistent users of the service and, therefore, may be more likely to discontinue their service. These factors adversely affect our customer retention rates. Any decline in customer retention rates could have a material adverse effect on our business, prospects, financial condition and results of operations.

We are dependent on third party technologies and services.

We have incorporated technology developed by third parties in our services to be provided to our partners. We will continue to incorporate third-party technology in future products and services. We have limited control over whether or when these third-party technologies will be developed or enhanced. In addition, our competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third party fails or refuses to timely develop, license or support technology necessary to our services, market acceptance of our services could be adversely affected. In addition, we rely on, and will continue to rely on, services supplied by third parties such as telecommunications, Internet access and electrical power. If these services fail to meet industry standards for quality and reliability, market acceptance of our services could be adversely affected.

Our services may become subject to burdensome telecommunications regulation which could increase our costs or restrict our service offerings.

Our GoSolo service provides Internet messaging and telecommunication services through data transmissions over both the public switched telecommunication network ("PSTN") and the Internet. The PSTN based telecommunications services provided by GoSolo are subject to regulation by the Federal Communications Commission ("FCC"), state public utility commissions and foreign governmental authorities. These regulations affect the prices we pay for transmission services, the competition we face from telecommunications services and other aspects of our market. The FCC does not currently regulate the Internet messaging services provided as part of GoSolo. However, as Internet services and telecommunications services converge or as the services we offer expand, there may be increased regulation of our business. Therefore, in the future, we believe it will very likely become subject to additional agency regulations. Changes in the regulatory environment could decrease our revenues, increase our costs and restrict our service offerings.

The markets in which we operate are highly competitive, and we may be unable to compete successfully against new entrants and established industry competitors with significantly greater financial resources.

Competition in the converging Internet and telecommunications industries is becoming increasingly intense.  We face competition for products and services from both public and private companies, as well as general voice mail providers, fax providers, paging companies, Internet service providers, email providers and internet telephony companies. Competitive pressures may impair our ability to achieve profitability. The increased competition may also make it more difficult for us to successfully enter into strategic relationships with major companies, particularly if the goal is to have an exclusive relationship with a particular company.  We compete against other companies that provide one or more of the services that we currently provide.  In addition, these competitors may add services to their offerings to provide enhanced telephony services comparable to those offered by the combined companies.  Future competition could come from a variety of companies both in the Internet industry and the telecommunications industry. These industries include major companies that have much greater resources than we have, have been in operation for many years, and have large customer bases. These companies may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we may be able to do. There can be no assurance that additional competitors will not enter markets that we plan to serves or that we will be able to compete effectively. Increased competition may result in price reductions, reduced gross margins and loss of market share. We may be unable to attain, maintain or enhance our competitive position against current and future competitors.

Our industry is subject to rapid technological change and we must adapt quickly to compete effectively.

The markets in which we compete are characterized by (i) rapidly changing technology in information systems, networks, and information security software; (ii) evolving industry standards and communications protocols; and (iii) frequent improvements in products and services. Speech driven communications in particular have experienced rapid changes. These changes can be attributable to frequent new product introductions, continuing advances in technology, and changes in customer requirements and preferences. To succeed, we must continually improve our current products and services and develop and introduce new products and services that are competitive in terms of price, performance, and quality. These products must adequately address the information security requirements of our customers and their evolving information systems and networks.

The introduction of new technologies could render our existing products and services obsolete or unmarketable or require us to invest in research and development at much higher rates with no assurance of developing competitive products. Changes in technologies or customer requirements also may cause the development cycle for our new products and services to be lengthy and result in significant development costs. We may not be able to counter challenges to our current products and services, and our future products and service offerings may not keep pace with the technological changes implemented by competitors, developers of operating systems or networking systems, or persons seeking to breach information security. Our products and services may not satisfy evolving preferences of customers and prospects. Because of the complexity of our applications, which operate on or use multiple platforms and communications protocols, we may experience delays in introducing new products and service enhancements primarily due to development difficulties or shortages of development personnel. There can be no assurance that we will not experience lengthy delays or other difficulties that could delay or prevent the successful development, introduction or marketing of new products and services or service enhancements. If we fail to develop and introduce new products or improve existing services in a timely fashion, such failure may have a material adverse effect on our business, prospects, financial condition and results of operations.

Our failure to manage growth effectively could impair our business.

We believe that our recent acquisition of GoSolutions will open new cross-marketing opportunities in each company's respective customer base. This expansion of business could place a significant strain on our management, financial resources, and other resources.  There can be no assurance that such expansion will occur.

We intend to continue to grow by increasing our sales efforts and completing strategic acquisitions. To effectively manage our growth, we must, among other things:

•        engage, train and manage a larger sales force and additional service personnel;

•        expand the geographic coverage of our sales force;

•        expand our information systems;

•        identify and successfully integrate acquired businesses into our operations; and

•        administer appropriate financial and administrative control procedures.

Our anticipated growth will likely place a significant strain on our management, financial, operational, technical, sales and administrative resources. Our ability to manage future growth, if it occurs, will also depend upon the capacity, reliability and security of our network infrastructure.  Any failure to effectively manage our growth or to promptly address and respond to these circumstances may cause our business to suffer and our stock price to decline.

We intend to acquire new and complementary businesses, products and technologies and may be unable to complete these acquisitions or may not be able to successfully integrate an acquired business in a cost-effective and non-disruptive manner

Our success depends on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. To this end, we have, from time to time, engaged in the process of identifying, analyzing and negotiating possible acquisition transactions and we expect to continue to do so in the future. We may choose to acquire new and complementary businesses, products, technologies and/or services instead of developing them ourselves. We may, however, face competition for acquisition targets from larger and more established companies with greater financial resources, making it more difficult for us to complete acquisitions. We cannot provide any assurance that we will be successful in consummating future acquisitions on favorable terms or that we will realize the benefits that we anticipate from one or more acquisitions that we consummate. Integrating any business, product technology or service we acquire could be expensive and time-consuming and/or disrupt our ongoing business. Further, we are aware of the numerous risks associated therewith, including but not limited to:

•        diversion of management's attention from day-to-day operational matters and current products and customers;

•        lack of synergy, or the inability to realize expected synergies;

•        failure to commercialize the new technology or business;

•        failure to meet the expected performance of the new technology or business;

•        failure to retain key employees and customer or supplier relationships;

•        lower-than-expected market opportunities or market acceptance of any new products;

•        unexpected reduction of sales of existing products and services by new products or services;

•        inability to achieve the financial and strategic goals for the acquired and combined businesses;

•        difficulty in maintaining controls, procedures and policies during the transition and integration;

•        difficulty effectively integrating the acquired technologies or products with our current products and technologies, particularly where such products reside on different technology platforms;

•        difficulty managing geographically-dispersed operations;

•        adverse effect on our relationships with partner companies or third-party providers of technology or products; and

•        failure of our due diligence process to identify significant issues with product quality, product architecture, legal or tax contingencies, and product development, among other things.

In addition, as a successor we may be subject to certain liabilities of our acquisition targets.  We are, and will be, required to review goodwill and other intangible assets for impairment in connection with past and future acquisitions.  We may be required to sustain significant exit or impairment charges if products or services acquired in business combinations are unsuccessful, which may materially increase operating expenses.

Our inability to consummate one or more acquisitions on such favorable terms or our failure to realize the intended benefits from one or more acquisitions, could have a material adverse effect on our business, liquidity, financial position and/or results of operations, including as a result of our incurrence of indebtedness and related interest expense and our assumption of unforeseen contingent liabilities. In addition, in order to finance any acquisitions, we will need to raise additional funds through public or private equity or debt financings. In that event, we could be forced to obtain financing on terms that are not favorable to us and, in the case of equity financing, that result in dilution to our stockholders.

Charges to earnings resulting from past or future acquisitions or internal reorganizations may adversely affect our operating results.

Under purchase accounting, we allocate the total purchase price to an acquired company's net tangible assets, amortizable intangible assets and in-process research and development based on their fair values as of the date of the acquisition and record the excess of the purchase price over those fair values as goodwill. Management's estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain. As a result, any of the following or other factors could result in material charges that would adversely affect our results:

•        Loss on impairment of goodwill and/or other intangible assets;

•        Changes in the useful lives or the amortization of identifiable intangible assets;

•        Accrual of newly identified pre-merger contingent liabilities, in which case the related charges could be required to be included in earnings in the period in which the accrual is determined to the extent it is identified subsequent to the finalization of the purchase price allocation; and

•        Charges to income to reduce our cost structure.

In addition, fluctuations in the price of our common stock may expose us to the risk of securities class action lawsuits. Defending against such lawsuits could result in substantial costs and divert management's attention and resources. Furthermore, any settlement or adverse determination of these lawsuits could subject us to significant liabilities.

Our business and users may be subject to sales tax and other taxes.

The application of indirect taxes (such as sales and use tax, value added tax, or VAT, goods and services tax, business tax, and gross receipt tax) to e-commerce businesses such as MVI and MVI's users is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the growth of the Internet and e-commerce. In many cases, it is not clear how existing statutes apply to the Internet or e-commerce. In addition, some jurisdictions have implemented laws specifically addressing the Internet or some aspect of e-commerce and several other proposals have been made at the U.S. federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of e-commerce, hamper our ability to retain and attract new customers and diminish our ability to derive financial benefit from our activities. In December 2004, the U.S. federal government enacted legislation extending the moratorium on states and other local authorities imposing access or discriminatory taxes on the Internet through November 2007. This moratorium does not prohibit federal, state, or local authorities from collecting taxes on our income or from collecting taxes that are due under existing tax rules. The application of existing, new, or future laws could have adverse effects on our business, prospects and operating results. There have been, and will continue to be, substantial ongoing costs associated with complying with the various indirect tax requirements in the numerous markets in which we conduct or will conduct business.

Our products and technology depend on the continued availability of licensed technology from third parties. The loss of such products and technology would significantly and adversely affect our business.

We license and will continue to license certain technology and software from third parties. These licenses are integral to our business. If any of these relationships were terminated or if any of these third parties were to cease doing business, we would be forced to spend significant time and money to replace the licensed software. We cannot assure you that we would be able to replace these licenses. This could have a material adverse effect on our business, financial condition, and operating results.

The successful operation of our business depends upon the provisioning of critical technology from other companies.

We depend upon third parties for several critical elements of our business, including various technology and infrastructure components. We rely on private third-party providers for our Internet and telephony connections and for co-location of a significant portion of our communications servers. Any protracted disruption in the services provided by any of these suppliers, or any failure by them to handle current or higher volumes of activity could have a material adverse effect on our business, prospects, financial condition, operating results and cash flows.

An increase in the cost of email transmissions could have a material adverse effect on our business.

We rely on email for the delivery of some of MVI's electronic documents.  In addition, the Company regularly communicates with our clients via email. If regulations or other changes in the industry lead to a charge associated with the sending or receiving of email, the cost of providing MVI's services would increase and, if significant, could materially adversely affect our business, prospects, financial condition, operating results and cash flows.

We rely significantly on the revenue generated by our fax services.

During 2006, approximately 22% of our net revenue was fax-related.  Our future success is therefore subject to the continued use of fax as a messaging medium and/or our ability to diversify our service offerings and derive more revenue from other services, such as voice, email and unified messaging solutions.  If the demand for fax as a messaging medium decreases, and we are unable to replace lost revenues from decreased usage of our fax services with a proportional increase in our customer base or with revenues from our other services, our business, financial condition, operating results and cash flows could be materially and adversely affected.

We believe that one of the attractions to fax versus alternatives, such as email, is that fax signatures are a generally accepted method of executing contracts.  Various governmental and non-governmental entities, many of which possess greater resources than we do, are attempting to create a universally accepted method for electronically signing documents. Widespread adoption of so-called "digital signatures" could reduce demand for our fax services and, as a result, could have a material adverse effect on our business, prospects, financial condition, operating results and cash flows.

Protection of our intellectual property is limited and there is a risk of third party claims of infringement.

We regard our software as proprietary, and our success and ability to compete depends, in part, on our ability to protect our proprietary technology and operate without infringing upon the rights of others; we may fail to do so.  We will rely on copyright and trade secret laws, trademarks, confidentiality procedures and contractual provisions to protect our proprietary software, documentation, and other proprietary information. In addition, we execute confidentiality and non-disclosure agreements with our employees and limit access to distribution of our proprietary information. These efforts will allow us to rely upon the knowledge and experience of our management and technical personnel, to market our existing products, and to develop new products. The departure of any of our management or technical personnel, the breach of their confidentiality and non-disclosure obligations to us, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business. Although we believe that the effectiveness of our products and services does not depend entirely upon the secrecy of our proprietary or licensed technology, the public disclosure of our technology could reduce the level of our product licensing. Further, litigation to defend and enforce our intellectual property rights could result in substantial costs and diversion of our resources and could have a material adverse effect on our business, prospects, financial condition and results of operations regardless of the final outcome of such litigation. Despite our efforts to safeguard and maintain our proprietary rights, we may not be successful in doing so or the steps taken by us in this regard may not be adequate to deter misappropriation or independent third-parties from copying or otherwise obtaining and using our products, services, technology, or other information that we regard as proprietary. Also, others may independently develop similar technologies or duplicate our technology.  Our inability to protect our proprietary rights may have a material adverse effect on us. As the number of similar products and services in the industry increases and the functionality of these products further overlap, we may increasingly become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. Other third parties could assert infringement or misappropriation claims against us in the future with respect to current or future products and services. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention and of our resources.

Specifically, GoSolutions has been notified that it may be infringing on one or more patents held by Webley Systems, Inc. Although, in connection with its merger with GoSolutions, we received a written declaration of counsel that based upon such firm's review of the actions of GoSolutions, as stated in a GoSolutions certificate describing such actions, it is more likely than not that a court would determine that GoSolutions acted in good faith, and reasonably believed it had a right to act in the manner that was found to be infringing by Webley, there is no assurance that the ultimate outcome of the Webley Systems, Inc. patent infringement claim will not have an adverse impact upon us.  We and GoSolutions agreed to carve out the Webley Systems, Inc. patent infringement claims as a matter giving us a right of indemnification against GoSolutions pursuant to the merger documents.

Our business could be adversely affected if we infringe on intellectual property rights of third parties.

Litigation regarding intellectual property rights is common in the software and technology industries.

In the past, we have received letters alleging that we have infringed the intellectual property rights of CatchCurve, Inc. with respect to its AudioFax technology.  To avoid the costs of litigating the matter with CatchCurve or migrating our fax service software to another provider, we have entered into a license agreement with CatchCurve for its AudioFax technology.

GoSolutions has in the past received letters alleging that they are infringing the intellectual property rights of Parus Holdings, the parent company of Webley Systems.  We have received advice from an intellectual property attorney with experience in this industry with respect to the validity of the claim of the Parus patent, and have been made aware that there is substantial evidence to the effect that there existed prior art to the Parus patent that could impact its effectiveness. We have made efforts to migrate away from the technologies that are affected, and plan to continue to derive larger portions of revenue from different technologies to reduce any exposure to this intellectual property.

We may in the future be the subjects of claims for infringement, invalidity, or indemnification claims based on such claims of other parties' proprietary rights. These claims, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, or require us to enter into royalty or licensing agreements. There is a risk that such licenses would not be available on reasonable terms, or at all. Although we believe we have the ability to use our intellectual property to operate, market, and license our existing products without incurring liability to third parties, there is a risk that our products and services infringe the intellectual property rights of third parties.

Our success depends on the retention of existing executive officers and the ability to hire and retain additional key personnel.

Our future performance depends in significant part upon the continued service of the executive officers named in the "Management" section of this prospectus and other key technical, sales and management personnel. The loss of the services of one or more of any of the named executive officers or other key employees could have a material adverse effect on the business, prospects, financial condition and results of our operations.  Our future success also depends on its continuing ability to attract and retain highly qualified technical, sales and managerial personnel.  Competition for such personnel is intense.  Some technical job categories are under conditions of severe shortage in the United States. We may not be able to recruit or retain the caliber of staff required to carry out essential functions at the pace necessary to sustain or expand our business.   There can be no assurance that we can retain our key employees or that we can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

The Internet could become subject to regulations that affect our business.

Our business segments, both directly and indirectly, rely on the Internet and other electronic communications gateways. We intend to expand our use of these gateways. To date, the use of the Internet has been relatively free from regulatory restraints. However, legislation, regulations, or interpretations may be adopted in the future that constrain our own and our customers' abilities to transact business through the Internet or other electronic communications gateways. There is a risk that any additional regulation of the use of such gateways could have a material adverse effect on our business and financial condition.

Our current and future revenues are unpredictable and our quarterly operating results may fluctuate significantly.

We have a limited operating history, and have generated only limited revenues to date. We cannot forecast with any degree of certainty the amount of revenue to be generated by any of our services. In addition, we cannot predict the consistency of our quarterly operating results.  Factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

•	our ability to attract new and repeat customers;

•	our ability to keep current with the evolving requirements of our target market;

•	our ability to protect our proprietary technology;

•	the ability of our competitors to offer new or enhanced products or services; and

•	unanticipated delays or cost increases with respect to research and development.

Because of these and other factors, we believe that quarter-to-quarter comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, then our stock price may decline.

We have some exposure because of the current situation in the subprime lending markets.   MVI does business with several companies that are engaged in subprime lending.  One customer in the subprime arena has ceased business.  It is possible that one or more of our remaining clients in that business could also be unable to sustain operations.

One shareholder owns a significant portion of our outstanding common stock and is able to influence our actions.

One shareholder and his wife own 60,653,171 shares, or approximately 40%, of the outstanding shares of our common stock as of August 31, 2007.  In addition, as of August 31, 2007, these individuals hold warrants to purchase an additional 3,000,000 shares of our common stock at $0.10 per share and secured convertible promissory notes and accrued interest thereon convertible into an additional 1,212,165 shares of our common stock at $0.14 per share.  Although these individuals do not own a majority of our outstanding shares, the significant number of shares they own gives them the ability to greatly influence the election of our board of directors and to approve or disapprove all other matters requiring the vote of shareholders. In addition, we believe that Barron Partners, LP owns up to 5,000,000 shares, or approximately 3% of the outstanding shares of our common stock as of August 31, 2007 and has the right to acquire up to 33,500,000 shares of the common stock pursuant to outstanding shares of the Series A Preferred Stock (convertible to 33,500,000 shares of the common stock on a one-for-one basis). Barron Partners, LP will also be able to significantly influence corporate actions requiring shareholder consent.  In addition, GoSolutions Equity LLC owns 26,786,840 shares, or approximately 18% of the outstanding shares of our common stock as of August 31, 2007.  Each of Barron Partners, LP and GoSolutions Equity LLC will also be able to significantly influence corporate actions requiring shareholder consent.

Our Certificate of Incorporation limits director liability, thereby making it difficult to bring any action against them for breach of fiduciary duty.

As permitted by Delaware law, our Certificate of Incorporation limits the liability of directors to us or our stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of its charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

The following risks relate principally to our common stock and its market value:

Penny stock regulations may impose certain restrictions on marketability of our stock.

The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealers presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of our shareholders to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

We have never paid dividends on our common stock and do not expect to pay any in the foreseeable future.

We have not paid any dividends on our common stock since our inception and do not intend to pay dividends on our common stock in the foreseeable future. Any earnings that we may realize in the foreseeable future will be retained to finance our growth.

The number of shares eligible for future sale may adversely affect the market for our common stock.

As of August 31, 2007, we had 152,770,913 shares of our common stock issued and outstanding, approximately 139,500,000 of which were "restricted securities" when issued.  Rule 144 of the Commission provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning us. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of common stock may adversely affect prevailing market prices of the common stock.

On December 7, 2006, we filed a registration statement with respect to approximately 136,000,000 of our issued and outstanding shares.  The registration statement was declared effective by the Commission on December 27, 2006.

Outstanding options and warrants could affect the market price of our common stock.

As of August 31, 2007, there were outstanding stock options and warrants to purchase an aggregate of 52,552,899 shares of our common stock at exercise prices ranging between $0.10 per share and $2.50 per share. The exercise of such outstanding options and warrants will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of common stock underlying such securities may adversely affect prevailing market prices for the common stock. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise their respective rights therein at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in such securities.

Our stock price will fluctuate which could result in substantial losses for investors.

The market price for our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

•	Quarterly variations in operating results;

•	Changes in financial estimates by securities analysts;

•	Announcements by us or our competitors of new products, significant contracts, acquisitions, or strategic relationships;

•	Disputes concerning our proprietary rights or any future patents, trademarks or copyrights;

•	Publicity about us, our products and services, or our competitors;

•	Additions or departures of key personnel;

•	Any future sales of our common stock or other securities;

•	Stock market price and volume fluctuations of publicly-traded companies; and

•	Business combination transactions.

These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us, it could result in substantial costs and a diversion of management's attention and resources, which could hurt our business.

Trading in our common stock on the OTCBB may be limited thereby making it more difficult for investors to resell their shares of our common stock.

Our common stock trades on the OTCBB. The OTCBB is not an exchange and, because trading of securities on the OTCBB is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you may have difficulty reselling any of your shares.

Our common shareholders may experience substantial dilution.

The sale of a substantial number of shares of our common stock in the public market, or the prospect of such sales, could materially and adversely affect the market price of the Company's common stock. We are authorized to issue up to 500,000,000 shares of common stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the Company's common stock held by existing stockholders. Sales in the public market of substantial amounts of our common stock, including sales of common stock issuable upon exercise of options and warrants, could depress prevailing market prices for our common stock. Even the perception that such sales could occur might impact market prices for the common stock. The existence of outstanding options and warrants may prove to hinder our future equity financings.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock.  We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.  In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management's assessment of our internal controls over financial reporting or disclosure of our public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal controls over financial reporting, and attestation of our assessment by our independent registered public accounting firm.  Currently, we believe these two requirements will apply to our annual reports for fiscal 2007 and 2008, respectively.  The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards.  We expect to incur significant expenses and to devote resources to Section 404 compliance during the remainder of 2007 and on an ongoing basis.  It is difficult for us to predict how long it will take to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis.  In addition, the attestation process by our independent registered public accounting firm is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accounting firm.  In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively impacted.

We cannot be certain that our internal control over financial reporting will be effective or sufficient in the future.

Our ability to manage our operations and growth requires us to maintain effective operations, compliance and management controls, as well as our internal control over financial reporting. We may not be able to implement necessary improvements to our internal control over financial reporting in an efficient and timely manner and may discover deficiencies and weaknesses in existing systems and controls, especially when such systems and controls are tested by increased rate of growth or the impact of acquisitions. In addition, upgrades or enhancements to our computer systems could cause internal control weaknesses.

It may be difficult to design and implement effective internal control over financial reporting for combined operations as we integrate acquired businesses. In addition, differences in existing controls of acquired businesses may result in weaknesses that require remediation when internal controls over financial reporting are combined. The integration of two compliant systems could result in a noncompliant system or an acquired company may not have compliant systems. In either case, the effectiveness of our internal control may be impaired.

If we fail to maintain an effective system of internal control or if management or our independent registered public accounting firm were to discover material weaknesses in our internal control systems we may be unable to produce reliable financial reports or prevent fraud. If we are at a future time required to assert that our internal control over financial reporting is effective at any time and are unable to make such an assertion, or if our independent registered public accounting firm is required to attest to the effectiveness of our internal controls but is unable to deliver a report at all or can deliver only a qualified report, we could be subject to regulatory enforcement and may lose investor confidence in our ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in our stock price.

Significant Indebtedness

Our significant debt could adversely affect our financial resources and prevent us from satisfying our debt service obligations.  We have a significant amount of indebtedness and are very likely to incur additional indebtedness in the future.  In the future, we may not generate sufficient cash flow from operations, or have future borrowings available to us, sufficient to pay our debt.

In order to finance the acquisition consideration for future acquisitions, we may incur additional significant indebtedness. This additional indebtedness may, among other things, require us to:

•        Maintain a specific ratio of net debt to consolidated EBITDA or other measurements;

•        Dedicate a significant portion of our cash flow from operations to payments on this debt, thereby reducing the availability of cash flow to fund capital expenditures, to pursue other acquisitions or investments in new technologies and for general corporate purposes;

•        Increase our vulnerability to general adverse economic conditions; and

•        Limit our flexibility in planning for, or reacting to, changes in or challenges relating to its business and industry.

In addition, the terms of the financing obligations may contain restrictions, including limitations on our ability to:

•        Incur additional indebtedness;

•        Create or incur liens;

•        Dispose of assets;

•        Consolidate or merge with or acquire another entity;

•        Pay dividends, redeem shares of capital stock or effect stock repurchases; and

•        Make loans and investments.

The requirements and limitations that could be associated with additional indebtedness have the potential to increase our vulnerability to general adverse economic conditions, and limit our ability to respond to changes and challenges in our business. In addition, a failure to comply with any such restrictions could result in a default under these financing obligations or could require us to obtain waivers from our lenders for failure to comply with these restrictions. The occurrence of a default that we are unable to cure or the inability to secure a necessary consent or waiver could have a material adverse effect on our business, financial condition or results of operations.

Our officers and directors may be able to influence stockholder actions.

At August 31, 2007, executive officers and directors, in the aggregate, beneficially own approximately 9% of our outstanding voting stock (including rights to purchase common stock). These stockholders acting together may be able to significantly influence matters requiring approval by our stockholders, including the election of directors, and the approval of mergers or other business combination transactions in a manner that could conflict with our other stockholders.

Our convertible preferred stock may adversely impact VillageEDOCS and our common stockholders or have a material adverse affect on VillageEDOCS.

We have issued shares of Series A Preferred Stock to Barron Partners LP, the terms of which may have a material adverse effect on our financial condition and results of operations. The preferred stock has a liquidation preference in the amount of $1,675,000 which must be paid before common stockholders would receive funds in the event of liquidation,

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

                    In connection with the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995(the "Reform Act"), this proxy statement/prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, identifying important factors that could cause actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made herein. The "forward-looking statements" safe harbor does not apply to our company because we issue "penny stock" and are excluded from the safe harbor pursuant to Section 27A(b)(1)(C) of the Securities Act of 1933, as amended and Section 21E(h)(1)(C) of the Securities Exchange Act of 1934, as amended.  Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "intends" "plans", "projection" and "outlook") are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this proxy statement/prospectus, and particularly in the risk factors set forth herein under "Risk Factors."

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

We will receive proceeds of up to a maximum of $1,882,500 upon the exercise, if any, of the warrants granted by us exercisable for an aggregate of 13,566,000 shares of common stock.  The Company currently anticipates applying the total proceeds from the exercise of the warrants for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

                    This offering is being made solely to allow the selling stockholders to offer and sell shares of our common stock to the public. The selling stockholders may offer for resale some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the bid price for our common stock, as quoted on the American Stock Exchange on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently make a determination of the price at which shares offered for resale pursuant to this prospectus may be sold.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market for Common Stock

                    Our common stock is traded on the OTCBB.   The following sets forth the range of high and low bid quotations for the periods indicated as reported by Nasdaq Trading and Market Services.  Such quotations reflect prices between dealers without retail mark-up, markdown or commission and may not represent actual transactions.  The Company's common stock is quoted on the OTCBB under the symbol VEDO.  The stock is thinly traded and transactions in the stock are sporadic and infrequent.

The following table contains information about the range of high and low bid prices for our common stock for each full quarterly period from Q1 2005 through Q3 2007, based upon reports of transactions on the OTCBB.

Quarter Ended

High Bid

Low Bid

---------------------------------------

-----------

------------

March 31, 2005

$0.165

$0.125

June 30, 2005

$0.200

$0.130

September 30, 2005

$0.200

$0.130

December 31, 2005

$0.190

$0.120

March 31, 2006

$0.165

$0.080

June 30, 2006

$0.200

$0.080

September 30, 2006

$0.100

$0.060

December 31, 2006

$0.140

$0.085

March 31, 2007

$0.115

$0.034

June 30, 2007

$0.070

$0.020

September 30, 2007

$0.075

$0.040

Holders

As of August 31, 2007, there were approximately 360 holders of record of our common stock, and one holder of our preferred stock.

Dividend Policy

We have never declared dividends or paid cash dividends on our common stock.  We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

 Securities Authorized for Issuance Under Equity Compensation Plans

The following provides information, as of December 31, 2006, concerning compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighed-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans
approved by security holders	38,971,557	$0.21	26,028,443

Equity compensation plans not
approved by security holders	15,566,000	$0.13	--

Total	54,537,557	$0.19	26,028,443

For a complete description of our equity compensation plans, please refer to Note 7 of our audited consolidated financial statements as of December 31, 2006.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

INTRODUCTION

The following Management Discussion and Analysis or Plan of Operation ("MD&A") is intended to help the reader understand VillageEDOCS.  MD&A is presented in the following seven sections:

          Business Overview

          Critical Accounting Policies and Estimates

          Recent Accounting Standards and Pronouncements

          Results of Operations

          Liquidity and Capital Resources

          Cautionary Information About Forward-Looking Statements; and

          Certain Factors That May Affect Future Results.

MD&A is provided as a supplement to, and should be read in conjunction with, our audited consolidated balance sheet as of December 31, 2006 and our audited consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period then ended and the related notes thereto.

In MD&A, we use "we," "our," "us," "VillageEDOCS," and "the Company" to refer to VillageEDOCS and its wholly-owned subsidiaries, unless the context requires otherwise.  Amounts and percents in tables may not total due to rounding.  This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. The Company cautions readers that important facts and factors described in MD&A and elsewhere in this document sometimes have affected, and in the future could affect our actual results, and could cause our actual results during 2007 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

The Company's Internet web site address is www.villageedocs.com.  The Company's annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, and current reports of Form 8-K, and all amendments thereto, are available free of charge on our website as soon as reasonably practical after such reports are electronically filed with, or furnished to, the U.S. Securities and Exchange Commission.  The information on the Company's web site is not incorporated by reference in this Registration Statement.

As reported in the Report of Independent Registered Public Accounting Firm on our December 31, 2006 consolidated financial statements, the Company has suffered recurring losses from operations and has a working capital deficit that raises substantial doubt about our ability to continue as a going concern.

Effective April 1, 2005, we acquired Resolutions and, effective May 1, 2006, we acquired GoSolutions.  The acquisition of Resolutions in 2005 has caused our results of operations during 2005 to vary significantly from those reported for 2004 due to the consolidation of Resolutions during most of 2005.  Moreover, the acquisition of GoSolutions has caused our results of operations during 2006  and 2007  to vary significantly from those reported for 2005 due to the consolidation of GoSolutions from May 1, 2006.

Our business and results of operations are affected by a wide variety of factors, as we discuss under the caption "Certain Factors That May Affect Future Results" and elsewhere in this report, which could materially and adversely affect us and our actual results.  As a result of these factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

Any forward-looking statements herein speak only as of the date hereof. Except as required by applicable law, we undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Please refer to the discussion below under the caption entitled Liquidity and Capital Resources.

BUSINESS OVERVIEW

General

We have been in business since 1995.  From inception until September 7, 2007, we were a California corporation.  As the result of a merger into our wholly-owned Delaware subsidiary, we became a Delaware corporation.

We conduct our business through four wholly-owned subsidiaries.  GSI, our most recent acquisition, provides enhanced voice and data communications services.  MVI operates our Internet based document delivery services.  TBS operates our government accounting products and services business.  Resolutions sells and operates our e-forms, archiving, imaging, and workflow products and services.

We generate revenue, operating income, and cash flows from:

•        subscription agreements for enhanced voice, data, and conferencing services;

•        usage charges for delivery and other services involving electronic documents;

•        usage charges for our governmental accounting and online payment hosted application services;

•        recurring fixed monthly service fees for access to voice, data, or application services;

•        per item and flat fee charges for volume printing services to governmental entities;

•        fees for professional service;

•        wholesale enhanced voicemail services;

•        the sale of licenses for proprietary software and third party software;

•        fees for maintenance and support agreements;

•        installation services;

•        sales of third party computer hardware; and

•        fees for training.

Our Objective

A core component of our mission is to provide solutions that facilitate the movement of business information between business enterprises using a dynamic and diverse set of delivery methods and content formats.  Our products and services have been designed to help enterprises meet various communications challenges, including the need to:

          communicate with an ever-expanding number of trading partners, customers, and enterprises;

          increase the control, management, speed, accuracy and security of the information delivered;

          manage an increasing set of methods used to communicate (print/mail, email, web, fax, XML, and wireless);

          cost-effectively implement a solution that will allow the enterprise to endure the slow acceptance of a common set of delivery methods;

          meet the communications challenges with a service that is more robust than available commercial grade proprietary technologies; and

          mitigate the negative impact of delivery methods on workflow, business process and security requirements.

Our target markets include Financial Services, Healthcare, Manufacturing, and Local Government, and we serve approximately 1,200 active clients.

While we do have some sources of non-recurring revenue, such as hardware sales and third party software, we focus on developing and maintaining sources of monthly recurring revenue, such as providing subscribers with solutions for their critical day to day business processes for the movement of business information.

Key Items in 2006

In 2006, we made significant progress toward achieving our strategic objectives by:

          acquiring GSI effective May 1, 2006, a company with strategic products and services (2006 revenue: $3,720,998);

          increasing consolidated net revenue for 2006 by 47% due to a 9% increase in our TBS subsidiary, a 14% increase in our Resolutions subsidiary resulting from the consolidation of the net revenue of Resolutions during the first quarter of 2006, and the consolidation of $3,720,998 of net revenue of GSI from May 1, 2006 (date of acquisition);

          reducing net loss for 2006 by $7.2 million compared to 2005 as a result of the conversion to common stock of all debt containing embedded derivatives; and

          preparing to successfully execute our planned growth strategy  by strengthening the management team.  During 2006, we hired Jerry Kendall as President and Joe Torano as Sr. V.P. of Sales and Marketing.

Key Items in First Half of 2007

          Consolidated net revenue for the first half of 2007 increased by 50% over the 2006 period due to a 24% increase from TBS, an 8% increase from Resolutions, a 3% increase from MVI, and the consolidation of $3,019,136 of net revenue of GSI (acquired May 1, 2006);

          Although operating expenses increased during the first half of 2007 compared to the 2006 period, the most significant factor in the overall increase was the addition of $1,592,147 in operating expenses of GSI (six months in the 2007 period compared to two months in the 2006 period).  Consolidated operating expenses during the 2007 period were 74% of sales compared to 75% of sales in the 2006 period;

          Operating expenses decreased at TBS (-36%) and Resolutions (-29%).  These decreases were offset by increases at MVI (+31%) and Corporate (+70%);

          Net income increased significantly at TBS to $113,587 compared to a net loss for the first half of 2006;

          Resolutions reported net income of $186,172 for the first half of 2007 compared to a net loss for the first half of 2006;

          GSI contributed $169,685 of net income for the first half of 2007.

Areas of Focus

Growth Strategy

Our current and future growth strategy is focused on acquiring intellectual and technology assets that improve our ability to take a client's unstructured content and documents and deliver it to the other party through the method preferred by each party, presenting the content in a manner that surpasses our client's goals.  In essence, we strive to bring a Business Process Management discipline to their information.  We believe that if we are successful in executing this strategy, our clients will enjoy improved compliance, collaboration, cost containment, and superior continuity of business processes.

Our ultimate vision is to become a business process management/workflow service that provides competency and functionality in the following areas:

•        Web Content Management;

•        Digital Asset Management;

•        Email Management;

•        Records Management;

•        Documentation Management;

•        Information Indexing;

•        Categorization/Taxonomy;

•        Recognition;

•        Document Imaging;

•        Form Processing;

•        Scanning;

•        Collaboration

•        Repositories, Storage;

•        Long Term Archival;

•        Content Integration,;

•        Search and Retrieval;

•        Content Syndication;

•        Localization and Personalization; and

•        Publication (paper or electronic).

We intend to continue our focus on obtaining growth from sales of higher margin products and services at GSI, MVI, TBS, and Resolutions and by acquiring companies that consistently generate net income and positive cash flows.  We believe that this strategy offers the best opportunity for our operations to continue to generate positive operating income and cash flows from operations and to achieve net income.

Our acquisition strategy is focused in two areas: service infrastructure and vertical market silo.  The service infrastructure area is our focus to acquire enterprises that fulfill our identified strategic technological core competencies.  The vertical market silo acquisition strategy is to acquire companies that assist us in penetrating our target market segments of financial services, healthcare, manufacturing, and local government.

Capital Formation

During the remainder of 2007, we are actively seeking additional financing by issuing equity or obtaining a combination of equity and debt financing from new shareholders and/or lenders.  Although we believe the Company may generate adequate cash to sustain operations at current levels based on our forecasts for the remainder of 2007, we may require additional funding to invest in resources that will enable us to operate profitably on a consistent, month-over-month basis.  In addition, we may be required to repay certain of our debt instruments in which case we will require additional funding.  We continue to caution that there can be no assurance that funding will be available on acceptable terms, if at all, or that any such funds we raise would enable us to maintain profitable operations.

In spite of the impact of new laws, regulations, and accounting pronouncements that have significantly increased our cost of operating as a public company, we intend to contain general and administrative costs where possible.  However, we expect to incur significant costs during the remainder of 2007 and in 2008 related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.  Should additional growth capital become available, we intend to direct the capital toward increasing sales and marketing while holding down costs for general and administrative as well as product and technology expenses to the extent possible.

Organizational Enhancements

Our goal is to drive efficiency and effectiveness throughout our group of companies.  We are working to align each business unit around shared goals and performance targets.  In addition, we are striving to maximize cross-selling activities and we are devoting strategic product management and technical resources both to strengthening the integration of our existing products and services and to developing new products and services that will allow us to offer our clients powerful new solutions comprised of the best that each of our business units has to offer.

Challenges and Risks

Looking forward, management has identified certain challenges and risks that demand our attention.  Of these, two key challenges and risks are discussed below.

Increased Competition and Capabilities in the Marketplace

We face strong competition from well-established national and global companies as well as from relatively new companies. We must continue to selectively expand into other profitable segments of our markets and offer powerful product and service offerings in order to increase our share of the marketplace.  The introduction of new technologies could render our existing products and services obsolete or unmarketable or require us to invest in research and development at much higher rates with no assurance of developing competitive products. Changes in technologies or customer requirements also may cause the development cycle for our new products and services to be lengthy and result in significant development costs.  Competitive pressures may impair our ability to achieve profitability

Capital Resources

We believe that current and future available capital resources, including the net proceeds from sale of our products and services, will be sufficient to fund our operations at current levels for the foreseeable future.  However, the exact amount of funds that we will require will depend upon many factors, and it is possible that we will require additional financing.  Such sources of financing could include capital infusions, additional equity financing, or debt offerings. There can be no assurance that additional funding will be available on acceptable terms, if at all, or that such funds if raised, would enable the Company to achieve and maintain profitable operations.  The inability to obtain such financing could have a material adverse effect on our business, financial condition and results of operations.

See also the section entitled Certain Factors That May Affect Future Results for more information about risks and uncertainties facing VillageEDOCS.

Critical Accounting Policies and estimates

In preparing our consolidated financial statements, we make estimates, assumptions and judgments that can have a significant effect on our revenues, income/loss from operations, and net income/net loss, as well as on the value of certain assets on our consolidated balance sheet.  We believe that there are several accounting policies that are critical to an understanding of our historical and future performance as these policies affect the reported amounts of revenues, expenses, and significant estimates and judgments applied by management.

While there are a number of accounting policies, methods and estimates affecting our condensed consolidated financial statements, areas that are particularly significant include:

•        revenue recognition;

•        stock-based compensation;

•        software development costs;

•        goodwill and other intangible assets;

•        long-lived assets;

•        beneficial conversion features;

•        income taxes; and

•        contingencies.

In addition, please refer to Note 4 to the accompanying unaudited condensed consolidated financial statements for further discussion of our significant accounting policies.

Revenue Recognition.  We recognize revenue in accordance with Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, as revised by SAB No. 104.  As such, we recognize revenue when persuasive evidence of an arrangement exists, title transfer has occurred, or the services have been performed, the price is fixed or readily determinable and collectibility is probable.  Sales are recorded net of sales discounts.

We have adopted Statement of Position ("SOP") 97-2, Software Revenue Recognition, as well as SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions.  The SOPs generally require revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair market values of each of the elements. The fair value of an element must be based on vendor-specific objective evidence ("VSOE") of fair value. Software license revenue generated by TBS and Resolutions allocated to a software product is recognized upon delivery of the product, or deferred and recognized in future periods to the extent that an arrangement includes one or more elements that are to be delivered at a future date and for which VSOE has not been established.  Maintenance and support revenue is recognized ratably over the maintenance term.  First-year maintenance typically is sold with the related software license and renewed on an annual basis thereafter. Estimated fair values of ongoing maintenance and support obligations are based on separate sales of renewals to other customers or upon renewal rates quoted in the contracts. For such arrangements with multiple obligations, we allocate revenue to each component of the arrangement based on the estimated fair value of the undelivered elements. Fair value of services, such as consulting or training, is based upon separate sales of these services. At times, we may enter into multiple-customer contracts in which we allocate revenue based on the number of specified users at each customer, and recognizes revenue upon customer acceptance and satisfying the other applicable conditions of the above described accounting policy.

Services revenue is recognized as the service is performed assuming that sufficient evidence exists to estimate the fair value of the services.  Consulting and training services are billed based on contractual hourly rates and revenues are recognized as the services are performed. Consulting services primarily consist of implementation services related to the installation of our products which do not require significant customization to or modification of the underlying software code.

Revenue from subscription agreements consists of fixed monthly fees and usage charges, generally based on per minute rates.  Subscription agreement revenue related to MVI and GSI usage service charges are billed monthly in arrears and the associated revenues are recognized in the month of service. Recurring charges for the GoSolo (TM) platform are billed in advance on a monthly basis and recorded as deferred revenues.  We recognize subscription agreement revenue ratably over the service period, which management believes approximates the actual provision of services. Professional service fee revenue consists of consulting fees charged to enterprise clients for GoSolo (TM) platform enhancements.  We recognize professional service fee revenue on a time and materials basis over the service period, which management believes approximates the actual provision of services.  Wholesale enhanced voicemail services consists of fees charged to telecommunications providers for use of the GoSolo (TM) platform to provide their customers with hosted electronic voicemail, billed monthly in arrears and the associated revenues are recognized in the month of service.

Significant management judgments and estimates must be made in connection with determination of the revenue to be recognized in any accounting period. If we made different judgments or utilized different estimates for any period, material differences in the amount and timing of revenue recognized could result.

Stock-Based Compensation.  On January 1, 2006, we adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment, ("SFAS 123(R)") which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors based on estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in our condensed consolidated statement of operations. As stock-based compensation expense recognized in the condensed consolidated statement of operations for 2007 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimated.  The estimated average forfeiture rate for the six months ended June 30, 2007, of approximately 10% was based on historical forfeiture experience and estimated future employee forfeitures.

Stock-based compensation expense recognized as operating expense under SFAS 123(R) for the six months ended June 30, 2007 was $454,486, determined by the Black-Scholes valuation model, and consisting of stock-based compensation expense related to employee stock options.  As of June 30, 2007, there was approximately $1,100,000 of total unrecognized compensation cost, net of forfeitures, related to employee and director stock option compensation arrangements.  That cost is expected to be recognized on a straight-line basis over the next 3.9 weighted average years.  See Note 4 to the accompanying unaudited condensed consolidated financial statements for additional information.

Software Development Costs.  We capitalize software development costs pursuant to SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, after technological feasibility of the software is established, which is generally the completion of a working prototype and ends upon general release of the product to our customers. All costs incurred in the research and development of new software and costs incurred prior to the establishment of technological feasibility are expensed as incurred. Capitalized costs consist of direct costs and allocated overhead associated with the development of the software products.  Amortization of software development costs commences when the product becomes available for general release to customers and is computed based on the straight-line method over the software's estimated economic life of approximately five years.  We review the unamortized software development costs at each balance sheet date and, if necessary, will write down the balance to net realizable value if the unamortized costs exceed the net realizable value of the asset.

Goodwill and Other Intangible Assets.  In accordance with SFAS No. 141, Business Combinations, we record the assets acquired and liabilities assumed in business combinations at their respective fair values at the date of acquisition, with any excess purchase price recorded as goodwill. Because of the expertise required to value intangible assets, we typically engage independent valuation specialists to assist us in determining those values. Valuation of intangible assets entails significant estimates and assumptions including, but not limited to, estimating future cash flows from product sales, developing appropriate discount rates, continuation of customer relationships and renewal of customer contracts, and approximating the useful lives of the intangible assets acquired. To the extent actual results differ from these estimates, our future results of operations may be affected. The Company has adopted SFAS No. 142 Goodwill and Other Intangible Assets.  Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer subject to periodic amortization but are instead reviewed annually for impairment, or more frequently if impairment indicators arise.

We believe that the accounting estimates related to impairment of goodwill and other intangible assets are "critical accounting estimates" because (1) they are highly susceptible to change from period to period because they require company management to make assumptions about future sales and cost of sales, and (2) the impact that recognizing an impairment would have on the assets reported on our condensed consolidated balance sheet as well as our net loss would be material.  Management's assumptions about future sales prices and future sales volumes have fluctuated in the past and are expected to continue to do so.

In estimating future sales, we use our internal budgets.  We develop our budgets based on recent sales data for existing products and services, planned timing of new product and service launches, and customer commitments related to existing and newly developed products and services.

In each of the last two years, we have used the services of independent valuation firms to assist us with identifying and valuing intangible assets and testing the reported carrying value of our goodwill and intangible assets.  In each year we determined that, based on our assumptions, as well as the impairment analysis conducted by the valuation firm, that the sum of the expected future discounted cash flows exceeded the reported carrying value and therefore we did not recognize an impairment loss.

If we had been required to recognize an impairment loss on our goodwill and intangible assets, it would likely not have materially affected our liquidity and capital resources because we are not subject to any restrictive covenants related to the net income we report in our condensed consolidated financial statements.

Long-Lived Assets. We assess the recoverability of our long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows.  The amount of long-lived asset impairment, if any, is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management.

Beneficial Conversion Feature.  Our convertible note provides for a rate of conversion that is below market value. Such feature is normally characterized as a "beneficial conversion feature" ("BCF"). Pursuant to Emerging Issues Task Force Issue No. 98-5 ("EITF 98-5"), Accounting For Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio and Emerging Issues Task Force Issue No. 00-2, Application of EITF Issue No. 98-5 To Certain Convertible Instruments, the relative fair values of the BCFs have been recorded as a discount from the face amount of the respective debt instrument. We are amortizing the discount using the effective interest method through maturity of such instruments.  We will record the corresponding unamortized debt discount related to the BCF and warrants as interest expense when the related instrument is converted into our common stock.

Income Taxes.  We account for income taxes using the asset and liability method under which deferred tax assets or liabilities are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Contingencies.  From time to time we are or may be subject to various claims and contingencies, sometimes related to legal proceedings.  Due to their nature, such legal proceedings involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties, and governmental actions.  Management assesses the probability of loss for such contingencies and accrues a liability and/or discloses the relevant circumstances, as appropriate.

RECENT ACCOUNTING STANDARDS AND PRONOUNCEMENTS

Refer to Note 3 of Notes to Consolidated Financial Statements for a discussion of recent accounting standards and pronouncements.

RESULTS OF OPERATIONS

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net Revenue from External Customers

Net revenue from external customers for 2006 was $12,912,173, a 47% increase over 2006 net revenue of $8,768,446.

During 2006, GSI, MVI, TBS, and Resolutions generated 29%, 22%, 32%, and 17% of our net revenue, respectively.  During 2005, MVI, TBS, and Resolutions generated 35%, 43%, and 22% of our net revenue, respectively.

The following is a comparison of the components of consolidated net revenue from external customers:

	Year Ended	Year Ended
	December 31,	December 31,	Variance
	2006	2005	Amount	Percent

Net revenue from external customers:

Electronic document delivery services	$ 2,890,640	$ 3,093,450	$ (202,810)	-7%
Government accounting solutions	4,130,458	3,779,211	351,247	9%
Electronic forms	2,170,077	1,895,785	274,292	14%
Integrated communications	3,720,998	-	3,720,998	100%
Corporate	-	-	-
Total net revenue from external customers	$ 12,912,173	$ 8,768,446	$ 4,143,727	47%

As anticipated, the most significant factor in the increase in consolidated revenue during 2006 was the consolidation of the revenue of GSI from the date of acquisition (May 1, 2006).

Revenue increased 9% at TBS due to increases in revenue from printing, maintenance agreements, online services, and software that resulted from pursuing a strategy to expand our sales of printing business into new areas, building upon the property tax form processing which has historically produced the largest share of our overall printing revenue.  These increases were partially offset by decreases in hardware sales, installation, and training which resulted in part from our strategy to promote online, usage-based services rather than single unit product sales.

Revenue increased 14% at Resolutions due to increases in sales of our proprietary products and services as offset by decreases in sales of maintenance agreements for certain third party software products that resulted from the expiration of certain of our contracts with third party software companies.  In addition, revenue for 2006 increased due to the consolidation of Resolution's results for the full year as compared to nine months in 2005 (from date of acquisition).

Revenue decreased at MVI by 7% due to a slight reduction in revenue from monthly fixed charges and a temporary reduction in sales staff and related expenses.  During 2006, sales efforts were directed toward pursuing sales to larger clients.  While such sales typically involve longer and more complex sales cycles, we believe they provide a greater protection from pricing erosion due to the additional functionality and integration that are elements more often associated with our larger client relationships.

Cost of Sales

The following is a comparison of the components of consolidated cost of sales:

	Year Ended	Year Ended
	December 31,	December 31,	Variance
	2006	2005	Amount	Percent

Cost of sales:

Electronic document delivery services	$ 946,941	$ 956,722	$ (9,781)	-1%
Government accounting solutions	2,533,461	1,509,488	1,023,973	68%
Electronic forms	792,280	593,106	199,174	34%
Integrated communications	834,720	-	834,720	100%
Corporate	-	-	-
Total cost of sales:	$ 5,107,402	$ 3,059,316	$ 2,048,086	67%

Cost of sales for 2006 were $5,107,402 as compared to the $3,059,316 reported for 2005.  Total cost of sales during 2006 represented 40% of net sales as compared to 35% during 2005.

Cost of sales for MVI during 2006 represented 33% of net sales as compared with 31% of net sales in 2005.

Cost of sales for TBS during 2006 represented 61% of net sales as compared with 40% of net sales in 2005.  The increased costs at TBS were largely attributable to the increase in revenue as well as reallocation of staff resources which increased operations staff costs and correspondingly reduced administrative staff expenses.

Cost of sales for Resolutions during 2006 represented 19% of net sales as compared with 16% of net sales in 2005.  The increased costs at Resolutions reflect a change in revenue mix where sales of lower margin products and services were more prominent during 2006 due to the reduction in revenue from maintenance agreements, which generally provide greater margins.

Cost of sales for GSI during 2006 represented 20% of net sales.

Gross Profit

Gross profit for 2006 increased 37% to $7,804,771 as compared to $5,709,130 in 2005.  The increase in 2006 of $2,095,641 resulted from the addition of $2,886,278 from GSI as well as an increase of $75,118 from Resolutions.  These increases were offset by decreases of $193,029 and $672,726 from MVI and TBS, respectively.  Gross profit margin for 2006 was 60% compared to 65% for 2005.

Operating Expenses

The following is a comparison of the components of consolidated operating expenses:

	Year Ended	Year Ended
	December 31,	December 31,	Variance
	2006	2005	Amount	Percent

Operating expenses

Electronic document delivery services	$ 1,179,012	$ 1,386,338	$ (207,326)	-15%
Government accounting solutions	1,375,461	2,270,659	(895,198)	-39%
Electronic forms	1,293,189	893,086	400,103	45%
Integrated communications	2,595,251	-	2,595,251	100%
Corporate	2,157,851	1,033,861	1,123,990	109%
Total operating expenses:	$ 8,600,764	$ 5,583,944	$ 3,016,820	54%

During 2006, Corporate's operating expenses increased $1,123,940 from 2005 as a result of increased compensation, legal and accounting expenses incurred in connection with our strategy to better prepare our company to manage planned growth, including acquisition-related growth.  In addition, we recognized $557,111 in compensation expense associated with the vesting of incentive stock options as a result of the adoption of SFAS No. 123(R).

During 2006, MVI's operating expenses decreased by 15%.  Product and technology development increased by 14% to $415,815 from the $365,125 reported in 2005 as a result of increased compensation expenses.  Sales and marketing decreased by 41% to $373,536 from the $636,055 reported in 2005 as a result of staff reductions.  General and administrative was $347,340 during 2006 which is flat compared to 2005.  Depreciation and amortization expense increased $4,890 to $42,321.

During 2006, TBS's operating expenses decreased by 39%.    Product and technology development decreased $183,150 to $377,044 as compared to $560,194 reported in 2005 due to decreased reliance on consultants and reallocation of staff resources.  Sales and marketing decreased 10% to $220,909 and general and administrative decreased $658,823 to $656,735 from the $1,315,558 reported in 2005 due to reallocation of staff resources.  Depreciation and amortization expenses decreased 19% to $120,773.

During 2006, Resolutions operating expenses increased by 45%, largely due to comparing twelve months of 2006 to the nine month period beginning with the date of acquisition (April 1, 2005).  Product and technology development increased 27% to $180,430 due to compensation expenses, sales and marketing increased 32% to $337,411 due to hiring additional sales resources, and general and administrative increased 63% to $636,729 due to reallocation of staff resources.  Depreciation and amortization expenses increased 30% to $138,619.

During the period from May 1, 2006 (date of acquisition) through December 31, 2006, GSI incurred $2,595,251 of operating expenses.  Sales and marketing, product and technology, general and administrative, and depreciation and amortization expenses were $558,800, $632,756, $999,411, and $404,464, respectively.

Operating Income

As a result of the foregoing, the Company reported an operating loss for 2006 of $795,993, compared to an operating income of $125,186 for 2005.

The following is a comparison of the components of consolidated income (loss) from operations:
	Year Ended	Year Ended
	December 31,	December 31,	Variance
	2006	2005	Amount	Percent

Operating income (loss):

Electronic document delivery services	$ 764,687	$ 750,390	$ 14,297	2%
Government accounting solutions	221,536	(936)	222,472	*
Electronic forms	84,608	409,593	(324,985)	-79%
Integrated communications	291,027	-	291,027	100%
Corporate	(2,157,851)	(1,033,861)	(1,123,990)	109%
Total operating income (loss)	$ (795,993)	$ 125,186	$ (921,179)	*

* calculation is not meaningful

In addition to increases in compensation, legal, and accounting expenses, two other factors that contributed to this significant change were an increase in depreciation and amortization of $445,437 over 2005 (largely due to an increase in intangible assets and related amortization expense) and the adoption of SFAS No. 123(R), which increased operating expenses by $557,111 over 2005.

Change in Fair Value of Derivative Liability

During the year ended December 31, 2005, we recognized other income of $130,903 related to recording our derivative liabilities at fair value.  At December 31, 2005, there were no derivative liabilities since the variable debt instruments were settled in full during 2005.  At the settlement date, the remaining derivative liabilities with a value of $7,302,899 were reclassified to additional paid-in capital.

Interest Expense, net

During the year ended December 31, 2006, interest expense, net decreased by 99% to $112,233 from the $8,074,489 reported in 2005.

During 2006, the most significant element of interest expense were interest charges incurred in connection with borrowing $840,000 against GSI's revolving credit line.  In addition, we incurred charges for interest on promissory notes and convertible promissory notes payable to related parties and amortization of debt discount.

During 2005, interest expense included:

          Amortization of beneficial conversion feature and debt issue costs of $1,129,770;

          Amortization of the fair value of the warrant issued to Barron Partners, LP of $6,400,000; and

          The fair value of $434,572 related to common stock issued in connection with induced conversions.

Net Loss

Net loss for 2006 was $882,132, or $0.01 per share, compared to a net loss of $8,144,928, or $0.10 per share, for 2005 on weighted average shares of 131,185,095 and 82,728,108, respectively.

The following is a comparison of the components of consolidated net loss:

	Year Ended	Year Ended
	December 31,	December 31,	Variance
	2006	2005	Amount	Percent

Net income (loss):

Electronic document delivery services	$ 822,206	$ 778,923	$ 43,283	6%
Government accounting solutions	223,236	(1,161,493)	1,384,729	*
Electronic forms	78,161	(6,076,850)	6,155,011	*
Integrated communications	278,305	-	278,305	100%
Corporate	(2,284,040)	(1,685,508)	(598,532)	36%
Total net loss	$ (882,132)	$ (8,144,928)	$ 7,262,796	-89%

* calculation is not meaningful

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Net Revenue from External Customers

Net revenue from external customers for the three months ended June 30, 2007 was $3,812,925, a 26% increase over net revenue for the prior year quarter of $3,034,092.

For the three months ended June 30, 2007, TBS generated 25% of our net revenue, MVI generated 20% of our net revenue, GSI generated 42% of our net revenue, and Resolutions generated 13% of our net revenue.  During the three months ended June 30, 2006, TBS generated 25% of our net revenue, MVI generated 25% of our net revenue, GSI generated 33% of our net revenue, and Resolutions generated 17% of our net revenue.

The following is a comparison of the components of consolidated net revenue from external customers:

	Three Months	Three Months
	Ended	Ended	Variance
	June 30, 2007	June 30, 2006	Amount	Percent

Net revenue from external customers:

Electronic document delivery services	$773,762	$770,490	$3,272	0%
Government accounting solutions	961,411	746,928	214,483	29%
Electronic forms	477,490	520,597	(43,107)	-8%
Integrated communications	1,600,262	996,077	604,185	61%
Corporate	-	-	-
Total net revenue from external customers	$3,812,925	$3,034,092	$778,833	26%

The increase of $778,833 in the 2007 quarter resulted from a 61% increase in revenue from GSI, a 29% increase from TBS, and an 8% decrease from Resolutions.

As anticipated, the most significant factor in the increase in consolidated revenue during the second quarter of 2007 was the consolidation of a full three months of revenue of GSI compared to two months during 2006 (acquired May 1, 2006).

Revenue increased 29% at TBS due to increases in revenue from printing, maintenance agreements, online services, and software that resulted from pursuing a strategy to expand our sales of printing business into new areas, building upon the property tax form processing which has historically produced the largest share of our overall printing revenue typically in the second half of each calendar year.  These increases were partially offset by decreases in hardware sales and installation which resulted in part from our strategy to promote online, usage-based services rather than single unit product sales.

Revenue decreased 8% at Resolutions due to decreases in sales of maintenance agreements for certain third party software products that resulted from the expiration of certain of our contracts with third party software companies.

Revenue increased only nominally at MVI due to a small increase in revenue from monthly fixed charges.

Cost of Sales

The following is a comparison of the components of consolidated cost of sales:

	Three Months	Three Months
	Ended	Ended	Variance
	June 30, 2007	June 30, 2006	Amount	Percent

Cost of sales:

Electronic document delivery services	$303,404	$239,328	$64,076	27%
Government accounting solutions	630,052	379,627	250,425	66%
Electronic forms	136,984	188,322	(51,338)	-27%
Integrated communications	312,209	305,514	6,695	2%
Corporate	-	-	-
Total cost of sales:	$1,382,649	$1,112,791	$269,858	24%

Cost of sales for the three months ended June 30, 2007 were $1,382,649 as compared to the $1,112,791 reported during the 2006 quarter.  Total cost of sales during the 2007 quarter represented 36% and 37% of net sales during 2007 and 2006 quarters, respectively.

Cost of sales for MVI for the three months ended June 30, 2007 represented 39% of MVI's net sales as compared with 31% in the 2006 quarter.  This increase is attributable to increased operations staffing costs.

Cost of sales for TBS for the three months ended June 30, 2007 represented 66% of TBS' net sales as compared with 51% in the 2006 quarter.  The increased costs at TBS were largely attributable to the increase in revenue as well as reallocation of staff resources which increased operations staff costs and correspondingly reduced administrative staff expenses.

Cost of sales for Resolutions for the three months ended June 30, 2007 represented 29% of Resolutions' net sales as compared with 36% in the 2006 quarter.  The decreased costs at Resolutions reflect a change in revenue mix.

Cost of sales for GSI for the three months ended June 30, 2007 represented 20% of GSI's net sales as compared with 31% in the 2006 quarter.  The reduced cost at GSI reflects a change in revenue mix.

Gross Profit

Gross profit for the three months ended June 30, 2007 increased 26% to $2,430,276 as compared to $1,921,301 for the 2006 quarter.  The increase in the 2007 quarter of $508,975 resulted from decreases of $60,804 and $35,942 from MVI and TBS, respectively, which were offset by increases of $8,231 and $597,490 from Resolutions and GSI, respectively.  The increase at GSI resulted primarily from the consolidation of three months of activity in the 2007 quarter compared to two months in the 2006 quarter.  Gross profit margin for the 2007 and 2006 quarters was 64% and 63%, respectively.

Operating Expenses

The following is a comparison of the components of consolidated operating expenses:

	Three Months	Three Months
	Ended	Ended	Variance
	June 30, 2007	June 30, 2006	Amount	Percent

Operating expenses

Electronic document delivery services	$370,158	$230,541	$139,617	61%
Government accounting solutions	367,612	554,228	(186,616)	-34%
Electronic forms	250,698	365,152	(114,454)	-31%
Integrated communications	1,093,309	545,033	548,276	101%
Corporate	712,084	532,124	179,960	34%
Total operating expenses:	$2,793,861	$2,227,078	$566,783	25%

Operating expenses for the three months ended June 30, 2007 increased by 25% to $2,793,861 from the $2,227,078 reported in the 2006 quarter.  Of the total increase of $566,783, $179,960, $548,276 and $139,617 are attributable to increases in operating expenses of Corporate, GSI and MVI, respectively, as offset by decreases of $186,616 and $114,454 from TBS and Resolutions, respectively.  The increase at GSI resulted from additional non-recurring compensation expense as well as the impact of comparing three full months in the 2007 quarter to two months in the 2006 quarter (we acquired GSI effective May 1, 2006).

During the three months ended June, 2007, Corporate incurred $712,084 in operating expenses, an increase of 34% from the $532,124 reported in the 2006 quarter as a result of amortization of intangible assets and increased compensation, legal and accounting expenses, including $227,911 in stock-based compensation expense.  During the 2006 quarter, stock-based compensation expense was $164,391 and there was no amortization expense related to intangible assets.

During the three months ended June 30, 2007, MVI incurred $370,158 in operating expenses, an increase of 61% from the $230,541 reported in the 2006 quarter.  Product and technology development increased $64,028 to $143,092 from the $79,064 reported in the prior year quarter as a result of additional staffing.  Sales and marketing increased by $37,708 to $117,890 from the $80,182 reported in the prior year quarter as a result of staff additions.  General and administrative increased by $35,714 to $93,698 from the $57,984 reported in the prior year quarter due to increased facilities and benefits charges.  Depreciation and amortization expense increased $2,167.

During the three months ended June 30, 2007, TBS incurred $367,612 in operating expenses compared to $554,228 reported in the 2006 quarter, a decrease of 34%.  Product and technology development decreased $75,016 to $54,215 as compared to $129,231 reported in the 2006 quarter due to reduced staffing.  Sales and marketing increased $56,384 to $127,067 from the $70,683 reported in the 2006 quarter due to the reallocation of staff resources and increased marketing expenses.  General and administrative decreased $159,981 to $158,421 from the $318,402 reported in the 2006 quarter due to reduced telephone and maintenance as well as staff restructuring.  Depreciation and amortization expenses decreased $8,003.

During the three months ended June 30, 2007, Resolutions incurred $250,698 in operating expenses, a decrease of 31% as compared to the $365,152 reported in the 2006 quarter.  Product and technology development decreased by $36,908 to $32,129 due to a reduction in staff and consultants, sales and marketing decreased $70,053 to $48,362 due to reallocation of staff resources and reduced travel , and general and administrative decreased $20,557 to $136,288 due to reduced rent, telephone, and internet expenses.  Depreciation and amortization expenses increased $13,064.

During the three months ended June 30, 2007, GSI incurred $1,093,309 of operating expenses.  Sales and marketing, product and technology, general and administrative, and depreciation and amortization expenses were $323,050, $245,264, $379,117, and $145,878, respectively, and are consistent with prior periods although not directly comparable to the three months ended June 30, 2006 since GSI was acquired effective May 1, 2006.

Operating Loss

As a result of the foregoing, the Company reported an operating loss for the three months ended June 30, 2007 of $363,585, compared to an operating loss of $305,777 for the three months ended June 30, 2006.

The following is a comparison of the components of consolidated income from operations:

	Three Months	Three Months
	Ended	Ended	Variance
	June 30, 2007	June 30, 2006	Amount	Percent

Operating income (loss):

Electronic document delivery services	$100,200	$300,621	$(200,421)	-67%
Government accounting solutions	(36,253)	(186,927)	150,674	81%
Electronic forms	89,808	(32,877)	122,685	*
Integrated communications	194,744	145,530	49,214	34%
Corporate	(712,084)	(532,124)	(179,960)	34%
Total operating income (loss)	$(363,585)	$(305,777)	$(57,808)	-19%
* calculation is not meaningful

TBS, Resolutions, and GSI each reported significant improvements in operating income (loss).  However, these improvements were offset by reduced operating income at MVI and increased operating loss of Corporate resulting from increased amortization expense and stock option vesting expense as compared to the 2006 quarter.

Interest Expense, net

Interest expense, net for the quarter ended June 30, 2007 increased by $3,409 to $29,768 from the $26,359 reported in the 2006 quarter, which is primarily attributable to interest on outstanding borrowings from our operating lines of credit.

Other Expense

Other expense for the quarter ended June 30, 2007 was $61,760 compared to other expense of $24,557 reported in the 2006 quarter.  In each of the quarters, other expense consisted primarily of charges related to settlement agreements.

Net Loss

As a result of the foregoing, net loss for the three months ended June 30, 2007 was $477,075, or $0.00 per share, compared to a net loss of $356,693, or $0.00 per share, for the three months ended June 30, 2006 on weighted average shares of 149,309,799 and 146,535,158, respectively.

The following is a comparison of the components of consolidated net loss:

	Three Months	Three Months
	Ended	Ended	Variance
	June 30, 2007	June 30, 2006	Amount	Percent

Net income (loss):

Electronic document delivery services	$100,703	$301,064	$(200,361)	-67%
Government accounting solutions	(36,511)	(186,927)	150,416	80%
Electronic forms	89,474	(35,744)	125,218	*
Integrated communications	110,734	143,352	(32,618)	-23%
Corporate	(741,475)	(578,438)	(163,037)	-28%
Total net income (loss)	$(477,075)	$(356,693)	$(120,382)	-34%
* calculation is not meaningful

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Net Revenue from External Customers

Net revenue from external customers for the six months ended June 30, 2007 was $7,633,135, a 50% increase over net revenue for the prior year period of $5,101,931.

For the six months ended June 30, 2007, TBS generated 27% of our net revenue, MVI generated 20% of our net revenue, GSI generated 40% of our net revenue, and Resolutions generated 14% of our net revenue.  During the six months ended June 30, 2006, TBS generated 32% of our net revenue, MVI generated 30% of our net revenue, GSI generated 20% of our net revenue, and Resolutions generated 19% of our net revenue.

The following is a comparison of the components of consolidated net revenue from external customers:

	Six Months Ended	Six Months Ended	Variance
	June 30, 2007	June 30, 2006	Amount	Percent

Net revenue from external customers:

Electronic document delivery services	$1,547,010	$1,509,122	$37,888	3%
Government accounting solutions	2,027,838	1,634,699	393,139	24%
Electronic forms	1,039,151	962,033	77,118	8%
Integrated communications	3,019,136	996,077	2,023,059	203%
Corporate	-	-	-
Total net revenue from external customers	$7,633,135	$5,101,931	$2,531,204	50%

The increase of $2,531,204 in the 2007 period resulted from a 203% increase in revenue from GSI, a 24% increase from TBS, a 3% increase from MVI, and an 8% increase from Resolutions.

As anticipated, the most significant factor in the increase in consolidated revenue during the first half of 2007 was the consolidation of a full six months of revenue of GSI compared to two months during 2006 (acquired May 1, 2006).

Revenue increased 24% at TBS due to increases in revenue from printing, maintenance agreements, online services, and software that resulted from pursuing a strategy to expand our sales of printing business into new areas, building upon the property tax form processing which has historically produced the largest share of our overall printing revenue typically in the second half of each calendar year.  These increases were partially offset by decreases in hardware sales and installation which resulted in part from our strategy to promote online, usage-based services rather than single unit product sales.

Revenue increased 8% at Resolutions due to increases in sales of our proprietary products and services and consulting services as offset by decreases in sales of maintenance agreements for certain third party software products that resulted from the expiration of certain of our contracts with third party software companies.

Revenue increased 3% at MVI by due to an increase in revenue from monthly fixed charges and the addition of new clients which offset a decrease in revenue from outbound document delivery services.  MVI intends to continue to concentrate sales efforts toward opportunities with larger clients.  While such sales typically involve longer and more complex sales cycles, we believe they provide a greater protection from pricing erosion due to the additional functionality and integration that are elements more often associated with our larger client relationships.

Cost of Sales

The following is a comparison of the components of consolidated cost of sales:

	Six Months Ended	Six Months Ended	Variance
	June 30, 2007	June 30, 2006	Amount	Percent

Cost of sales:

Electronic document delivery services	$578,826	$462,885	$115,941	25%
Government accounting solutions	1,231,495	729,761	501,734	69%
Electronic forms	357,555	318,743	38,812	12%
Integrated communications	628,750	305,514	323,236	106%
Corporate	-	-	-
Total cost of sales:	$2,796,626	$1,816,903	$979,723	54%

Cost of sales for the six months ended June 30, 2007 were $2,796,626 as compared to the $1,816,903 reported during the 2006 period.  Total cost of sales during the 2007 period represented 37% of net sales as compared to 36% during the 2006 period.

Cost of sales for MVI for the six months ended June 30, 2007 represented 37% of MVI's net sales as compared with 31% in the 2006 period.  This increase is attributable to increased operations staffing costs.

Cost of sales for TBS for the six months ended June 30, 2007 represented 61% of TBS' net sales as compared with 45% in the 2006 quarter.  The increased costs at TBS were largely attributable to the increase in revenue as well as reallocation of staff resources which increased operations staff costs and correspondingly reduced administrative staff expenses.

Cost of sales for Resolutions for the six months ended June 30, 2007 represented 34% of Resolutions' net sales as compared with 33% in the 2006 period.  The increased costs at Resolutions reflect a change in revenue mix where sales of lower margin products and services were more prominent during the 2007 period due to the reduction in revenue from maintenance agreements, which generally provide greater margins.

Cost of sales for GSI for the six months ended June 30, 2007 represented 21% of net sales as compared with 31% in the 2006 period as a result of reductions in operations staff costs, facility rental, carrier fees, and telephony usage fees.

Gross Profit

Gross profit for the six months ended June 30, 2007 increased 47% to $4,836,509 as compared to $3,285,028 for the 2006 period.  The increase in the 2007 period of $1,551,481 resulted from decreases of $78,053 and $108,595 from MVI and TBS, respectively, which were offset by increases of $38,306 and $1,699,823 from Resolutions and GSI, respectively.  Gross profit margin for the 2007 period on a consolidated basis was 63% as compared to 64% for the 2006 period.

Operating Expenses

The following is a comparison of the components of consolidated operating expenses:

	Six Months Ended	Six Months Ended	Variance
	June 30, 2007	June 30, 2006	Amount	Percent

Operating expenses

Electronic document delivery services	$735,220	$563,239	$171,981	31%
Government accounting solutions	688,798	1,074,644	(385,846)	-36%
Electronic forms	494,586	697,969	(203,383)	-29%
Integrated communications	2,137,180	545,033	1,592,147	292%
Corporate	1,622,044	956,593	665,451	70%
Total operating expenses:	$5,677,828	$3,837,478	$1,840,350	48%

Operating expenses for the six months ended June 30, 2007 increased by 48% to $5,667,828 from the $3,837,478 reported in the 2006 period.  Of the total increase of $1,840,350, $171,981, $1,592,147 and $665,451 are attributable to increases in operating expenses of MVI, GSI, and Corporate, respectively, as offset by decreases of $385,846 and $203,383 from TBS, and Resolutions, respectively.

During the six months ended June 30, 2007, Corporate incurred $1,622,044 in operating expenses, an increase of 70% from the $956,593 reported in the 2006 period as a result of amortization of intangible assets and increased compensation, legal and accounting expenses, including $454,486 in stock-based compensation expense.  During the 2006 period, stock-based compensation expense was $244,591 and there was no amortization expense related to intangible assets.  Accounting expenses increased in the 2007 period as a result of prevailing market conditions and the acquisition of GSI.

During the six months ended June 30, 2007, MVI incurred $735,220 in operating expenses, an increase of 31% compared to the $563,239 reported in the 2006 period.  Product and technology development increased $128,285 to $302,737 from the $174,452 reported in the prior year period as a result of additional staffing.  Sales and marketing increased by $23,726 to $227,693 from the $203,967 reported in the prior year period as a result of the redirection of sales staff.  General and administrative increased by $13,298 to $176,309 from the $163,011 reported in the prior year period due to an increase in facilities and benefits expense.  Depreciation and amortization expense increased $6,672.

During the six months ended June 30, 2007, TBS incurred $688,798 in operating expenses compared to $1,074,644 reported in the 2006 period, a decrease of 36%.  Product and technology development decreased $123,872 to $131,554 as compared to $255,426 reported in the 2006 quarter due to reduced staffing costs.  Sales and marketing increased $8,872 to $188,358 from the $179,486 reported in the 2006 period due to a change in the incentive compensation structure.  General and administrative decreased $253,569 to $312,906 from the $566,475 reported in the 2006 period due to reduced telephone and maintenance as well as staff restructuring.  Depreciation and amortization expenses decreased $17,277.

During the six months ended June 30, 2007, Resolutions incurred $494,586 in operating expenses, a decrease of 29% as compared to the $697,969 reported in the 2006 period.  Product and technology development decreased by $45,018 to $64,556 due to a reduction in staff and consultants, sales and marketing decreased $115,437 to $94,154 due to reallocation of staff resources and reduced travel , and general and administrative decreased $52,994 to $268,037 due to reduced bad debt expense and rent expense.  Depreciation and amortization expenses increased $10,066.

During the six months ended June 30, 2007, GSI incurred $2,137,180 of operating expenses.  Sales and marketing, product and technology, general and administrative, and depreciation and amortization expenses were $640,666, $485,079, $716,990, and $294,445, respectively, and are consistent with prior periods although not directly comparable to the six months ended June 30, 2006 since GSI was acquired effective May 1, 2006.

Operating Loss

As a result of the foregoing, the Company reported an operating loss for the six months ended June 30, 2007 of $841,319, compared to an operating loss of $552,450 for the six months ended June 30, 2006.

The following is a comparison of the components of consolidated income from operations:

	Six Months Ended	Six Months Ended	Variance
	June 30, 2007	June 30, 2006	Amount	Percent

Operating income (loss):

Electronic document delivery services	$232,964	$482,998	$(250,034)	-52%
Government accounting solutions	107,545	(169,706)	277,251	*
Electronic forms	187,010	(54,679)	241,689	*
Integrated communications	253,206	145,530	107,676	74%
Corporate	(1,622,044)	(956,593)	(665,451)	70%
Total operating income (loss)	$(841,319)	$(552,450)	$(288,869)	-52%

* calculation is not meaningful

In addition to increases in compensation, legal, and accounting expenses, two other factors that contributed to the significant change in operating loss were an increase in depreciation and amortization of $260,016 over the 2006 period (due to an increase in intangible assets and related amortization expense and the acquisition of GSI) and the impact of stock option expenses, which increased by $209,895 over the 2006 period.

Interest Expense

Interest expense for the six months ended June 30, 2007 increased by $8,440 to $58,107 from the $49,667 reported in the 2006 period, which is primarily attributable to interest on outstanding borrowings from our operating lines of credit.

Other Expense

Other expense for the six months ended June 30, 2007 was $54,339 compared to other expense of $23,965 reported in the 2006 period.  In each of the quarters, other expense consisted primarily of charges related to settlement agreements.

Net Loss

As a result of the foregoing, net loss for the six months ended June 30, 2007 was $979,837, or $0.01 per share, compared to a net loss of $630,082, or $0.01 per share, for the six months ended June 30, 2006 on weighted average shares of 148,444,518 and 115,707,360, respectively.

The following is a comparison of the components of consolidated net loss:

	Six Months Ended	Six Months Ended	Variance
	June 30, 2007	June 30, 2006	Amount	Percent

Net income (loss):

Electronic document delivery services	$233,467	$482,417	$(248,950)	-52%
Government accounting solutions	113,587	(169,706)	283,293	*
Electronic forms	186,172	(57,893)	244,065	*
Integrated communications	169,685	143,352	26,333	18%
Corporate	(1,682,748)	(1,028,252)	(654,496)	64%
Total net loss	$(979,837)	$(630,082)	$(349,755)	-56%

* calculation is not meaningful

LIQUIDITY AND CAPITAL RESOURCES

During 2006, our net cash position decreased by $193,232 to $568,819. Our operating activities provided net cash of $376,624; however, our investing and financing activities used net cash of $29,219 and $540,637, respectively.

Net cash provided by operating activities for 2006 was $376,624, and increase of $17,335 from the $359,289 provided by operating activities during 2005.

Our investing activities consisted of costs incurred for the acquisition of GSI, cash acquired in the acquisition of GSI, the purchase of computer equipment, and additions to capitalized software development costs. Net cash used in investing activities decreased $452,610 to $29,219 from the $481,829 used in investing activities during 2005.

Net cash used in financing activities for 2006 was $540,637, and included $10,000 of proceeds from notes payable to related parties, as offset by $546,562 of payments on note and convertible notes related to the TBS, GSI and Resolutions acquisitions.  Net cash provided by financing activities for 2005 was $426,582 and included proceeds from notes payable to related parties of $80,000 and proceeds from a note payable of $715,000, as offset by $200,000 of payments on notes related to the TBS and Resolutions acquisitions.

During the six months ended June 30, 2007, our net cash position decreased by $91,920 to $476,899.  Our financing activities provided net cash of $105,180; however, our operating and investing activities used net cash of $84,692 and $112,408, respectively.

Net cash used in operating activities for the six months ended June 30, 2007 was $84,692, a decrease of $264,333 from the $179,641 provided by operating activities during the 2006 period.

Our investing activities during 2007 have consisted of the purchase of computer equipment. Net cash used in investing activities during the 2007 period increased $178,308 to $112,408 from the $65,900 provided by investing activities during the 2006 period, during which we acquired net cash in the acquisition of GSI.

Net cash provided by financing activities for the six months ended June 30, 2007 was $105,180, and included $347,206 of proceeds, net of repayments, from a line of credit.  These sources of cash were partially offset by $230,000 of payments on notes and convertible notes related to the TBS and Resolutions acquisitions and payments on capital lease obligations of $12,026.  Net cash used in financing activities for the 2006 period was $368,281 and included proceeds from notes payable to related parties of $10,000, as offset by $378,281 of payments on notes related to the TBS, Resolutions, and GSI acquisitions.

Effective May 1, 2006, we acquired GSI.  Had the acquisition been in effect throughout all of 2006, the unaudited net revenue of VillageEDOCS and GoSolutions would have been $7,268,998 for the six months ended June 30, 2006.  Accordingly, we expect the acquisition of GoSolutions to continue to have a significant effect on our results for 2007 since we will be consolidating their results for all of 2007 as compared to eight months in 2006.

We do not currently have any material commitments for capital expenditures other than those expenditures incurred in the ordinary course of business.

Due to a deficit in net tangible assets, we have historically been unable to obtain operating lines of credit from traditional banking institutions.  During 2006, TBS renewed a $100,000 operating line of credit which it has not utilized as of the date of this report.  During July 2007, VillageEDOCS renewed a $500,000 operating line of credit guaranteed by a shareholder on which it owed approximately $450,000 as of the date of this report.  On June 28, 2006, GSI renewed a $1,000,000 operating line of credit guaranteed by four shareholders on which it owed the sum of $840,000 as of the date of this report.  The $840,000 was used during 2006 in connection with our acquisition of GSI.

We intend to renew our operating lines of credit during 2007 and, where possible, to effect such renewals without shareholder guarantees.  As of the date of this report, we have successfully renewed our $500,000 line of credit.  We have not, however, renewed GSI's $1,000,000 line of credit (which is secured by the assets of GSI).  Should we be unable to renew our lines of credit (including the accompanying shareholder guarantees should such be required by the lenders) as they reach maturity, we will require significant and immediate additional funding to repay our borrowings pursuant to these lines of credit.  The aggregate outstanding principal balance on our lines of credit was approximately $1,290,000 as of the date of this report.  Our inability to either renew our operating lines of credit or to repay outstanding borrowings when due would have a material adverse effect on us.

Substantial risk exists that a decrease in demand for our products and services would reduce the availability of cash from this source since our operating cash flows are derived from products and services that are subject to rapid technological change.

Since our inception, our operating and investing activities have used substantially more cash than they have generated. We believe that we have made considerable progress toward achieving profitable operations by increasing revenues from electronic document delivery services and through our acquisition of TBS, Resolutions, and GSI.  In addition, we are actively seeking opportunities to acquire or otherwise combine with businesses that are operating profitably and generating positive cash flows.  However, at present and for the foreseeable future, we believe that we will continue to need working capital to fund the growth of our businesses and to absorb the increasing costs associated with operating as a fully reporting company in the prevailing regulatory environment.  Accordingly, we will experience negative operating and investing cash flows during certain months until MVI, TBS, Resolutions, and GSI consistently generate net cash flows sufficient to offset the anticipated expenses of operating the holding company.  While we believe that our available cash resources combined with our current revenue streams may be sufficient to meet our anticipated working capital requirements for the next twelve months, we will require additional financing during the remainder of 2007 to fund capital expenditure requirements in the ordinary course of business and to make required principal payments pursuant to our operating lines of credit.  Should our current revenue streams or margins be subjected to even minor decreases, our funding requirements could be greater.

We believe that sustainable profitability is achievable; however, we have a history of losses.  While GSI, MVI, TBS, and Resolutions have reported net income for the first six months of 2007, this income has been insufficient to offset operating losses, interest expense and corporate overhead.  If we are not successful in sustaining and increasing operating profits from our four reporting segments, or reducing expenses of the holding company, we may never achieve profitability for the Company as a whole.

Between November 2000 and at least December 2004, our operating shortfalls were funded by one shareholder, an affiliate, to whom we owe $65,000 in principal and approximately $104,000 in interest as of June 30, 2007. This shareholder has no obligation to continue to fund any future operating shortfalls.  We may be required to alter the terms of the convertible promissory note held by this shareholder to induce this shareholder or other such potential lenders to provide additional loans, which could result in this shareholder or other such potential lenders obtaining rights, preferences or privileges senior to those of other creditors or our stockholders.

This estimate is a forward-looking statement that involves risks and uncertainties. The actual time period may differ materially from that indicated as a result of a number of factors so that we cannot assure you that our cash resources will be sufficient for anticipated or unanticipated working capital and capital expenditure requirements for this period. We have advised that we will need to raise additional capital in the future to meet our operating and investing cash requirements. Such sources of financing could include capital infusions, additional equity financing, or debt offerings. There can be no assurance that additional funding will be available on acceptable terms, if at all, or that such funds if raised, would enable the Company to achieve and maintain profitable operations. If we are not able to obtain sufficient additional funds from investors, we may be unable to sustain all or part of our operations.  If we raise additional funds through the issuance of securities, these securities may have rights, preferences or privileges senior to those of our common stock, and our stockholders may experience additional dilution to their equity ownership.

The Report of Independent Registered Public Accounting Firm on our December 31, 2006 consolidated financial statements includes an explanatory paragraph stating that the recurring losses incurred from operations and a working capital deficit raise substantial doubt about our ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The "forward-looking statements" safe harbor does not apply to our company because we issue "penny stock" and are excluded from the safe harbor pursuant to Section 27A(b)(1)(C) of the Securities Act of 1933, as amended, and Section 21E(h)(1)(C) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  Nevertheless, this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.   Any statements about our expectations, beliefs, plans, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking and speak only as of the date of this prospectus.  These statements are often, but not always, made through the use of words or phrases such as "may", "will", "expect", "intend", "anticipate", "believe", "expects", "plan", "seek", "estimate", "project", "could", "continue", "ongoing", "management believes", "we believe", "we intend", and similar words or phrases.  Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the "Risk Factors" contained on pages 7 through 14 of this registration statement.

Forward looking statements in this Registration Statement include, without limitation:

The statements under the heading "Business" and in MD&A under the caption Business Overview concerning (1) our strategy to develop innovative solutions to expand our ability to benefit our enterprise clients and increase the breadth and size of the markets we satisfy today, (2) our strategy to focus on acquiring intellectual and technology assets that continue to accelerate expansion of our client solutions, (3) our goal to expand the business model of TBS regionally and nationwide and to expand revenue both from printing and from subscription-based hosted solutions, (4) our belief that we offer a complete set of business communication services and solutions and a scalable global platform, (5) our belief that our services improve and enhance data delivery or help customers to optimize the processing and delivery of the entire range of business documents, (6) our belief about the benefits businesses will derive from our software and service solutions and about its capabilities, (7) our intent to focus on obtaining growth from higher margin products and services and to make acquisitions of companies that consistently generate net income and positive cash flows, (8) our belief as the reason that each of our businesses can compete effectively, (9) our strategy of preparing for significant growth and the expected benefits of adding to our leadership team, and (10) our strategy of directing new capital primarily toward increasing sales and marketing, which statements are subject to various risks and uncertainties, including, without limitation, our limited operating history, risks that we may not successfully implement our acquisition program, risks associated with assimilating acquired personnel and technology into the Company, the risk that we will not be able to compete effectively because our market place is highly competitive and has low barriers to entry, and our dependence on third party technology suppliers to provide key software and infrastructure.

The statements in MD&A under the captions Introduction and Business Overview of our strategies, beliefs, plans, expectations, anticipations and hopes with respect to (1) our expectations about the business prospects of  MVI, TBS, Resolutions, and GSI, (2) our belief that we have improved our corporate governance, (3) our current and future growth strategy to increase the size of our management team, acquire intellectual and technology assets and our expectations about the benefits we may derive, (4) our belief about our vision to become a business process management/workflow service and the benefits we expect to derive, (5) our acquisition strategy, (6) our expectations regarding challenges and risks that we believe are key challenges and risks, and (7) our belief that obtaining planned financings will allow us to generate adequate cash flows to sustain operations at current levels until we being to operate profitably on a consistent, month-over month basis, which statements are subject to various risks and uncertainties, including, without limitation, our limited operating history, risks that we may not be able to obtain any additional financing at terms acceptable to us, or at all, risks that we may not successfully implement our acquisition program, risks associated with assimilating acquired personnel and technology into the Company, and the risk that we will not be able to compete effectively because our market place is highly competitive and has low barriers to entry.

The statements in MD&A under the caption Critical Accounting Policies regarding calculation of allowances, reserves, and other estimates that are based on historical experience, the judgment of management, and various other assumptions that are believed to be reasonable under the circumstances, the results of which for the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from any other sources, our beliefs about critical accounting policies, and the significant judgments and estimates used in the preparation of our consolidated financial statements, which statements are subject to certain risks, including, among other things, the inaccuracy of our beliefs regarding critical accounting policies and that actual customer reserves or other estimates may be different from our estimates, requiring revisions to our estimated allowance for doubtful accounts, additional inventory write-downs, impairment charges, restructuring charges, litigation, warranty, and other reserves.

The statements in MD&A under the caption Results of Operations of our strategies, beliefs, plans, expectations, anticipations and hopes with respect to Net Revenue, Gross Profit, Operating Expenses, Income (Loss) from Operations, and Net Loss and our strategies, beliefs, plans, expectations, anticipations and hopes with respect to Liquidity and Capital Resources set forth in MD&A under the caption Liquidity and Capital Resources, including, without limitation (1) our belief that we have made considerable progress toward achieving profitable operations by increasing revenues from electronic document delivery services and through our recent acquisition of TBS, Resolutions, and GSI, (2) our strategy of actively seeking to combine with business that operate profitably and generate positive cash flows, (3) our belief that sustainable profitability is achievable, (4) our expectations about future funding requirements, and (5) our belief that current cash position, cash generated through operations and equity offerings and available borrowings will be sufficient to meet our needs through at least the next twelve months, which statements are subject to various risks and uncertainties, including, without limitation, our limited operating history, risks that we may not be able to obtain any additional financing at terms acceptable to us, or at all, the risk that we may be unable to sustain all or part of our operations if we are not able to obtain sufficient additional funds from investors, the risk that our funding requirements could be greater should our current revenue streams or margins decrease, risks that we may not successfully implement our acquisition program, risks associated with assimilating acquired personnel and technology into the Company, and the risk that we will not be able to compete effectively because our market place is highly competitive and has low barriers to entry.

BUSINESS

General

VillageEDOCS is a global outsource provider of business process solutions that simplify, facilitate and enhance critical business processes.  Our mission is to provide solutions that facilitate the movement of business critical information between business enterprises and their trading partners.  Our strategy is to further develop innovative solutions to existing services to expand our ability to benefit our enterprise clients and increase the breadth and size of the markets we satisfy today.  Our acquisition growth strategy is focused on acquiring intellectual and technology assets that continue to accelerate the expansion of our client solutions.

Clients use our hosted services and client premise solutions for a spectrum of business-critical communications and business processes, including just-in-time manufacturing, receivables, invoice delivery, securities filings, insurance and healthcare transactions, document capture and automation, utility and tax billing, electronic payment capture, general ledger, marketing campaigns, and printing of documents and other applications.

Our target markets include financial services, healthcare, manufacturing, and local government, and we served approximately 1,200 active clients, including approximately 25,000 individual users, as of August 31, 2007.  We have a multi-channel sales approach, selling directly to clients through our telesales and field sales and tele-marketing professionals and indirectly through strategic partners.

Unless otherwise indicated by the context, the "Company" means the parent company, VillageEDOCS and our wholly-owned subsidiaries, GoSolutions, Inc., MessageVision, Inc., Tailored Business Systems, Inc., and Phoenix Forms, Inc.

We are incorporated in the State of California and have been in business since 1995.  Our corporate headquarters are located at 1401 N. Tustin Ave., Suite 230, Santa Ana, CA  92705, and our telephone number is (714) 734-1030.  As of August 31, 2007, we had 73 employees, and we service clients throughout the world.

Industry Background

A business enterprise's success is dependent upon the ability to communicate with an ever-expanding number of prospects, clients and trading partners.  Business enterprises are challenged to support an increasing number of communication methods while required to meet more stringent compliance and regulation.  Today's global competition and markets effectively require business enterprises to have increased speed of communication, accuracy, security management, and control of business processes.

Business enterprises are increasingly outsourcing their inter-enterprise business processes to services like ours.  We offer a wide spectrum of business process solutions, a scalable global platform and proven expertise.

Business Services

We market a complete set of business communications services and solutions that enable business enterprise clients to increase competitiveness and efficiency through the automation of labor- and paper-intensive business processes. We believe that our communications technologies-based services improve and enhance data delivery and critical business communications for global enterprises.  We believe our hosted "on demand" solutions enable organizations to pay as they utilize services, outsourcing the friction points of business document processing, communications, and messaging, while retaining control of business information, processes, and services.

Operating Segments

We conduct our business through four wholly-owned subsidiaries.  GoSolutions, Inc. ("GoSolutions", "GSI"), operates our enhanced voice and data communications services.  MessageVision, Inc. ("MessageVision," "MVI") operates our Internet-based document delivery services.  Tailored Business Systems, Inc. ("TBS") operates our government accounting products and services business.  Phoenix Forms, Inc. ("Resolutions," "PFI") operates our e-forms, archiving, imaging, and workflow services.

Segment revenue and profit information for MessageVision, TBS, and Resolutions is presented in Note 12 of the Company's 2006 Consolidated Financial Statements and in Note 9 of the Company's Unaudited Condensed Consolidated Financial Statements for the quarterly period ended June 30, 2007.  See "Management's Discussion and Analysis of Financial Condition or Plan of Operation" for additional financial data and commentary on recent financial results for operating segments.

GoSolutions - Enhanced Voice and Data Communications Services

GoSolutions (29% of consolidated revenues in 2006 and 40% of consolidated revenues in the first half of 2007), which we acquired in May 2006, offers next generation communications services to enterprise customers through its hosted suite of enhanced telephony applications.  GoSolutions develops, licenses and delivers technology to address the expanding needs of the telecommunications market.

As of August 31, 2007, GSI had over 23,000 active users.  GSI has two wholly-owned subsidiaries: Go Solo Technologies, Inc. and GoSolutions Canada, Inc., which has no significant operations. During 2006 and the first half of 2007, independent representatives of one customer accounted for 50% and 72%, respectively, of GSI's consolidated net sales (including sales prior to acquisition).

GoSolutions Overview

GoSolutions' Enhanced Services Platform (ESP) offers a portfolio of progressive, Telco-grade calling services including basic voicemail, enhanced voicemail (which includes speech navigation and Web/phone message access), unified communications, audio and Web conferencing solutions.  All GoSolutions' applications can be bundled with traditional voice and data products to provide the enhanced features found with VoIP offerings in the traditional Time Division Multiplexing space.

Basic Voicemail

GoSolutions has created a voicemail platform that enables companies to start out with the basics and add enhanced features as they grow.  Features offered by GoSolutions consist of the following:

•                  Call Forward Busy No Answer is set by Service Provider at the Local Exchange Carrier to transfer caller to the GoSolutions ESP;

•                  Outside callers leave voicemail in the user's mailbox;

•                  Subscriber dials own number to check messages from subscribed direct inward dial number;

•                  Subscribers can listen, reply and send voicemail; and

•                  Shared 800 access available to check messages while traveling.

Enhanced VoiceMail

In addition to the features of GoSolutions' Basic Voicemail, GoSolutions' Enhanced Voicemail solution offers subscribers a virtual attendant with Find Me call routing capable of ringing up to 9 numbers. Privacy features allow callers to hear who's calling and either accept the call or transfer the caller to voicemail.  A Web interface is available to check messages online. Enhanced Voicemail subscribers enjoy an enhanced professional image and the confidence of never missing another call or potential opportunity. Enhanced Voicemail is offered with a generic brand. Private branding and custom branding options are also available.

All the Basic Voicemail features are included, plus:

•                  Subscriber web access to playback voicemail messages online;

•                  Find Me allows callers to have the party located at multiple destinations; and

•                  Message notification sends subscriber an email or SMS text message to their cell phone notifying them of new voicemail messages.

Premium Unified Communications

GoSolutions' flagship product, Unified Communications, is more than just a voicemail system. It is a next-generation communications suite that makes end-user's lives simple and more efficient.

GoSolutions' unified communications solution enables subscribers to have a unified inbox. All voice, fax, and email messages are centrally located and accessible via the phone or the Web.

Web access is compatible with MS Outlook. Users receive all their messages by consolidating them into the most widely used email application available.

In addition, users can use GoSolutions' speech recognition system to send and receive voicemail and email over the phone.

Corporate Directory

GoSolutions' has combined flexible technology in conjunction with a custom IVR application to deliver a corporate directory product. Proprietary speech recognition technology directs a caller to a main line to access other sub accounts (users or departments) by name. Out of office attendant included.

Unlimited scalability for any organization.

Corporate directory solutions are generally private branded for customers.

GoSolutions Conferencing

GoSolutions offers both audio and Web conferencing services.

Audio Conferencing - Subscribers can hold instantaneous conference calls on a reservationless conference bridge, using our custom-switching software. Customers can host a call or have individual callers pay for their own time on the conference call on a self-moderated conference bridge. Available bundled with other products for a unique, differentiating service.

Web Conferencing - Allows subscribers to collaborate online in a feature-rich Internet browser meeting window. Growing in popularity, this option is attractive to individuals, small, and large businesses alike that are looking to reduce travel and presentation overhead. Custom-branding option is available.

Net sales to external customers for the period from May 1, 2006 (date of acquisition) through December 31, 2006 were $3,720,998.  Net sales for the six months ended June 30, 2007 and 2006 were $3,019,136 and $996,077, respectively.

MessageVision - Electronic Document Delivery Services

MessageVision (22% of consolidated revenues in 2006 and 20% of consolidated revenues in the first half of 2007) is a California corporation formed in 2004 to operate the historical business of VillageEDOCS, an Internet-based electronic document delivery service.

We believe that MessageVision provides superior flexibility, availability, reliability, scalability, and security to enterprises.  Virtually all industry segments produce documents that require extreme attention to content, format, security, and accuracy prior to delivery to the recipient.  One feature that MVI's service provides is the ability for a user to send an electronic fax document to an individual or to a broadcast list of thousands through a web browser, e-mail package, Microsoft Windows-based application, Enterprise Resource Planning or Customer Relationship Management system, or a proprietary corporate information system.   In addition, MVI provides "inbound" fax services that enable our clients to receive fax documents electronically. Once received electronically, documents may be stored digitally, printed, forwarded, sent to a fax machine, deleted with a single click, or annotated using popular desktop software.  The service also fulfills the reliability and capacity considerations normally applied to production applications.  When a fax is received by the service, it can be sent directly to an individual's email, central administrator for further distribution, or to back office applications for processing.  Users are assigned a personal toll or toll-free number.

Another example of MVI's service is the ability to capture information from any predefined output format, standard interface, data stream (i.e., API, Barcode, Print, Spool, Control File etc.) or directly from the actual document.

Our integration tools automatically extract data values to automate business processes such as creating and distributing forms, addressing and re-routing faxes and email transmissions, and archiving data for immediate retrieval.

As of August 31, 2007, MVI had approximately 400 active clients.  During 2006 and the first half of 2007, no single customer accounted for more than 10% of consolidated net sales.

We use proprietary, internally-developed document processing and transmission systems to create and send or receive documents for our clients.  We provide Internet-based fax services that integrate with existing Internet-connected systems within companies where invoices, statements, purchase orders, ticket confirmations, and other key documents originate. A typical application is characterized by the need to deliver time sensitive, personalized documents to a disparate group of recipients in multiple formats and delivery methods.  Our services are designed for use by a wide range of industries and enterprise sizes using such diverse platforms as Microsoft Windows NT/2000/XP, UNIX, and IBM iSeries (AS/400). Our clients currently include manufacturing companies, E-commerce providers, application service providers, food service corporations, value added resellers, weather reporting services, public relations firms, and direct marketing organizations.   Businesses using J.D. Edwards, Oracle, Peoplesoft, Infinium, IBS and SAP environments, among others, can use our service to become fax-enabled without traditional capital expenditures and ongoing maintenance costs.  We offer our clients the flexibility to send Microsoft Office, Corel, IBM PCL, Adobe PDF, next-generation HTML, and other types of documents through our Internet fax service.  In addition, our service is compatible with virtually any foreign language including character-based Pacific Rim, Middle and Far Eastern languages.  In addition, we offer our clients robust activity reporting and job control functions that are not offered by many of our competitors.  We offer document management solutions that provide electronic document presentation functions that enable our clients to automatically generate and deliver presentation-quality documents from enterprise systems such as ERP, CRM, and E-Commerce and to populate a database with data from a document that has either been scanned or received as a fax.

MVI charges our clients a fee primarily based upon either the number of pages delivered and received, or upon the number of minutes expended, for the delivery or receipt of our clients' documents during the month.  In some cases, we charge one-time and annual perpetuation fees for custom-developed client solutions.  Our net revenues are impacted by the number of effective business days in a given period.

Net sales to external customers for the fiscal years ended December 31, 2006 and 2005 were $2,890,640 and $3,093,450, respectively.  Net sales to external customers for the six months ended June 30, 2007 and 2006 were $1,547,010 and $1,509,122, respectively.

Tailored Business Systems, Inc. - Government Accounting Products and Services

TBS (32% of consolidated revenues in 2006 and 24% of consolidated revenues in the first half of 2007) is a Georgia corporation established in 1973.  The Company acquired TBS in February 2004.  TBS is engaged in the business of creating, maintaining, training, customizing and supporting computer application programs primarily for the use of city and county governments, the sale and installation of computer equipment and supplies, the printing and ordering of forms, the furnishing of consulting services, and the implementation of internal computer networks in communication with IBM iSeries servers.  We generate revenues from TBS' established client base in the form of volume printing, billing, and fulfillment services as well as maintenance and training revenues.  We have achieved a dominant share of the Georgia market for small to medium government entities, enjoying 75% of the city and municipal government market and 31% of the county government market in that state. Our goals include expanding our business model to governmental entities regionally and, eventually, nationwide.  In addition, we intend to expand revenue both from printing and from subscription-based hosted solutions.

As of August 31, 2007, TBS had approximately 400 active clients.  During 2006 and the first half of 2007, no single customer accounted for more than 10% of consolidated net sales.

We charge for our proprietary software and for general-purpose hardware used in providing in-house solutions.  When a client elects to use the hosted Application Service Provider service, we charge a monthly fee per user for the use of the Internet based services.  For our online payment services, charges are usage-based.  In addition to our application offerings, we charge for consulting, installation, implementation, support, annual maintenance and training.  We charge separately for printing and forms jobs based on the specific nature of the requirements.  For printing, it is generally per mailing and for forms on a per page basis.  We deliver an efficient, economical and secure environment for our municipal clients.  Our net revenues vary quarterly based on the budget and property tax assessment cycles of our local government clients.

Net sales for the fiscal years ended December 31, 2006 and 2005 were $4,130,458 and $3,779,211, respectively.

Resolutions - Electronic Document Management Services / Electronic Forms

Resolutions (17% of consolidated revenues in 2006 and 14% of consolidated revenues in the first half of 2007) provides products for document management, document imaging, electronic forms, document archiving, and e-mail archiving.   Resolutions' solutions are intended to help companies manage the entire life cycle of business critical information, whether it is to be printed, distributed, emailed, faxed, archived, imaged or just retrieved and viewed on screen.  Our solutions have the power and flexibility to allow our customers to optimize the processing and delivery of the entire range of business documents and help them to keep their businesses competitive by making it easier to generate, store, manage, protect, retrieve, and distribute their information.

Resolutions offers the full spectrum of Enterprise Content Management, providing a simple, intuitive, yet powerful, Knowledge Management software that allows organizations of all sizes to Process, Capture, Manage, and Protect their vital business information.  Our proven software puts users in a position to optimize the content and appearance of documents and to deliver them via Print, Fax, E-Mail, Web, or Imaging and Archiving.  Resolutions' suite of products include: R-Forms, for electronic forms design presentation and distribution;  R-Fax, an enterprise fax solution for production, desktop, and broadcast faxing;  R-Checks, a turnkey check printing solution;  R-Output Manager, a report and multi-page document automation manager that delivers reports and electronic forms to recipients via print, email, fax, post-to-web or archive; and Redmap, a full function imaging and archiving solution.

As of August 31, 2007, Resolutions had approximately 300 active clients.  During 2006 and the first half of 2007, no single customer accounted for more than 10% of consolidated net sales.

Net sales to external customers for the fiscal year ended December 31, 2006 were $2,170,077.  Net sales to external customers for the period from April 1, 2005 (effective date of acquisition) through December 31, 2005 were $1,895,785.  Net sales for the six months ended June 30, 2007 and 2006 were $1,039,151 and $962,033, respectively.

Products and Services Development

The Company actively and continually engages in development of additional products and services to offer to our existing and potential new clients.

Our ability to sustain our development activities is dependent upon the availability of sufficient funds from operations or other sources such as proceeds received by the Company from the sale of common stock, bank lines of credit or other credit facilities.

Competition

Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company's subsidiaries. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees and distribution partners.  We believe that GSI and MVI can compete effectively because we offer our clients certain capabilities that much of the competition does not offer, such as custom integration, private-labeling, intelligent document routing, enhanced delivery tracking, time-released training messaging, integrated distribution lists, call transfer functionality, and electronic document presentation.  We believe TBS can compete effectively because we provide affordable and reliable full-service solutions tailored to the needs of local governments.  We believe Resolutions can compete effectively because we offer affordable yet complete solutions to manage electronic documents.  However, there can be no assurance that our competitors will not develop and market similar products and services that are equal or superior to ours, or that achieve greater market acceptance than our offerings.

Outlook and Strategy

We intend to continue our focus on obtaining growth from higher margin products and services at GSI, MVI and TBS, as well as growth from Resolutions and other acquisitions of companies that consistently generate net income and positive cash flows.  We believe that this strategy offers the best opportunity for the Company's operations to continue to generate positive operating income and cash flows from operations and to achieve net income.

During 2006, we pursued our strategy of preparing VillageEDOCS for significant growth.  One area that we focused on was adding to the leadership team so that sufficient management resources would be in place to properly manage our planned growth.  Should additional growth capital become available during the remainder of 2007 or 2008, we intend to direct the capital toward increasing sales and marketing while holding down costs for general and administrative as well as product and technology expenses.

Government Regulation

Our services relate principally to the Internet and telecommunications. Accordingly, we are subject to legal and regulatory developments affecting either Internet or telecommunications services in general. Due to the increasing popularity and use of the Internet, a number of laws and regulations have been adopted at the international, federal, state and local levels with respect to the Internet. Many of these laws cover issues such as privacy, freedom of expression, pricing, on-line products and services, taxation, advertising, intellectual property, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state, local and foreign legislatures with respect to these issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined.

Research and Development

The markets for our services are evolving rapidly, requiring ongoing expenditures for research and development and timely introduction of new services and service enhancements. Our future success will depend, in part, on our ability to enhance our current services, to respond effectively to technological changes, to sell additional services to our existing customer base and to introduce new services and technologies that address the growing needs of our target markets and existing clients.

Employees

As of August 31, 2007, VillageEDOCS had five full-time employees, four of whom are executive officers.  GoSolutions had twenty nine full-time employees.  These employees include three engaged in sales and marketing, nine in customer service, three in product development, ten in engineering and operations, and four in administration.  MessageVision had eleven full-time employees. These employees include one engaged in sales and marketing, seven in engineering and operations, and two in administration.  TBS had nineteen full-time employees, including one engaged in sales and marketing, three in technology development, twelve in operations, and three in administration.  Resolutions had nine full-time employees, three in sales, five in operations and technology development, and one in administration.

DESCRIPTION OF PROPERTY

VillageEDOCS and its subsidiaries occupy office space in California, Georgia and Florida.  The operations of VillageEDOCS and MVI are conducted from approximately 5,750 square feet of leased office space located at 1401 N. Tustin Avenue, Suite 230, Santa Ana, CA  92705.  We lease the Santa Ana office space pursuant to an operating lease agreement expiring in May 2012 at a cost of $10,063 per month.  The operations of GoSolutions are conducted from approximately 8,000 square feet of leased office space located at 10701 Danka Way North, Suite 100, St. Petersburg, Florida  33716.  GoSolutions leases the St. Petersburg office space pursuant to a noncancelable operating lease agreement expiring in April 30, 2011 at a cost of $12,653 per month.    The building in which the office space is located is owned by an entity in which a member of GoSolutions Equity LLC (a significant shareholder of VillageEDOCS) owns an interest.  The operations of TBS are conducted from approximately 6,200 square feet of leased office space located at 40 Joe Kennedy Blvd., Statesboro, GA  30458.  The Company leases the Statesboro office space pursuant to an operating lease expiring in January 2009 at a cost of $6,200 per month.  The office building is owned by a partnership controlled by TBS' former owners, who are presently employees of TBS (see "Certain Relationships and Related Transactions ").  The operations of Resolutions are conducted from approximately 5,500 square feet of leased office space located at 3360 Martin Farm Road, Suwanee GA 30024 at a cost of $7,333 per month expiring in April of 2010.

Additionally, the Company leases space and operating systems equipment from AT&T in Irvine, California, from Level 3 in Tustin, California, and from Qwest in Tampa, Florida, primarily to support the service operations of MVI and GSI.  The highly secure facilities are served by all major global telecommunications carriers and are physically-, environmentally-, and utility-redundant sites with multiple telecommunications feeds, multiple emergency power generators, and emergency fuel reserves. These fully redundant systems and emergency power provisions are designed to provide non-stop service and no single point of failure.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to each person who is a director, executive officer, or significant employee of the Company or its subsidiary as of August 31, 2007.

Name	Age	Position

J. Thomas Zender	67	Chairman of the Board

K. Mason Conner	49	Chief Executive Officer, Director

Jerry T. Kendall	63	President, Chief Operating Officer, Director

H. Jay Hill	67	Executive Vice President of Corporate Development, Director

Ricardo A. Salas	43	Director

Michael A. Richard	39	Chief Financial Officer and Secretary

Joe Torano	50	Senior Vice President of Sales and Marketing

Executive officers are appointed by the Board of Directors and, subject to the terms of their employment agreements, serve until their successors are duly elected and qualify, subject to earlier removal by the Board of Directors.   Directors are elected at the annual meeting of shareholders to serve for their term and until their successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term. The term of the current directors continues until the next annual meeting of shareholders to be held in 2008.  Mr. Zender has been a director since August 1997, Mr. Hill since October 1997, Mr. Conner since October 1998, and Messrs. Kendall and Salas since July 2005.

Business Experience of Executive Officers, Directors, and Significant Employees

J. THOMAS ZENDER has been a director since 1997 and has been Chairman of the Board since January 2001. He is an information technology industry consultant specializing in strategic business development with 36 years of management and marketing experience. He has held management positions at General Electric, Honeywell, ITT and other companies. Mr. Zender has been an officer in three publicly held corporations, one NYSE listed company and two NASDAQ traded companies. From 1996 through 2001, Mr. Zender served as an interim executive for several companies in their early stage, including CEO of VillageEDOCS from 1997 to 1999. He serves on the board of Ottawa University in Ottawa, Kansas. Mr. Zender currently serves on our Audit Committee and our Compensation Committee.

K. MASON CONNER has been our Chief Executive Officer since 1999. Mr. Conner joined the Company as Vice-President of Sales in 1997 and has been a Board Member since 1998, Acting Vice-President of Sales between 1998 and 2002, and President between 1998 and March 2006, and Mr. Conner is also a Director of TBS and Resolutions. He has 27 years in sales and business management experience, including 23 years of direct and channel sales experience in the voice and data communications products and services industry. In the early 1980's he was involved in the application of Internet Protocol technologies. In the late 1980s and early 1990s he was a principal strategist for an international initiative to transform K-12 education through the use of the Internet. He was a principal consultant with LTS for the electronic vulnerability threat assessment of the Los Angeles Airport Department after the "UnaBomber" threat. He has held sales management positions with Banyan Systems, Doelz Networks, and Timeplex. During the five years prior to joining the Company, Mr. Conner was Director of Sales at Telecom Multimedia Systems from 1996 to 1997, Vice President of Sales at Lo Tiro-Sapere from 1995 to 1996, and Vice President of Sales at Digital Network Architectures from 1991 to 1995.

JERRY T. KENDALL joined the board of directors in the second quarter of 2005. On March 1, 2006, Mr. Kendall was appointed to serve as our President and Chief Operating Officer. Mr. Kendall is also President of the Company's wholly-owned subsidiaries, MVI and TBS.  He has 40 years experience in technology sales and management. He has held executive management positions for 27 of those years at publicly held corporations, one New York Stock Exchange listed company and three NASDAQ listed companies. He was President and CEO at two of those companies, Sr. VP at one and Executive VP and President of the Americas at another. From April 2003 to August 2005, he was the President and Chief Operating Officer, was later appointed Chief Executive Officer, and additionally, served as a Director of Technology Research Corporation ("TRC"), a $39 million dollar public, electrical safety products, manufacturing company. Prior to TRC, Mr. Kendall held a number of executive management positions, including Executive VP and President of the Americas, with Sensormatic Electronics Corporation, then a $1.2 billion, publicly held, electronics security company. Mr. Kendall's experience began with IBM in the mainframe business, included 10 years with Paradyne Corporation in high speed data communications and moved forward to include other specialty segments of hardware and software applications.

H. JAY HILL has been a director since 1997 and became the Executive Vice President of Corporate Development in May 2003. Mr. Hill is also a Vice President of Tailored Business Systems, Inc., one of our wholly-owed subsidiaries. For the last 20 years, he has primarily been a senior executive in turnaround situations in information technology and telecommunication companies. From November 2000 to May 2003, Mr. Hill was CEO, President and a Director of LightPort Advisors, Inc, a private Internet service provider for the financial services market. He has held similar positions with Unitron Medical Communications, Inc. (d/b/a Moon Communications) (1999-2000) and Amnet Corporation (Netlink) (1989-1994), and has held senior sales and marketing management positions with SunCoast Environmental Controls (1996-1999), Technology Research Corporation (1994-1996), Harris Corporation, Doelz Networks, Paradyne/AT&T, and Inforex. His primary background in sales and marketing commenced with Philadelphia Electric Company and IBM. Mr. Hill currently serves on our Audit Committee and our Compensation Committee.

RICARDO SALAS joined the board of directors in the second quarter of 2005.  Most recently, Mr. Salas served as the President and Chief Executive Officer of Liquidmetal Technologies. From January 2000 through June 2005, Mr. Salas served as Chief Executive Officer of iLIANT Corporation, an information technology and outsourcing service firm in the health care industry, and he continues to serve as Chairman of iLIANT. From 1987 through 2004, he was Vice President of J. Holdsworth Capital Ltd., a private investment firm. As an officer of J. Holdsworth Capital Ltd., Mr. Salas held positions in various investments including Medical Manager Corporation as a vice president between June 1999 and January 2000, National Medical Systems, Inc. as vice president between April 1994 and February 1997, and Uni Flange Corporation as vice president between June 1989 and June 1994. He currently serves as a director of VillageEDOCS, a provider of business information delivery services and products. Mr. Salas received his B.A. in Economics in 1986 from Harvard University in Cambridge, Massachusetts. Mr. Salas currently serves on our Audit Committee and our Compensation Committee.

MICHAEL A. RICHARD joined the Company in February 2001 and is the Chief Financial Officer and Corporate Secretary. Mr. Richard is also a Director and the Secretary of our wholly-owned subsidiaries, TBS and Resolutions and a Director of GSI. Mr. Richard has over 15 years of diverse management and public corporate reporting experience for start-up and early stage ventures. From 1999-2000 he served as V.P. Controller for The BigHub.com, Inc., a public new media company providing unique content, private label search engine, e-commerce solutions, and direct mail. From 1995-1999, Mr. Richard served first as Controller and then as Vice President, Accounting (principal accounting officer), and finally as a Director of PortaCom Wireless, Inc., a public developer and operator of companies with contracts to provide wireless telecommunication services in China and other emerging markets.

JOE TORANO is the Company's Senior Vice President of Sales and Marketing.  Mr. Torano has over 25 years of international executive experience in operations, business planning, sales, and marketing in the technology sector.  Before joining the Company, Mr. Torano was Chief Operating Officer of ADOS Corporation, a provider of smart document management solutions.  Prior to ADOS, he served as Chief Operating Officer and a Director of FormScape, Inc., an enterprise document management software company.  Prior to FormScape, Mr. Torano held various sales and marketing leadership positions at IBM for twenty years in its Mainframe, Networking and PC Company.

Our Corporate Governance Practices

We have always believed in strong and effective corporate governance procedures and practices. In that spirit, we have summarized several of our corporate governance practices below.

Adopting Governance Guidelines

 Our board of directors has adopted a set of corporate governance guidelines to establish a framework within which it will conduct its business and to guide management in its running of your Company. The governance guidelines can be found on our website at www.villageedocs.com and are summarized below.

Monitoring Board Effectiveness

It is important that our board of directors and its committees are performing effectively and in the best interest of the Company and its stockholders. The board of directors and each committee are responsible for annually assessing their effectiveness in fulfilling their obligations.

Conducting Formal Independent Director Sessions	At the conclusion of each regularly scheduled board meeting, the independent directors meet without our management or any non-independent directors.

Hiring Outside Advisors	The board and each of its committees may retain outside advisors and consultants of their choosing at our expense, without management's consent.

Avoiding Conflicts of Interest

We expect our directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive and employee. In order to provide assurances to the Company and its stockholders, we have implemented standards of business conduct which provide clear conflict of interest guidelines to its employees and directors, as well as an explanation of reporting and investigatory procedures.

Providing Transparency

We believe it is important that stockholders understand our governance practices. In order to help ensure transparency of our practices, we have posted information regarding our corporate governance procedures on our website at www.villageedocs.com.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the board of directors, stockholders may communicate with the board of directors by writing to the Company at VillageEDOCS Attention: Investor Relations, 1401 N. Tustin Avenue, Suite 230, Santa Ana, CA  92705. Stockholders who would like their submission directed to a member of the board may so specify, and the communication will be forwarded, as appropriate.

Standards of Business Conduct

The board of directors has adopted a Code of Business Conduct and Ethics for all of our employees and directors, including the Company's principal executive and senior financial officers. You can obtain a copy of our Code of Business Conduct and Ethics via our website at www.villageedocs.com, or by making a written request to the Company at VillageEDOCS, Attention: Investor Relations, 14471 Chambers Road, Suite 105, Tustin, CA 92780. We will disclose any amendments to the Code of Business Conduct and Ethics, or waiver of a provision therefrom, on our website at the same address.

Ensuring Auditor Independence

We have taken a number of steps to ensure the continued independence of our independent registered public accounting firm.  That firm reports directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by our independent registered public accounting firm.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

General

The Compensation Committee of the Board of Directors is currently composed of two independent directors, Messrs. Zender and Salas, who have no "interlocking relationships" (as defined by the SEC), and Mr. Hill, who recuses himself from votes and discussions on his own compensation.

We are engaged in highly competitive businesses and compete nationally for personnel at the executive and technical staff level.  Outstanding candidates are aggressively recruited, often at premium salaries.  Highly qualified employees are essential to our success.  We are committed to providing competitive compensation that helps attract, retain, and motivate the highly skilled people we require.  We strongly believe that a considerable portion of the compensation for the Chief Executive Officer and other top executives must be tied to the achievement of business objectives, completing acquisitions, and to business unit and overall financial performance, both current and long-term.

Executive Compensation

Our executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee is to review and approve salaries and other compensation of the executive officers of the Company, to administer the Long-Term Incentive Plan, and to review and approve stock option grants to all employees including the executive officers of the Company.

General Compensation Philosophy

Our compensation philosophy is that total cash compensation should vary with our performance and any long-term incentive should be closely aligned with the interest of the stockholders.  Total cash compensation for the executive officers consists of the following components:

•        Base salary

•        An executive officer bonus that is related to growth in our sales and operating earnings.

Long-term incentives are realized through the granting of stock options to executives and key employees through the 2002 Equity Incentive Plan.  We have also granted warrants to certain of our executive officers.  We have no other long-term incentive plans for our officers and employees.

Base Salary and Executive Officer Bonus Target

Current base salaries for the executive officers were determined by arms' length negotiations with the Board of Directors.  Messrs. Conner, Kendall, Richard and Hill have employment contracts with the Company which sets a base salary and, with respect to Messrs. Conner, Kendall, and Hill, allows for bonus targets and levels to be set at the sole discretion of this committee. During 2006, none of the executive officers reached their bonus targets, hence no bonuses were awarded to executive officers in 2006, nor will bonuses be awarded in 2007 for performance in 2006.

Chief Executive Officer Compensation

The current base salary for the Chief Executive Officer of $236,250 is set according to his employment contract, which also includes provision for annual bonuses at the sole discretion of this committee.  No bonuses were awarded to the Chief Executive Officer in 2006 and none were accrued based upon 2006 performance.

Stock Options

Stock options are granted to aid in the retention of executive and key employees and to align the interests of executive and key employees with those of the stockholders.  The level of stock options granted (i.e., the number of shares subject to each stock option grant) is based on the employee's ability to impact future corporate results.  An employee's ability to impact future corporate results depends on the level and amount of job responsibility of the individual.  Therefore, the level of stock options granted is proportional to the Compensation Committee's evaluation of each employee's job responsibility.  For example, Mason Conner, as the Chief Executive Officer, has the highest level of responsibility and would typically be awarded the highest level of stock options.  Stock options are granted at a price not less than the fair market value on the date granted.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation, for each of the last two years, awarded to, earned by or paid to:

(a)	our chief executive officer;

(b)

each of our two most highly compensated executive officers who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds $100,000 per year; or

(c)

any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of our company at the end of the most recently completed fiscal year (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive plan Compensation ($)	Total ($)

K. Mason Conner, President and CEO	2006	210,000	-	-	-	-	210,000
	2005	165,833	-	12,257	358,200	-	536,290

Jerry T. Kendall, President, Chief Operating Officer	2006	166,667	-	-	120,000	-	286,667
	2005	-	-	-	-	-	-

H. Jay Hill, Executive Vice President - Corporate Development	2006	183,333	-	7,260	-	-	190,593
	2005	130,000	22,120	9,240	386,850	-	548,210

Michael A. Richard, CFO and Secretary	2006	125,417	-	-	-	-	125,417
	2005	98,720	-	-	40,000	-	138,720

Assumptions relating to the estimated fair value of stock options granted to Mr. Kendall  during 2006 which we are accounting for in accordance with SFAS 123(R) are as follows:  risk-free interest rate of 3.55%; expected dividend yield 0%; expected option life of 5.0 years; and volatility of 316%.  Assumptions relating to the estimated fair value of stock options and warrants granted to Messrs. Conner, Kendall, Hill, and Richard during 2005, which we are accounting for in accordance with SFAS 123(R) are as follows: risk-free interest rate of 3.8%; expected dividend yield 0%; expected option  life of 5.29 years; and volatility of 209%.  Please see Note 3 to our 2006 consolidated financial statements for further discussion of our assumptions relating to the estimated fair value of equity awards.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

We compensate our executive officers through a combination of a base salary, a cash bonus, and options to purchase shares of our common stock.  In addition, in the future, we may provide other perquisites to some of our executive officers.  The bonus paid Mr. Hill in 2005 was determined by our board of directors, and was based on the performance of the executive officer and the company.  We do not have a formal plan for determining the compensation of our executive officers. Instead, each executive officer negotiates their respective employment agreement with us.

All agreements with our named executive officers that provide for payments to such named executive officers at, following or in connection with the resignation, retirement or other termination of such named executive officers, or a change in control of our company or a change in the responsibilities of such named executive officers following a change in control are set forth in the following description of their respective employment agreements.

EMPLOYMENT AND OTHER AGREEMENTS

We have entered into employment agreements with K. Mason Conner, our Chief Executive Officer, Jerry T. Kendall, our President and Chief Operating Officer, H. Jay Hill, our Executive Vice President - Corporate Development, and Michael Richard, our Chief Financial Officer.  On June 16, 2004, a written consent was filed with the Company to approve the employment agreements with Messrs. Conner, Hill, and Richard and on April 28, 2005 and again on May 1, 2006, each of these agreements was amended. Following is a summary of the significant terms of each of the employment agreements:

K. MASON CONNER. Mr. Conner's employment agreement, dated as of June 10, 2004, and amended as of May 1, 2006, provides for Mr. Conner to serve as our President and Chief Executive Officer for a term ending June 14, 2010. The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Conner or the Company gives the other party at least ninety days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

Pursuant to the employment agreement, Mr. Conner received a base salary of $150,000 for the period from June 15, 2004 until April 16, 2005, at which time his base salary was increased to $180,000. Effective as of May 1, 2006, Mr. Conner's annual salary was increased to $225,000. The Board will review his salary at annual intervals, and may adjust his annual base salary from time to time as the Board of Directors or its Compensation Committee deems to be appropriate, provided, however, that the salary for the twelve month period beginning May 1, 2007 and each succeeding year shall not be less than 105% of the salary for the prior year. Mr. Conner is entitled to an incentive bonus based upon the Company's net income. For the 2004 fiscal year, Mr. Conner was paid a bonus equal to 10% of the Company's net income. For the year 2005, the percentage bonus will be 7% of the net income paid in cash and 5% paid in Company shares. The number of Company shares issuable to the Executive shall be based upon the average closing price of the Company's shares for the ten (10) trading days ending on March 31st of the following year. Each year subsequent to 2005, the board will establish the percentages; during 2006 and 2007 the percentages shall not be less than 4% and 2% respectively.

Pursuant to the employment agreement, we have granted Mr. Conner options for 3,500,000 shares of our common stock (the "Option Shares"). The Option Shares will vest over a five year period and may be exercised during the seven year period after vesting. If Mr. Conner voluntarily resigns or is terminated for cause, all unvested options will be forfeited and cancelled; provided, that Mr. Conner shall be fully vested in one-half of his then unvested Option Shares (A) in the event of his termination by the Company other than for cause, (B) upon the consummation of a Change in Control, or (C) upon Mr. Conner's death or disability. The Company has agreed to use its best efforts to register, and maintain the effectiveness of a registration statement on Form S-8, for resale all of the Option Shares granted to Mr. Conner and, at any time that Form S-8 is not effective, to grant him piggyback registration with respect to any registration statement filed by the Company.

Mr. Conner also is entitled to participate in any benefits plans maintained by the Company for its executives or employees and is entitled to four weeks annual vacation. He is also entitled to be reimbursed for business expenses incurred by him in promoting the Company's business.

If Mr. Conner's employment is terminated for reasons other than death, disability, cause, or voluntary termination by Mr. Conner, the Company will be obligated to make monthly payments to Mr. Conner for twelve (12) months. Each monthly payment shall be equal to one-twelfth (1/12th) of twice Mr. Conner's annual base salary, as in effect on the date of termination. In addition, any restricted stock, stock options or other awards granted to him will become immediately vested in full and, in the case of stock options, exercisable in full.  Mr. Conner will also be permitted to continue to participate for a period of one year, at the Company's expense, in all benefit and insurance plans, coverage and programs in which he was participating as of the termination date.

The Company may terminate the agreement if it determines that Mr. Conner has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents him from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Company shall pay Mr. Conner a monthly disability benefit equal to one-twelfth (1/12th) of his current annual base salary at the time he became permanently disabled until the earliest of (i) the month in which the he returns to active employment, either with the Company or otherwise, (ii) the end of the initial term of the agreement, or the current renewal term, as the case may be, or (iii) the twenty-fourth month after the date of the termination. Any such payments shall be reduced by any amounts paid to Mr. Conner under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

If Mr. Conner is terminated for Cause, he shall be entitled to receive his base salary through the date of termination and any non-forfeitable benefits earned and payable to him under the terms of deferred compensation or incentive plans maintained by the Company. In the event of a Change in Corporate Control, any restricted stock, stock options or other awards granted to Mr. Conner shall become immediately vested in full and, in the case of stock options, exercisable in full. Additionally, if at any time during the twelve (12) consecutive months following or six (6) months prior to the occurrence of a Change in Corporate Control, Mr. Conner is involuntarily terminated (other than for Cause) by the Company, he shall be entitled to lump sum severance pay in an amount equal to the sum of (i) 299% of his annual base salary in effect at the time of the Change in Corporate Control plus (ii) 299% of the annual bonus paid to him with respect to the last fiscal year ending prior to the Change in Corporate Control.

JERRY T. KENDALL. On March 1, 2006, we entered into an executive employment agreement with Jerry T. Kendall, who is also a director of the Company.  The employment agreement provides for Mr. Kendall to serve as our President and Chief Operating Officer for a term of two years from March 1, 2006.  The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Kendall or the Company gives the other party at least ninety days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

Pursuant to his employment agreement, Mr. Kendall will receive a base salary of $200,000. The Company will review Mr. Kendall's salary at annual intervals, and may adjust his annual base salary from time to time as the Board of Directors or its Compensation Committee deems to be appropriate, provided, however, that the salary for the twelve month period beginning March 1, 2007 and each succeeding year shall not be less than 105% of the salary for the prior year. Mr. Kendall is entitled to an incentive bonus based upon the Company's EBITDA (EBITDA is defined as net income from operations as presented in the Company's most recent audited statement of operations less depreciation and amortization expense).  For the 2006 fiscal year, the percentage bonus, prorated for the months employed in 2006, will be 3% of the EBITDA paid in cash and 2% paid in Company shares.  The number of Company shares issuable to Mr. Kendall shall be based upon the average closing price of the Company's shares for the ten (10) trading days ending on March 31st of the following year. Each year subsequent to 2006, the board will establish the percentages no later than January 31.

Pursuant to his employment agreement, the Company has granted Mr. Kendall options for 4,000,000 shares of its common stock which will vest over a five year period and may be exercised during the seven year period after vesting.  If Mr. Kendall voluntarily resigns or is terminated for cause, all unvested options will be forfeited and cancelled; provided, that Mr. Kendall shall be fully vested in any of his then unvested option shares (A) in the event of his termination by the Company other than for cause, (B) upon the consummation of a Change in Control, or (C) upon Mr. Kendall's death or disability.  The Company has agreed to use its best efforts to register, and maintain the effectiveness of a registration statement on Form S-8, for resale all of the option shares granted to Mr. Kendall and, at any time that Form S-8 is not effective, to grant him piggyback registration with respect to any registration statement filed by the Company.

Mr. Kendall also is entitled to participate in any benefits plans maintained by the Company for its executives or employees and is entitled to four weeks annual vacation. He is also entitled to be reimbursed for business expenses incurred by him in promoting the Company's business.

If Mr. Kendall's employment is terminated for reasons other than death, disability, cause, or voluntary termination by Mr. Kendall, the Company will be obligated to make monthly payments to Mr. Kendall for the remaining term of the agreement but not more than six (6) months if the termination occurs within the first twelve months from the effective date and not less than twelve (12) months if the termination occurs subsequent to the first twelve months from the effective date. Each monthly payment shall be equal to one-twelfth (1/12th) of Mr. Kendall's annual base salary, as in effect on the date of termination. In addition, any restricted stock, stock options or other awards granted to him will become immediately vested in full and, in the case of stock options, exercisable in full. Mr. Kendall will also be permitted to continue to participate for a period of one year, at the Company's expense, in all benefit and insurance plans, coverage and programs in which he was participating as of the termination date.

The Company may terminate the agreement if it determines that Mr. Kendall has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents him from resuming full performance of his duties and is likely to continue for an indefinite period.  Upon such termination, the Company shall pay Mr. Kendall a monthly disability benefit equal to one-twelfth (1/12th) of his current annual base salary at the time he became permanently disabled until the earliest of (i) the month in which the he returns to active employment, either with the Company or otherwise, (ii) the end of the initial term of the agreement, or the current renewal term, as the case may be, or (iii) the twenty-fourth month after the date of the termination. Any such payments shall be reduced by any amounts paid to Mr. Kendall under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

If Mr. Kendall is terminated for Cause, he shall be entitled to receive his base salary through the date of termination and any non-forfeitable benefits earned and payable to him under the terms of deferred compensation or incentive plans maintained by the Company.

In the event of a non-renewal of the employment agreement, Mr. Kendall will vest 25% of the unvested portion of the stock option granted in connection with the agreement and any stock options granted Mr. Kendall prior to the employment agreement, have a modified term of the covenant not to compete equal to the greater of twelve months or the number of months of severance pay granted, and will receive a series of monthly payments for a minimum of twelve months, each of which shall be equal to one-twelfth of Mr. Kendall's annual base salary as in effect at the end of the term.

In the event of a Change in Corporate Control, any restricted stock, stock options or other awards granted to Mr. Kendall shall become immediately vested in full and, in the case of stock options, exercisable in full. Additionally, if at any time during the twelve (12) consecutive months following or six (6) months prior to the occurrence of a Change in Corporate Control, Mr. Kendall is involuntarily terminated (other than for Cause) by the Company, he shall be entitled to lump sum severance pay in an amount equal to the sum of 100% of his annual base salary in effect at the time of the Change in Corporate Control.

H. JAY HILL.  Mr. Hill's employment agreement, dated as of June 10, 2004, as amended May 1, 2006, provides for Mr. Hill to serve as our Executive Vice President - Corporate Development for a term commencing June 16, 2004 and ending June 15, 2010. The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Hill or the Company gives the other party at least ninety days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

The employment agreement provides for Mr. Hill to receive a base salary of $120,000 until April 16, 2005, at which time his base salary was increased to $150,000. Effective May 1, 2006, Mr. Hill's annual salary was increased to $200,000. The Board will review Mr. Hill's salary at annual intervals, and may adjust his annual base salary from time to time as the Board of Directors or its Compensation Committee deems to be appropriate, provided, however, that the salary for the twelve month period beginning May 1, 2007 and each succeeding year shall not be less than 105% of the salary for the prior year.

Mr. Hill will be paid an incentive bonus based on the Company's profitability.  At the end of each fiscal year, commencing with 2005, Mr. Hill will earn a percentage of the net income under GAAP to be paid the month following the filing of the 10K report. For the year 2005, the percentage bonus will be 5% of the net income paid in cash and 4% paid in Company shares. The number of Company shares issuable to Mr. Hill shall be based upon the average closing price of the Company's shares for the ten (10) trading days ending on March 31st of the following year. Each year subsequent to 2005, the board will establish the percentages; during 2006 and 2007 the percentages shall not be less than 3% and 2% respectively.

Pursuant to the employment agreement, we have granted Mr. Hill options for 500,000 shares of our common stock (the "Option Shares"). The Option Shares will vest over a five year period and may be exercised during the seven year period after vesting. If Mr. Hill voluntarily resigns or is terminated for cause, all unvested options will be forfeited and cancelled; provided, that Mr. Hill shall be fully vested in then unvested Option Shares (A) in the event of his termination by the Company other than for cause, (B) upon the consummation of a Change in Control, or (C) upon Mr. Hill's death or disability. The Company has agreed to use its best efforts to register, and maintain the effectiveness of a registration statement on Form S-8, for resale all of the Option Shares granted to Mr. Hill and, at any time that Form S-8 is not effective, to grant him piggyback registration with respect to any registration statement filed by the Company.

Mr. Hill also is entitled to participate in any benefits plans maintained by the Company for its executives or employees and is entitled to four weeks annual vacation. He is also entitled to be reimbursed for business expenses incurred by him in promoting the Company's business.

If Mr. Hill's employment is terminated for reasons other than death, disability, or voluntary termination by Mr. Hill, the Company will be obligated to make monthly payments to Mr. Hill for each month during the remaining term of the employment agreement, but not less than twelve (12) months. Each monthly payment shall be equal to one-twelfth (1/12th) of twice Mr. Hill's annual base salary, as in effect on the date of termination.  In addition, any restricted stock, stock options or other awards granted to him will become immediately vested in full and, in the case of stock options, exercisable in full. Mr. Hill will also be permitted to continue to participate for a period of one year, at the Company's expense, in all benefit and insurance plans, coverage and programs in which he was participating as of the termination date.

The Company may terminate the agreement if it determines that Mr. Hill has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents him from resuming full performance of his duties and is likely to continue for an indefinite period.  Upon such termination, the Company shall pay Mr. Hill a monthly disability benefit equal to one-twelfth (1/12th) of his current annual base salary at the time he became permanently disabled until the earliest of (i) the month in which the he returns to active employment, either with the Company or otherwise, (ii) the end of the initial term of the agreement, or the current renewal term, as the case may be, or (iii) the twenty-fourth month after the date of the termination. Any such payments shall be reduced by any amounts paid to Mr. Hill under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

If Mr. Hill is terminated for Cause, he shall be entitled to receive his base salary through the date of termination and any non-forfeitable benefits earned and payable to him under the terms of deferred compensation or incentive plans maintained by the Company.

In the event of a Change in Corporate Control, any restricted stock, stock options or other awards granted to Mr. Hill shall become immediately vested in full and, in the case of stock options, exercisable in full. Additionally, if at any time during the twelve (12) consecutive months following or six (6) months prior to the occurrence of a Change in Corporate Control, Mr. Hill is involuntarily terminated (other than for Cause) by the Company, he shall be entitled to lump sum severance pay in an amount equal to the sum of (i) 200% of his annual base salary in effect at the time of the Change in Corporate Control plus (ii) 200% of the annual bonus paid to him with respect to the last fiscal year ending prior to the Change in Corporate Control.

MICHAEL RICHARD. Mr. Richard's employment agreement, dated as of June 10, 2004, as amended May 1, 2006, provides for Mr. Richard to serve as our Chief Financial Officer for a term commencing June 15, 2004 and ending June 14, 2008.  The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Richard or the Company gives the other party at least ninety days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

The employment agreement provides for Mr. Richard to receive a base salary of $95,000 until April 16, 2005, at which time his base salary was increased to $100,000. Effective May 1, 2006, Mr. Richard's annual base salary was increased to $125,000 and to $160,000 on October 1, 2006.  The Board will review Mr. Richard's salary at annual intervals, and may adjust his annual base salary from time to time as the Chief Executive Officer deems to be appropriate, provided, however, that the salary for the twelve month period beginning May 1, 2007 and each succeeding year shall not be less than 105% of the salary for the prior year.

Pursuant to the employment agreement, we have granted Mr. Richard options for 650,000 shares of our common stock (the "Option Shares"). The Option Shares will vest over a five year period and may be exercised during the seven year period after vesting. If Mr. Richard voluntarily resigns or is terminated for cause, all unvested options will be forfeited and cancelled; provided, that Mr. Richard shall be fully vested in then unvested Option Shares (A) in the event of his termination by the Company other than for cause, (B) upon the consummation of a Change in Control, or (C) upon Mr. Richard's death or disability.  The Company has agreed to use its best efforts to register, and maintain the effectiveness of a registration statement on Form S-8, for resale all of the Option Shares granted to Mr. Richard and, at any time that Form S-8 is not effective, to grant him piggyback registration with respect to any registration statement filed by the Company.

Mr. Richard also is entitled to participate in any benefits plans maintained by the Company for its executives or employees and is entitled to three weeks annual vacation. He is also entitled to be reimbursed for business expenses incurred by him in promoting the Company's business. If Mr. Richard's employment is terminated for reasons other than death, disability, or voluntary termination by Mr. Richard, the Company will be obligated to make monthly payments to Mr. Richard for each month during the remaining term of the employment agreement, but not less than six (6) months.  Each monthly payment shall be equal to one-twelfth (1/12th) of his annual base salary, as in effect on the date of termination. In addition, any restricted stock, stock options or other awards granted to him will become immediately vested in full and, in the case of stock options, exercisable in full. Mr. Richard will also be permitted to continue to participate for a period of six (6) months, at the Company's expense, in all benefit and insurance plans, coverage and programs in which he was participating as of the termination date.

The Company may terminate the agreement if it determines that Mr. Richard has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents him from resuming full performance of his duties and is likely to continue for an indefinite period.  Upon such termination, the Company shall pay Mr. Richard a monthly disability benefit equal to one-twelfth (1/12th) of his current annual base salary at the time he became permanently disabled until the earliest of (i) the month in which the he returns to active employment, either with the Company or otherwise, (ii) the end of the initial term of the agreement, or the current renewal term, as the case may be, or (iii) the sixth month after the date of the termination.  Any such payments shall be reduced by any amounts paid to Mr. Richard under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

If Mr. Richard is terminated for Cause, he shall be entitled to receive his base salary through the date of termination and any non-forfeitable benefits earned and payable to him under the terms of deferred compensation or incentive plans maintained by the Company.

In the event of a Change in Corporate Control, any restricted stock, stock options or other awards granted to Mr. Richard shall become immediately vested in full and, in the case of stock options, exercisable in full.  Additionally, if at any time during the twelve (12) consecutive months following or six (6) months prior to the occurrence of a Change in Corporate Control, Mr. Richard is involuntarily terminated (other than for Cause) by the Company, he shall be entitled to lump sum severance pay in an amount equal to the sum of (i) 50% of his annual base salary in effect at the time of the Change in Corporate Control plus (ii) 50% of the annual bonus paid to him with respect to the last fiscal year ending prior to the Change in Corporate Control.

JOE TORANO.  Mr. Torano's employment offer letter, dated September 28, 2006, provides for Mr. Torano to serve as Senior Vice President of Sales and Marketing and to receive a base salary of $160,000 per year.  His employment is at-will.  Mr. Torano is entitled to incentive bonus payments based upon achieving certain growth targets.

Pursuant to the employment offer letter, the Company has agreed to grant Mr. Torano options to purchase 2,000,000 shares of our common stock at $0.15 per share which will vest over a five year period and may be exercised during the seven year period after vesting. If Mr. Torano's employment is terminated for any reason, all vested and unvested options will be forfeited and cancelled if unexercised in the ninety day period following the date of any such termination.  In addition, Mr. Torano will be granted options to purchase an additional 250,000 shares at market price on the date of grant after the twelfth and twenty-fourth months from his date of hire, and options to purchase 500,000 shares at market price on the date of grant after the thirty-sixth month from his date of hire.

Mr. Torano also is entitled to participate in any benefits plans maintained by the Company for its executives or employees and is entitled to three weeks annual vacation. He is also entitled to be reimbursed for business expenses incurred by him in promoting the Company's business.

In the event of a Change in Corporate Control, any stock options granted to Mr. Torano shall become immediately vested in full and, in the case of stock options, exercisable in full.

The foregoing descriptions of the employment agreements are qualified in their entirety by reference to the actual terms of each agreement, copies of which have been filed with the Commission.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table presents information regarding outstanding options held by our named executive officers as of the end of our fiscal year ended December 31, 2006.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number r of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)	(#)	Exercise	Date	(#)	($)	(#)	($)
				Price
	Exercisable	Unexercisable		($)

K. Mason Conner (1)	500,000	-	-	0.25	9/15/07	-	-	-	-
	100,000	-	-	0.25	5/31/09	-	-	-	-
	31,138	-	-	2.50	8/4/10	-	-	-	-
	34,536	-	-	2.50	10/1/11	-	-	-	-
	1,719,658	-	-	0.19	1/30/07	-	-	-	-
	3,500,000	-	-	0.15	6/15/12	-	-	-	-
	2,000,000	-	-	0.16	12/27/12	-	-	-	-

Jerry T. Kendall (2)	120,000	480,000	-	0.18	7/16/12	-	-	-	-
		4,000,000	-	0.15	3/1/14	-	-	-	-

H. Jay Hill (1)	200,000	-	-	0.20	11/6/07	-	-	-	-
	31,138	-	-	2.50	8/4/10	-	-	-	-
	34,536	-	-	2.50	10/1/11	-	-	-	-
	686,325	-	-	0.19	1/30/07	-	-	-	-
	1,500,000	-	-	0.18	8/15/13	-	-	-	-
	1,000,000	-	-	0.10	8/15/13	-	-	-	-
	500,000	-	-	0.15	6/15/12	-	-	-	-
	2,000,000	-	-	0.16	12/27/12	-	-	-	-

Michael A. Richard (1)	150,000	-	-	2.50	2/27/11	-	-	-	-
	387,500	-	-	0.19	1/30/07	-	-	-	-
	650,000	-	-	0.15	6/15/12	-	-	-	-
	250,000	-	-	0.16	12/27/12	-	-	-	-

(1) These options held by Messrs. Conner, Hill, and Richard are vested in full as of December 31, 2006.  (2) These options held by Mr. Kendall vest as follows:  0% vested immediately upon grant with the remainder vesting in equal annual installments through March 2011.

STOCK OPTIONS

The Company has adopted an equity incentive plan (the "2002 Plan") that authorizes the issuance of options to acquire up to 60,000,000 shares of common stock, as amended, to employees and certain outside consultants.  The 2002 Plan allows for the issuance of either non-qualified or, subject to stockholder approval, incentive stock options pursuant to Section 422 of the Internal Revenue Code.  Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term. Under the 2002 Plan, the exercise price of each option shall not be less than fair market value on the date the option is granted.

During 1997, the Board of Directors of the Company adopted a stock option plan (the "1997 Plan") that authorizes the issuance of options to acquire up to 5,000,000 shares of common stock to employees and certain outside consultants.  The 1997 Plan allows for the issuance of either non-qualified or incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term. Under the 1997 Plan, the exercise price of each option shall not be less than 85 percent of fair market value on the date the option is granted.

At December 31, 2006, we have outstanding options to purchase 38,971,557 shares of our common stock pursuant to the 2002 Plan and the 1997 Plan.  The number of options under both the 2002 Plan and the 1997 Plan available for grant at December 31, 2006 is approximately 26,000,000 (see Notes to accompanying consolidated financial statements).

DIRECTOR COMPENSATION

The following table presents information regarding compensation paid to our non-employee directors for our fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Ricardo A. Salas	-	-	-	-	-	-	-

J. Thomas Zender	-	-	-	-	-	-	-

NARRATIVE DISCLOSURE TO DIRECTOR COMPENSATION TABLE

Members of our board of directors receive no cash compensation for services as a director or for attendance at or participation in meetings. Directors receive options to purchase common stock as compensation for services as a director. In past years, directors have received options to purchase the Company's common stock in consideration for services as a director. There has been no determination made as to the number and exercise price of options, if any, that will be issued to either K. Mason Conner or H. Jay Hill for service during terms following the term that expired on October 5, 2001. During 2005, our Board of Directors approved compensation arrangements with Jerry T. Kendall and Ricardo A. Salas in connection with their services as Directors. Pursuant to these arrangements, we issued options to purchase 600,000 shares of our common stock at $0.18 per share to each of Messrs. Kendall and Salas, vesting at a rate of 200,000 shares per year. Directors are reimbursed for out-of-pocket expenses incurred by them in connection with attending meetings. All directors have options to purchase shares of the Company's common stock as set forth in the table in this Registration Statement. The Company has no other arrangements regarding compensation for services as a director.

COMMITTEES OF THE BOARD AND AUDIT COMMITTEE FINANCIAL EXPERT

The Board of Directors has an Audit Committee and a Compensation Committee.

AUDIT COMMITTEE. The Audit Committee of the Board of Directors (the "Audit Committee") monitors the integrity of the Company's financial statements, the independence and qualifications of the independent registered public accounting firm, the performance of the Company's independent registered public accounting firm and the effectiveness of the Company's disclosure controls and procedures and internal controls. It is also responsible for retaining, evaluating, and, if appropriate, recommending the termination of the Company's independent registered public accounting firm. The Audit Committee has been established under a charter approved by the Board. Our Audit Committee consists of Messrs. Zender, Hill, and Salas.  Mr. Salas serves as Chairman.  During 2006 the Audit Committee met one time.  In March 2006, Mr. Zender replaced Mr. Kendall on the Audit Committee in connection with Mr. Kendall's appointment as the Company's President and Chief Executive Officer. Because our board of directors is comprised of only five members, the Audit Committee includes one member of executive management, H. Jay Hill, who is not considered to be independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934, as amended. We are not required by the OTCBB to have an audit committee comprised entirely of independent directors. We do not have an audit committee financial expert as defined by Item 401(e) of Regulation S-B of the Exchange Act at this time because we believe that we are not in a position to attract suitable candidates due to insufficient capital resources. In addition, we are not required by the OCTBB to have an audit committee financial expert.

COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors (the "Compensation Committee") administers the benefits, incentives and compensation of the Company's executive officers, reviews the performance of the Company's executive officers, reviews and approves executive compensation policy and objectives, concludes whether Company executives are compensated according to such standards, makes recommendations to the Board of Directors with respect to compensation, and carries out the Board's responsibilities relating to all forms of executive compensation. The Compensation Committee has been established under a charter approved by the Board. Non-qualified stock options which are granted to the members of the Compensation Committee are recommended by the Company's Chief Executive Officer and approved by the Board of Directors. Our Compensation Committee consists of Messrs. Zender, Hill, and Salas.  Mr. Zender serves as Chairman.  During 2006 the Compensation Committee met one time.  In March 2006, Mr. Zender replaced Mr. Kendall on the Compensation Committee in connection with Mr. Kendall's appointment as the Company's President and Chief Executive Officer.  Because our board of directors is comprised of only five members, the Compensation Committee includes one member of executive management, H. Jay Hill.  Mr. Hill recuses himself from votes and discussions on his own compensation.  We are not required by the OTCBB to have a compensation committee comprised entirely of independent directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's common stock owned as of August 31, 2007 beneficially by (i) each person who beneficially owns more than 5% of the outstanding common stock, (ii) each director of the Company, (iii) the President and Chief Executive Officer of the Company, the executive officers and significant employees of the Company whose cash and non-cash compensation for services rendered to the Company for the year ended December 31, 2006 exceeded $100,000), and (iv) directors, executive officers, and significant employees as a group:

Name of Beneficial	Amount and Nature of	Percent
Owner (1)	Beneficial Ownership (2)	of Class (3) (4) (15)

James Townsend (5)	11,147,720	6.5

C. Alan Williams (6)	64,865,336	37.7

K. Mason Conner (7)	5,989,780	3.8

J. Thomas Zender (8)	895,674	*

H. Jay Hill (9)	5,945,674	3.5

Jerry T. Kendall (10)	1,040,000	*

Ricardo A. Salas (11)	260,000	*

Joe Torano (12)	650,000	*

Michael Richard (13)	1,116,667	*

GoSolutions Equity LLC (14)	26,786,840	15.6

All directors, executive officers,
and significant employees as a
group (8 persons)	15,	9.2

*  Less than 1%

(1)  The address of each individual is in care of the Company.

(2)  Represents sole voting and investment power unless otherwise indicated.

(3)  Based on 152,770,913 shares of the Company's common stock outstanding at August 31, 2007, plus, as to each person listed, that portion of the Company's common stock subject to outstanding options, warrants, and convertible debt which may be exercised or converted by such person, and as to all directors and executive officers as a group, unissued shares of the Company's common stock as to which the members of such group have the right to acquire beneficial ownership upon the exercise of stock options or warrants, or conversion of convertible debt within 60 days of August 31, 2007.

(4)  Excludes 38,110,203 shares reserved for issuance under outstanding options and warrants.

(5)  Includes options to acquire 65,674 shares of common stock at $2.50 per share.

(6)  Includes $169,703 of debt and accrued interest convertible to 1,212,165 shares of common stock at $0.14 per share and warrants to acquire 3,000,000 shares at $0.10 per share.

(7)  Includes 124,106 shares and options to acquire 100,000 shares of common stock at $0.25 per share, options to acquire 65,674 shares at $2.50 per share,  options to acquire 3,500,000 shares at $0.15 per share, options to acquire 2,000,000 shares at $0.16 per share, and warrants to acquire 200,000 shares at $0.15 per share.

(8)  Includes options to acquire 290,000 shares of common stock at $0.20 per share, options to acquire 65,674 shares at $2.50 per share, and options to acquire 300,000 shares at $0.15 per share.

(9)  Includes options to acquire 200,000 shares of common stock at $0.20 per share, options to acquire 65,674 shares at $2.50 per share, options to acquire 1,500,000 shares at $0.18 per share, options to acquire 1,000,000 shares at $0.10 per share, options to acquire 500,000 shares at $0.15 per share, options to acquire 2,000,000 shares at $0.16 per share, and warrants to acquire 350,000 shares at $0.15 per share.

(10)  Includes options to acquire 240,000 shares of common stock at $0.18 per share and options to acquire 800,000 shares at $0.15 per share.

(11)  Includes options to acquire 240,000 shares of common stock at $0.18 per share.

(12)  Includes option to acquire 400,000 shares of common stock at $0.15 per share

(13)  Includes options to purchase 150,000 shares of common stock at $2.50 per share, options to purchase 650,000 shares of common stock at $0.15 per share, and options to purchase 250,000 shares at $0.16 per share.

(14)  The members of GoSolutions Equity LLC are Daniel M. Doyle, Sr., H. Scott Seltzer, Larry C. Morgan, Shaun C. Pope, Tom C. Lokey, and William Thompson Thorn, III.

(15)  Excludes up to 33,500,000 shares of our common stock underlying conversion of our Convertible Series A Preferred Stock issued to Barron Partners, LP ("Barron").  We have entered into an agreement with Barron which provides that Barron will not acquire any additional shares of our common stock in the open market or convert our Convertible Series A Preferred Stock into our common stock or exercise warrants if the effect of such a purchase, exercise or conversion would be to increase Barron's equity ownership position above 4.99%.  Accordingly, because it is not anticipated that Barron will acquire beneficial ownership within the next 60 days or shares of our common stock above 4.99% of our outstanding number of shares of common stock, such securities are excluded from the above table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions.

In the future, the Audit Committee will review all relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The company's legal consultant is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in the company's proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. As set forth in the Audit Committee's key practices, in the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:

•	the nature of the related person's interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to the company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and
•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Description of Related Party Transactions

TBS leases the building that houses substantially all of its operations from Perimeter Center Partners, which is controlled by James L. Campbell and Stephen A. Garner.  Messrs. Campbell and Garner are the former owners of TBS and are significant employees of the Company.  The lease commenced on February 1, 2004 and has a term of five years, with monthly payments of $6,200 per month.  The Company has executed a Guaranty with respect to the lease.

GSI leases the St. Petersburg office space pursuant to a noncancelable operating lease agreement expiring in April 30, 2011 at a cost of $12,653 per month.    The building in which the office space is located is owned by an entity in which a member of GoSolutions Equity LLC (a related party) owns an interest.

On August 28, 2007, the Company issued 2,000,000 shares of its restricted common stock to C. Alan and Joan P. Williams at $0.10 per share in consideration for $200,000 in cash proceeds to the Company from the exercise of common stock purchase warrants.

On May 7, 2007 and pursuant to the TBS acquisition agreement, the Company issued 1,100,000 shares of common stock to each of Messrs. Garner and Campbell.  The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and recorded as additional purchase price.  No additional shares of common stock are due to Messrs. Garner and Campbell pursuant to the TBS acquisition agreement.

On May 7, 2007 and in connection with the acquisition of TBS, the Company issued 110,000 shares of its restricted common stock to a non-affiliate pursuant to a finder's fee agreement.  The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and recorded as additional purchase price.

On May 7, 2007 and in connection with the acquisition of TBS, the Company issued 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, as a finder's fee.  The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and were recorded as compensation expense.

On May 1, 2006 and in connection with the acquisition of GSI, the Company issued 42,663,879 shares of its restricted common stock to approximately 37 shareholders of GSI.  The shares were valued at $0.10 per share (the estimated fair value on the date of acquisition).

On May 1, 2006 and in connection with the acquisition of TBS, the Company issued 1,100,000 shares of its restricted common stock to each of James L. Campbell and Stephen A. Garner, pursuant to the acquisition agreement.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned).

On June 29, 2006 and in connection with the acquisition of TBS, the Company issued 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, as a finder's fee.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned).

During February 2005 and in connection with the acquisition of TBS, the Company agreed to issue 1,100,000 shares of its restricted common stock to each of James L. Campbell and Stephen A. Garner pursuant to the acquisition agreement.

During February 2005 and in connection with the acquisition of TBS, the Company agreed to issue 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, pursuant to Mr. Hill's employment agreement

On April 15, 2005 and in connection with the acquisition of PFI, the Company issued warrants to purchase an aggregate of 10,000,000 shares of VillageEDOCS' common stock at $0.15 per share.  The warrants were valued at $2,100,000 (estimated based on the Black Scholes option pricing model) and will vest at various amounts during the third, twelfth, twenty-fourth, and thirty-sixth months following the date of closing.

In connection with the acquisition of Resolutions, the Company issued promissory notes in the amount of $120,000 and $80,000 to Alexander Riess and William Falcon, respectively.  The notes bear interest at 5% per annum and are due in ten monthly installments, payment of which is subject to certain conditions including availability of sufficient positive cash flow from the operations of Resolutions following the acquisition.  As of December 31, 2005, the Company had paid $160,000 in principal and $4,433 of interest due pursuant to the promissory notes.  As of February 28, 2006, all amounts due pursuant to the promissory notes had been paid by the Company.

Also in connection with the acquisition on Resolutions, Messrs. Riess and Falcon have loaned the Company $48,000 and $32,000, respectively, as of December 31, 2005.  As of February 28, 2006, the aggregate balance of these shareholder loans was $100,000.  Subject to the acquisition agreement, the Company will repay the principal amount of the loans together with accrued interest at a rate of 7.5 percent per annum over a ten-month period commencing March 1, 2006.

At December 31, 2005, the balance of these related party notes (including the $30,000 in notes payable assumed in the acquisition of Resolutions) was $150,000.

On April 15, 2005 and in connection with the acquisition of PFI, the Company agreed to issue warrants to purchase an aggregate of 200,000 and 350,000 shares of VillageEDOCS' common stock at $0.15 per share to K. Mason Conner and H. Jay Hill, respectively, as a finder's fee.  Messrs. Conner and Hill are directors and executive officers of the Company.  The warrants were valued at $105,000 (based on the Black Scholes option pricing model).

On April 15, 2005 and in connection with the acquisition of Resolutions, the Company agreed to issue 76,606 shares of restricted common stock to K. Mason Conner as a finder's fee.  The shares were valued at $12,257 (estimated fair value based on the closing price of the Company's common stock on the date earned).

Board of Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is "independent" are those of the Nasdaq, which include the following objective standards:

(a) a director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law and anyone, other than a domestic employee, sharing the director's home) is an executive officer of the Company, would not be independent for a period of three years after termination of such relationship;

(b) a director who receives, or whose immediate family member receives, payments of more than $60,000 during any period of twelve consecutive months from the Company, except for certain permitted payments, would not be independent for a period of three years after ceasing to receive such amount;

(c) a director who is or who has an immediate family member who is, a current partner of the Company's outside auditor or who was, or who has an immediate family member who was, a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years would not be independent until a period of three years after the termination of such relationship;

(d) a director who is, or whose immediate family member is, employed as an executive officer of another company where any of the Company's present executive officers serve on the other company's compensation committee would not be independent for a period of three years after the end of such relationship; and

(e) a director who is, or who has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company's consolidated gross revenues, would not be independent until a period of three years after falling below such threshold.. In addition, no director will qualify as "independent" unless the Board affirmatively determines that the director has no material relationship with the Company (either, directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that the Company's current "independent" directors are: J. Thomas Zender and Ricardo A. Salas.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of its articles of incorporation and bylaws, each as amended, is only a summary.  Effective September 7, 2007, our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 and 48,000,000 shares of Series A Preferred Stock, par value $0.001. As of August 31, 2007, there were 152,770,913 shares of common stock and 33,500,000 shares of Series A Preferred Stock, issued and outstanding.

Common Stock

          Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding Preferred Stock. Shares of Preferred Stock currently outstanding do not have dividend rights. Upon VEDO liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably the Company's net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of our Preferred Stock and any series of Preferred Stock which we may designate and issue in the future without further shareholder approval.

Preferred Stock

          We created a class of preferred stock, referred to as our Series A Preferred Stock, to fulfill our obligation to Barron Partners, LP ("Barron"). Our Series A Preferred Stock has no voting rights and is not entitled to dividends. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company an amount equal to $0.05 per share before any distribution or payment shall be made to the holders of our common stock. Each share of Series A Preferred Stock is convertible into one share of our common stock, provided, however, that the Company shall not effect any conversion of the Series A Preferred Stock, and the holder shall not have the right to convert any portion of the Series A Preferred Stock to the extent that after giving effect to such conversion, the holder (together with the holder's affiliates), would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion. If we, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its common stock or any other equity or equity equivalent securities payable in shares of common stock, (B) subdivide outstanding shares of common stock into a larger number of shares, (C) combine outstanding shares of common stock into a smaller number of shares, or (D) issue by reclassification of shares of the common stock any shares of capital stock of the Company, then the conversion value shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding before such event and of which the denominator shall be the number of shares of common stock outstanding after such event.

          On April 13, 2005, we issued a convertible note payable to Barron Partners, LP in the principal amount of $800,000 that was convertible into 16,000,000 shares of Series A Preferred Stock. The convertible promissory note did not bear interest. The promissory note matured on September 30, 2005 and was converted into 16,000,000 shares of Series A Preferred Stock at a conversion price of $.05 per share. In addition, we issued two warrants to Barron Partners, LP. One warrant granted Barron Partners, LP the right to purchase up to 32,000,000 shares of our Series A Preferred Stock, which is convertible into shares of common stock on a one for one basis, at an exercise price of $.10 per share. The second warrant granted Barron Partners, LP the right to purchase 8,000,000 shares of our common stock at a price of $.25. The exercise price of the warrants was subject to the same adjustments and reset provisions as the promissory notes. The warrants contained certain cashless exercise and anti-dilution provisions, as defined.

          Pursuant to the terms of the note purchase agreement entered into in connection with issuance of the note and the warrants, Barron Partners, LP has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

                    On October 21, 2005 Barron Partners LP converted 2,500,000 shares of the Series A Preferred Stock into 2,500,000 shares of VEDO common stock and, on March 8, 2006, an additional 2,500,000 shares of the Series A Preferred Stock into 2,500,000 shares of our common stock.

On November 17, 2006, VillageEDOCS and Barron entered into a Warrant Exchange Agreement (the "Exchange Agreement").  Pursuant to the Exchange Agreement, Barron exchanged all of the warrants described above for 22,500,000 shares of our Series A Preferred Stock.  The Series A Preferred Stock is convertible at the option of the holder into common stock on a one-for-one basis.

Warrants

On April 15, 2005 and in connection with the acquisition of PFI, we issued warrants to purchase an aggregate of 10,000,000 shares of our common stock at $0.15 per share.  The warrants were valued at $2,100,000 (estimated based on the Black Scholes option pricing model) and included as consideration in the purchase price, and will vest at various amounts during the third, twelfth, twenty-fourth, and thirty-sixth months following the date of closing.

On April 15, 2005 and in connection with the acquisition of PFI, we agreed to issue warrants to purchase an aggregate of 200,000 and 350,000 shares of VillageEDOCS' common stock at $0.15 per share to K. Mason Conner and H. Jay Hill, respectively, as a finder's fee.  Messrs. Conner and Hill are directors and executive officers of VillageEDOCS.  The warrants were valued at $105,000 (based on the Black Scholes option pricing model) and recorded against additional paid in capital based on the nature of the employee stock-based compensation

On February 17, 2004, the Company borrowed $1,700,000 from C. Alan and Joan P. Williams.  As an incentive for Mr. and Mrs. Williams to provide the loan, the Company issued them warrants to purchase 5,000,000 shares of the Company's restricted common stock at $0.10 per share exercisable until February 17, 2009.   On August 28, 2007, Mr. and Mrs. Williams exercised 2,000,000 warrants and tendered payment of $200,000 to the Company.  Accordingly, in connection with the warrant exercise, the Company issued 2,000,000 shares of its restricted common stock to Mr. and Mrs. Williams.

On January 19, 2000, the Company issued warrants to purchase 16,000 shares of the Company's restricted common stock at $0.18, as amended, in connection with an equipment leasing transaction.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is Computershare (formerly U.S. Stock Transfer Corp.), 1745 Gardena Ave., Glendale, CA 91204.

SHARES ELIGIBLE FOR FUTURE SALE

We have outstanding approximately 152,770,913 shares of common stock as of the date of this prospectus. All 188,977,261 shares registered pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). If shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

(1) 1% of the number of shares of our common stock then outstanding; or

(2) the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

Future sales of substantial amounts of our common stock in the public market or the possibility of these sales occurring, could affect prevailing market prices for our common stock or could impair our ability to raise capital through an offering of equity securities.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby.  The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  The information in the table below is current as of August 31, 2007.  All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information.  The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale.  The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After Offering" column assumes the sale of all shares offered.

As explained below under "Plan of Distribution," we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the Registration Statement, which includes this prospectus.

				Shares Beneficially Owned After the Offering
Selling Shareholder	Shares Beneficially Owned Prior to Offering	Percent	Shares Being Offered Pursuant to this Prospectus	Number of Shares	Percent

Barron Financing:
Barron Partners, LP (1)	38,500,000	4.99%	38,500,000	-	-
GoSolutions Acquisition (2):
Art Zegarek	2,418	*	2,418	-	-
Benjamin A. Stolz	542,549	*	542,549	-	-
Dale Clark	33,398	*	33,398	-	-
Daniel M. Doyle, Sr.	528,932	*	528,932	-	-
Danielson, Inc.	43,596	*	43,596	-	-
Deborah Kurtyka	243	*	243	-	-
Dennis A. Jeremias	445,311	*	445,311	-	-
Diamondcoral & Co	182,350	*	182,350	-	-
Frederick A. Burris ***	673,878	*	673,878	-	-
G. Kyle Gwinner	23,013	*	23,013	-	-
GoSolutions Equity, LLC ***	26,786,840	14.1%	26,786,840	-	-
Gregg Corella	534,861	*	534,861	-	-
H. Scott Seltzer	203,583	*	203,583	-	-
Hibbert Duncan	483	*	483	-	-
IFTCO	2,658,029	1.40%	2,658,029	-	-
Jeff Unger	333,983	*	333,983	-	-
Joe Humphreys	55,664	*	55,664	-	-
LCM Investments II, LLP	626,232	*	626,232	-	-
Continued.
Matthew Galvin	33,398	*	33,398	-	-
MediTECH, Ltd	33,652	*	33,652	-	-
Michael Mahaffy	97,904	*	97,904	-	-
Michael S. Pliner	78,909	*	78,909	-	-
Paul S. Hoffman	16,416	*	16,416	-	-
PrinVest Corporation	149,921	*	149,921	-	-
Resort Float & Co.	4,643,982	2.40%	4,643,982	-	-
Robert Burcham	476,073	*	476,073	-	-
Ronald J. Mudry	55,664	*	55,664	-	-
Sean Stasica	333,983	*	333,983	-	-
Shaun C. Pope ***	534,894	*	534,894	-	-
Thor R. Bendickson ***	1,136,532	*	1,136,532	-	-
Tom C. Lokey	579,844	*	579,844	-	-
Vinita M. Chinoy	333,983	*	333,983	-	-
W.Thompson Thorn, III	483,361	*	483,361	-	-

Previous Acquisitions, Debt Conversions, Private Placements, and Compensation for Services
Alexander Riess (3)***	6,000,000	3.10%	6,000,000	-	-
Barry Donner (4)	1,000,000	*	1,000,000	-	-
C. Alan and Joan P. Williams (5)***	64,865,336	34.00%	64,865,336	-	-
David Rhodes (4)	500,000	*	500,000	-	-
David Robb (4)	250,000	*	250,000	-	-
Dennis Lee (4)	250,000	*	250,000	-	-
Dennis Presnell (4)	100,000	*	100,000	-	-
Edward Block (4)	250,000	*	250,000	-	-
El Camino Resources, Inc. (6)	16,000	*	16,000	-	-
Gemstone Securities LLC (10)	500,000	*	500,000	-	-
Gerry Angeles (4)	50,000	*	50,000	-	-
Greg Roth (4)	336,400	*	100,000	236,400	-
James L. Campbell (7) ***	5,511,217	2.90%	5,500,000	11,217	-
James W. Townsend (8) ***	11,317,378	5.90%	11,082,046	235,332	*
Jessie B. Shelmire (9)	333,332	*	333,332	-	-
John Brewer (4)	583,616	*	500,000	83,616	*
John Hiserodt (4)	795,000	*	750,000	45,000	*
John Knobbe (4)	1,245,478	*	1,100,000	145,478	*
Judith Price (4)	100,000	*	100,000	-	-
Kathryn Fielding (4)	100,000	*	100,000	-	-
Lauren Wood (4)	510,000	*	500,000	10,000	*
Michael Santoro (4)	250,000	*	250,000	-	-
Patricia Huffaker (4)	50,000	*	50,000	-	-
Continued.

Richard Volpe (4)	500,000	*	500,000	-	-
Robert R. Blakely, Jr. (9)	333,334	*	333,334	-	-
Ron Adair (4)	500,000	*	500,000	-	-
Scott Grossman (4)	512,500	*	500,000	12,500	*
Scott R. Griffith (9)	333,334	*	333,334	-	-
Stephen A. Garner (7) ***	5,500,000	2.90%	5,500,000	-	-
Stephen Brom (4)	500,000	*	500,000	-	-
Ted Nishimura (4)	500,000	*	500,000	-	-
Tim Dales (4)	1,249,400	*	500,000	749,400	*
William Hickman (4)	530,459	*	500,000	30,459	*
William R. Falcon (3) ***	4,000,000	2.10%	4,000,000	-	-
	190,536,663		188,977,261	1,559,402

Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to its shares of common stock.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders.  The number of shares includes shares of common stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days.

*  Less than 1%

**  Assumes the sale of all shares of common stock offered hereby and no other transactions in the common stock by the selling stockholders of their affiliates.  Stockholders are not required to sell their shares.

*** Affiliate.  See "Principal Stockholders."

(1) Includes 5,000,000 shares of our common stock and 33,500,000 shares of our Series A Preferred Stock.  Barron has contractually agreed to restrict its ability to convert the Series A Preferred Stock and receive shares of our common stock such that the number of shares of common stock held by Barron in the aggregate and it's affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act.  Accordingly, the number of shares of common stock set forth in the table for the selling shareholders exceeds the number of shares of common stock that Barron could own beneficially at any given time through its ownership of the Series A Preferred Stock.

(2) Includes 42,663,879 shares of the Company's common stock issued effective May 1, 2006 at $0.10 per share (fair value) to 33 individuals and entities in connection with the acquisition of GoSolutions, Inc.

(3)  Includes warrants to purchase an aggregate of 10,000,000 shares of common stock at $0.15 per share issued on April 15, 2005 and in connection with the acquisition of PFI.  The warrants were valued at $2,100,000 (estimated based on the Black Scholes option pricing model) and vest at various amounts during the third, twelfth, twenty-fourth, and thirty-sixth months following the date of closing.

(4)  Includes an aggregate of 7,150,000 shares of VillageEDOCS' restricted common stock issued on June 30, 2005 at $0.10 per share, and 2,200,000 shares issued on September 30, 2005 at $0.10 per share, in connection with the conversion by a group of 23 holders of an aggregate of $935,000 in convertible secured promissory notes payable.  The Note Holders had previously purchased their notes from C. Alan and Joan P. Williams during 2005.  The Company and the Note Holders subsequently executed agreements to amend the terms of the notes to reduce the conversion price to $0.10 per share from $0.14 per share subject to the notes being converted to common stock within 30 days of the date of the amendment.  On June 30, 2005 and in connection with the amendment and subsequent conversion of the notes, the Company issued an aggregate of 500,010 shares of its restricted common stock to 5 individuals as finder's fees.  The 500,010 shares were issued at $0.15 per share (fair value on date of issuance) and are not included in this Registration Statement.  On September 30, 2005, in connection with the conversion of the notes, the Company issued an aggregate of 148,336 shares of its restricted common stock to five individuals as finder's fees.  The 148,336 shares were valued at $0.14 per share (fair value on date of issuance) and are not included in this Registration Statement. The entire amount of principal and interest on the notes was due at the earlier of one of three events, but not later than October 31, 2007.  Pursuant to the terms of the original notes held by the Williams, the shares of common stock underlying the notes were subject to piggyback registration rights.  The registration right was transferred to the Note Holders along with the conversion right when they purchased the notes from the Williams.

(5) Includes $169,703 of debt convertible to 1,212,164 shares of common stock at $0.14 per share and warrants to acquire 3,000,000 shares at $0.10 per share.    The convertible debt represents the outstanding balance of principal and interest pursuant to a $1,700,000 secured convertible promissory note issued by the Company on February 17, 2004 for cash.  The note bears interest at 10 percent per annum.  The note and accrued interest are due at the earlier of one of three events: 1) October 31, 2007; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000.  If the Company is acquired, the principal and accrued interest on the note are convertible into shares of the Company's common stock at the lower of $2.50 per share or the price paid per share by the acquirer.  Also includes up to 2,320,000 shares purchased by the shareholder for $740,000 in cash between November 1996 and September 2000 at prices ranging from $0.20 per share to $2.50 per share, 708,137 shares issued at $0.17 per share upon conversion of $117,941 in debt during April 1998, 15,686,502 shares issued at $0.13 per share upon conversion of $2,039,245 of convertible notes in May 2002, 40,332,669 shares issued at an average of $0.09 per share upon conversion of $3,682,609 of convertible notes in February 2005, less shares disposed of.

(6)  Includes warrants to purchase an aggregate of 16,000 shares of common stock at $0.18 per share through August 2014 issued in connection with an equipment lease transaction.

(7)  Includes 2,200,000 shares issued at $0.10 per share, 1,100,000 shares issued at $0.14 per share (fair value), 1,100,000 shares issued at $0.11 per share, and 1,100,000 shares issued at $0.04 per share (fair value) to each of Stephen A. Garner and James L. Campbell in full payment of the total purchase price for 100% of the common stock of TBS,.

(8)  Includes 3,284,685 shares of common stock issued for cash at prices ranging from $0.20 per share to $2.50 per share issued between November 1996 and September 2000, and 7,797,361 shares issued at $0.10 per share upon conversion of $779,736 in convertible promissory notes and accrued interest thereon during June 2005.

(9)  Includes an aggregate of 500,000 shares of common stock issued at $0.10 per share and an aggregate of 500,000 shares of common stock issued at $0.085 per share to three  individuals who are principals of Stonegate Securities, Inc. as a consulting fee in connection with a placement agency agreement.

(10)  Includes an aggregate of 500,000 shares of common stock issued to Gemstone Securities LLC at $0.05 per share as a consulting fee in connection with an engagement agreement.

Except as provided above, no affiliate of any of the selling stockholders has held any position or office with us or any of our affiliate and none of the selling stockholders has had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities.

CIRCUMSTANCES UNDER WHICH SELLING SHAREHOLDERS ACQUIRED SECURITIES

Barron Partners LP

On April 13, 2005, the Company issued a convertible note payable to Barron Partners, LP in the principal amount of $800,000 which was converted into 16,000,000 shares of the Company's Series A Preferred Stock on September 30, 2005.

In addition, we issued to Barron warrants, which were subsequently tendered to us and exchanged for 22,500,000 shares of our Series A Preferred Stock.  See "Description of Securities."

Pursuant to the terms of the note purchase agreement entered into in connection with issuance of the note and the warrants, the selling shareholder has contractually agreed to restrict its ability to convert its Series A Preferred Stock and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock.

GoSolutions, Inc. ("GSI") Acquisition

Effective May 1, 2006, the Company acquired 100% of the outstanding common and preferred stock of GSI from 33 stockholders of GSI for 42,663,879 shares of VillageEDOCS' restricted common stock, net of approximately 17,336,121 shares not issued in connection with two settlements, with an estimated fair value of $4,266,388 to GSI's stockholders.  VillageEDOCS' common stock was valued at $0.10 per share (fair value on date of acquisition).  In connection with the acquisition, VillageEDOCS entered into two settlement agreements with dissenting stockholders of GSI pursuant to which the dissenting stockholders agreed to waive all dissenters' rights regarding approval of the acquisition in consideration for cash in the aggregate amount of $965,000 in lieu of shares of VillageEDOCS common stock.

C. Alan and Joan P. Williams

The Company issued  2,320,000 shares of common stock to the Williams for $740,000 in cash between November 1996 and September 2000 at prices ranging from $0.20 per share to $2.50 per share, 708,137 shares issued at $0.17 per share upon conversion of $117,941 in debt during April 1998, 15,686,502 shares issued at $0.13 per share upon conversion of $2,039,245 of convertible notes in May 2002, and 40,332,669 shares issued at an average of $0.09 per share upon conversion of $3,682,609 of convertible notes in February 2005.  In addition, as of July 31, 2005, the Williams held $367,411 of debt pursuant to a convertible promissory note that is convertible to 2,624,364 shares of common stock at $0.14 per share.  Finally, the Williams hold warrants to acquire 3,000,000 shares of common stock at $0.10 per share exercisable until February 17, 2009.

As an inducement for the extension of the due date with respect to $2,039,245 in convertible promissory notes issued through April 10, 2002 and due between June 2002 and October 2003 (the "Notes") and as inducement for receipt of up to $610,000 in debt financing during 2002, the Company entered into two agreements dated May 9, 2002 with Mr. and Mrs. Williams, a Promissory Note Modification Agreement and a Security Agreement (the "May 9, 2002 Agreements").  Pursuant to the May 9, 2002 Agreements, the Notes were modified to extend the due date to October 31, 2005 and to grant to Mr. and Mrs. Williams piggyback registration rights with respect to all previously unregistered shares of the Company's common stock held by them, whether issued for cash or for conversion of the Notes, as modified.  Between June and September of 2005, the Williams sold $935,000 in notes to the 21 individuals listed on the table under the heading Selling Stockholders.  The Company and the 21 individuals subsequently executed agreements to amend the terms of the notes to reduce the conversion price to $0.10 per share from $0.14 per share subject to the notes being converted to common stock within 30 days of the date of the amendment.  The entire amount of principal and interest on the notes was due at the earlier of one of three events, but not later than October 31, 2007.  Pursuant to the terms of the original notes held by the Williams, the shares of common stock underlying the notes were subject to piggyback registration rights.  The registration right was transferred to the note holders along with the conversion right when they purchased the notes from the Williams.

As of September 30, 2005, all 21 of the individuals had converted their notes to shares of common stock, and the Company issued 9,350,000 shares of common stock at $0.10 per share.

James W. Townsend

We issued 3,284,685 shares of common stock to Mr. Townsend for cash at prices ranging from $0.20 per share to $2.50 per share between November 1996 and September 2000, and 7,797,361 shares issued at $0.10 per share upon conversion of $779,736 in convertible promissory notes and accrued interest thereon during June 2005.  On July 15, 2002, the Company entered into a Promissory Note Modification Agreement with James Townsend with respect to $507,747 in convertible promissory notes issued through January 12, 2001 and due between June 2002 and October 2003 (the "Townsend Notes").  Pursuant to this agreement, the Townsend Notes were modified to extend the due date to October 31, 2005 and to grant to Mr. Townsend piggyback registration rights with respect to all previously unregistered shares of the Company's common stock held by them, whether issued for cash or for conversion of the Notes, as modified.

James L. Campbell and Stephen A. Garner

On February 17, 2004, we purchased 100% of the issued and outstanding capital stock of TBS from Stephen A. Garner and James L. Campbell.  We purchased TBS with $1.5 million in cash, convertible secured promissory notes totaling $600,000, and 11 million restricted shares of our common stock.   Payment of 4,400,000 (or 40%) of the shares were made at the closing , and payment of 6,600,000 (or 60%) of the shares was contingent upon TBS meeting certain net revenue goals in each of the first three fiscal years following the closing and, therefore, will take place over a three year period from the date of purchase.  During each of 2005, 2006, and 2007, we have issued an additional 2,200,000 shares of common stock to Messrs. Garner and Campbell pursuant to the purchase agreement.

Alexander Riess and William Falcon

Effective April 1, 2005, VillageEDOCS purchased 100% of the issued and outstanding capital stock of Resolutions from its two shareholders, Alexander Riess and William Falcon.  The acquisition closed on April 15, 2005.  VillageEDOCS purchased Resolutions with two promissory notes in the aggregate amount of $200,000, payment in full at closing of an existing third-party promissory note in the amount of $432,000, and warrants to purchase an aggregate of 10,000,000 shares of VillageEDOCS' common stock at $0.15 per share.  The warrants were valued at $2,100,000 (estimated based on the Black Scholes option pricing model) and vest at various amounts during the third, twelfth, twenty-fourth, and thirty-sixth months following the date of closing.

Stonegate Securities, Inc.

On October 31, 2006 and in connection with a placement agency agreement, the Company issued an aggregate of 500,000 shares of its restricted common stock to three persons who are principals of Stonegate Securities, Inc..  The shares were valued at $0.10 per share (the estimated fair value on the measurement date). On February 27, 2007, and pursuant to the placement agency agreement, the Company issued an aggregate of 500,000 shares of its restricted common stock to the three principals of Stonegate Securities, Inc.  The 500,000 shares issued on February 27, 2007 were valued at $0.085 per share (the estimated fair value on the measurement date).

Gemstone Securities LLC

On August 28, 2007 and in connection with an engagement agreement, the Company issued an aggregate of 500,000 shares of its restricted common stock to Gemstone Securities LLC.  The shares were valued at $0.05 per share (the estimated fair value on the measurement date).

El Camino Resources

El Camino Resources acquired warrants to purchase an aggregate of 16,000 shares of common stock at $0.18 per share through August 2014 in connection with an equipment lease transaction.

We relied upon the exemptions from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act in connection with the unregistered sale of our equity securities as described above.

PLAN OF DISTRIBUTION

                    The Registration Statement relates to the Offering of 188,977,261 shares of common stock owned by the selling stockholders. We will not receive any proceeds from the sale of such shares. The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

The selling stockholders may use any one or more of the following methods when selling shares:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the    block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•short sales after this Registration Statement becomes effective;

•broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•a combination of any such methods of sale; and

•any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box after this Registration Statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.  If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

  The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Johnson, Pope, Bokor, Ruppel & Burns LLP.  As of August 31, 2007, Michael  T. Cronin, a partner in such firm, owned options to purchase 555,555 shares of our common stock.

EXPERTS

The consolidated financial statements of VillageEDOCS and subsidiaries as of December 31, 2006 and for the years ended December 31, 2006 and 2005, included in this prospectus, have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their report appearing herein, and elsewhere in this Registration Statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

                    No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent registered public accounting firm.

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement on Form SB-2 (including exhibits) under the Securities Act, with respect to the shares to be sold in this Offering. This prospectus does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to our Company and the common stock offered in this prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof.  With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

Once the Registration Statement is declared effective with the SEC, we will be subject to the information and reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC pursuant to the Securities Act.  The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that site is  http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

VILLAGEEDOCS

Financial Statements
For the Years Ended December 31, 2006 and 2005
Together with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 To the Board of Directors of VillageEDOCS

We have audited the accompanying consolidated balance sheet of VillageEDOCS and subsidiaries (the "Company") as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VillageEDOCS and subsidiaries at December 31, 2006, and the results of their operations and their cash flows for each of the years in the two-year period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses and has a working capital deficit of $3,135,727.  These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

As described in Note 3 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based compensation to adopt Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment."

/s/ KMJ Corbin & Company, LLP
Irvine, California
March 29, 2007

VillageEDOCS and subsidiaries
Consolidated Balance Sheet
December 31,
2006

ASSETS
Current assets:
Cash	$ 568,819
Accounts receivable, net of allowance for doubtful
accounts of approximately $70,000	962,977
Inventories, net	190,448
Prepaid expenses and other current assets	167,722
Total current assets	1,889,966

Property and equipment, net	473,657
Other assets	37,542
Goodwill	8,692,483
Other intangibles, net	4,061,153
$ 15,154,801

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 657,399
Accrued expenses	2,060,099
Deferred revenue	1,076,908
Capital lease obligation	8,150
Line of credit	840,000
Notes payable to related parties	30,000
Convertible notes and accrued interest payable to
related parties, net of unamortized debt discount of $12,233	353,137
Total current liabilities	5,025,693

Long term liability	180,000
Total liabilities	5,205,693

Commitments and contingencies

Stockholders' equity:
Series A Preferred stock, par value $0.001 per share:
Authorized -- 48,000,000 shares
Issued and outstanding -- 33,500,000 shares	33,500
(liquidation preference of $1,675,000)
Common stock, no par value:
Authorized -- 400,000,000 shares
Issued and outstanding -- 147,368,127 shares	17,910,133
Additional paid-in capital	13,774,698
Accumulated deficit	(21,769,223)
Total stockholders' equity	9,949,108
$ 15,154,801
See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
	2006	2005
Net sales	$ 12,912,173	$ 8,768,446
Cost of sales	5,107,402	3,059,316
Gross profit	7,804,771	5,709,130
Operating expenses:
Product and technology
development	1,605,865	1,066,923
Sales and marketing	1,490,656	1,137,166
General and administrative	4,765,739	3,086,788
Depreciation and amortization	738,504	293,067
Total operating expenses	8,600,764	5,583,944
Income (loss) from operations	(795,993)	125,186

Change in fair value of derivative liability	-	130,903
Interest expense, net of interest income	(112,233)	(8,074,489)
Other income (expense), net	40,099	(282,474)
Loss before provision for
income taxes	(868,127)	(8,100,874)

Provision for income taxes	14,005	44,054
Net loss	$ (882,132)	$ 8,144,928)

Basic and diluted loss available to
common stockholders per common
share	$ (0.01)	$ (0.10)

Weighted average shares outstanding -
basic and diluted	131,185,095	82,728,108

See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries
Statements of Stockholders' Equity (Deficit)
For the Years Ended December 31, 2006 and 2005

	Series A
	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Balances, January 1, 2005	-	$ -	36,036,544	$ 7,464,373	$ 2,244,451	$ (12,742,163)	$ (3,033,339)

Estimated fair value of common stock issued to
employees as compensation	-	-	142,606	21,497	-	-	21,497
Estimated fair value of common stock
issued as acquisition cost	-	-	2,200,000	308,000	-	-	308,000
Estimated fair value of common stock issued in
connection with acquisition	-	-	110,000	15,400	-	-	15,400
Estimated fair value of common stock issued for							-
conversion of note payable principal and interest	-	-	57,480,030	5,397,345	-	-	5,397,345
Estimated fair value of common stock issued
in connection with consulting fees for services	-	-	50,000	7,500	-	-	7,500
Estimated fair value of common stock issued
as finders fees for debt conversion	-	-	648,346	95,769	-	-	95,769
Estimated fair value of warrants issued in
connection with the acquisition of PFI	-	-	-	-	2,100,000	-	2,100,000
Estimated fair value of additional beneficial conversion
feature on repriced convertible notes payable	-	-	-	-	374,165	-	374,165
Estimated fair value of induced conversion	-	-	-	-	434,572	-	434,572
Conversion of notes payable to preferred stock	16,000,000	16,000	-	-	784,000	-	800,000
Conversion of preferred stock to common stock	(2,500,000)	(2,500)	2,500,000	2,500	-	-	-
Reclassification of warrant liability	-	-	-	-	7,302,899	-	7,302,899
Net loss			-	-	-	(8,144,928)	(8,144,928)

Balances, December 31, 2005	13,500,000	13,500	99,167,526	13,312,384	13,240,087	(20,887,091)	5,678,880

	Series A
	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Estimated fair value of common stock issued to
employees as compensation	-	-	66,000	7,260	-	-	7,260
Estimated fair value of common stock
issued as acquisition cost of TBS	-	-	2,200,000	242,000	-	-	242,000
Estimated fair value of common stock issued as
acquisition cost of TBS	-	-	110,000	12,100	-	-	12,100
Estimated fair value of common stock
issued as acquisition cost of GSI	-	-	42,663,879	4,266,388	-	-	4,266,388
Estimated fair value of common stock issued
in connection with consulting services	-	-	660,722	67,501	-	-	67,501
Issuance of preferred stock in consideration
for cancellation of common stock warrants	22,500,000	22,500	-	-	(22,500)	-	-
Conversion of preferred stock to common stock	(2,500,000)	(2,500)	2,500,000	2,500	-	-	-
Estimated fair value of vested stock options	-	-	-	-	557,111	-	557,111
Net loss			-	-	-	(882,132)	(882,132)
Balances, December 31, 2006	33,500,000	$ 33,500	147,368,127	$ 17,910,133	$ 13,774,698	$ (21,769,223)	$ 9,949,108

See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2006	2005
Cash Flows from Operating Activities:
Net loss	$ (882,132)	$ (8,144,928)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	738,504	293,067
Provision for doubtful accounts receivable	37,901	4,550
Estimated fair value of stock options issued to
employees for services rendered	557,111	-
Common stock issued to employees and non-employees
for services rendered	74,761	124,766
Interest expense in connection with induced conversion of debt	-	434,572
Amortization of debt issue costs	-	85,000
Amortization of debt discount	14,676	7,444,770
Change in fair value of derivative liability	-	(130,903)
Accrued interest on convertible notes	5,961	91,870
Gain on sale of assets	1,700	-
Changes in operating assets and liabilities, net of
effects of acquisition:
Accounts receivable	352,818	(20,558)
Inventories	(423)	44,129
Prepaid expenses and other current assets	(76,774)	(45,148)
Other assets	31,300	(9,360)
Accounts payable	(152,285)	(147,635)
Accrued expenses	(148,905)	245,924
Deferred revenue	(177,589)	89,173
Net cash provided by operating activities	376,624	359,289
Cash Flows from Investing Activities:
Purchases of property and equipment	(132,511)	(23,159)
Additions to capitalized software development costs	(1,189)	(32,981)
Cash acquired in acquisition of GSI, net of cash paid	234,535	-
Cash paid for acquisition of PFI	-	(378,189)
Costs incurred for purchase of GSI	(130,054)	-
Costs incurred for purchase of PFI	-	(47,500)
Net cash used in investing activities	(29,219)	(481,829)
Cash Flows from Financing Activities:
Proceeds from notes payable to related parties	10,000	80,000
Proceeds from notes payable	-	715,000
Payments on capital lease obligations	(4,075)	(4,963)
Principal and interest payments on notes payable to related partie	(346,562)	(163,455)
Principal payments on convertible notes to related parties	(200,000)	(200,000)
Net cash (used in) provided by financing activities	(540,637)	426,582
Net change in cash	(193,232)	304,042
continued.

Cash, beginning of period	762,051	458,009
Cash, end of period	$ 568,819	$ 762,051
Supplemental disclosure of cash flow information -
Cash paid during the period for:
Interest	$ 99,320	$ 42,768
Income taxes	$ 4,000	$ 34,254

Supplemental Schedule of Noncash Investing
and Financing Activities:	2006	2005

Issuance of common stock as acquisition cost	$254,100	$323,400
Issuance of notes payable in acquisition	$-	$200,000
Issuance of common stock as finder's fees	$-	$95,769
Issuance of preferred stock on conversion of debt	$-	$800,000
Issuance of common stock on conversion of preferred stock	$2,500	$2,500
Issuance of common stock on conversion of debt
and accrued interest	$-	$5,397,345
Estimated fair value of common stock issued in connection
with acquisition	$4,266,388	$-
Estimated fair value of warrants issued in connection
with acquisition	$-	$2,205,000
Estimated fair value of debt discount in connection with
issuance of convertible note payable	$-	$374,165
Reclassification of warrant liability	$-	$7,302,899
Accrual for patent license	$250,000	$-
Equipment financed through capital lease	$12,225	$-
Issuance of preferred stock in consideration for cancellation
of warrants	$22,500	$-

See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

1.               Background, Organization and Basis of Presentation

VillageEDOCS (the "Company" or "VillageEDOCS") was incorporated in 1995 in Delaware and reincorporated in California in 1997. The Company has historically operated an electronic document delivery service marketed to organizations throughout the United States and internationally.  On February 17, 2004, the Company acquired Tailored Business Systems, Inc. ("TBS").  TBS provides various programming, processing and printing services to governmental entities, including installing software, hardware, printing and mailing of property tax forms.  On June 16, 2004, the holders of a majority of the voting capital stock of the Company voted to approve a Plan of Restructuring that included the reorganization of the Company's electronic document delivery business into a wholly owned subsidiary of the Company.  In connection with the reorganization, the Company formed MessageVision, Inc. ("MVI") on October 25, 2004.  Effective April 1, 2005, the Company acquired Phoenix Forms, Inc. dba Resolutions ("PFI" or "Resolutions").  Resolutions provides products for document management, document archiving, document imaging, document scanning, e-mail archiving, and electronic forms.  Effective May 1, 2006, the Company acquired GoSolutions, Inc. ("GSI").  GSI provides enhanced voice and data communications services including speech-driven messaging, unified communications, and audio conferencing applications. The consolidated financial statements include the accounts of the Company and those of MVI, TBS, Resolutions, and GSI, its wholly owned subsidiaries, since October 25, 2004, February 17, 2004, April 1, 2005, and May 1, 2006, respectively.   All significant inter-company transactions and balances have been eliminated in consolidation.

2.               Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses since inception, and has a working capital deficit of $3,135,727.  The Company's losses are continuing and are expected to continue until such time as the Company is able to sufficiently expand its existing businesses or is able to consummate business combination transactions with other businesses whose profits are sufficient to offset any ongoing losses from operating the holding company that owns GSI, Resolutions, TBS and MVI.

The Company's success is dependent upon numerous items, certain of which are the successful growth of revenues from its products and services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company's current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations.  These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing.  The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can achieve or maintain profitable operations.

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability.  However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include capital infusions, additional equity financing or debt offerings.  Although cash flows from operations have recently improved to a level sufficient to support operating expenses, should such cash flows decrease for any reason, management plans to obtain debt and equity financing from new and existing stockholders.    There can be no assurance that funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve or sustain profitable operations.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

3.               Summary of Significant Accounting Policies

a.      Segments of an Enterprise and Related Information

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires the Company to report information about segments of its business in annual financial statements and requires it to report selected segment information in its quarterly reports issued to stockholders. SFAS No. 131 also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company's five reportable segments are managed separately based on fundamental differences in their operations. At December 31, 2006, the Company operated in the following five reportable segments (see Note 12):

(a)  Electronic document delivery services,
(b)  Government accounting solutions,
(c)  Electronic forms,
(d)  Integrated communications, and
(e)  Corporate.

The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in this summary of significant accounting policies.

b.     Concentration of Credit Risk

The Company extends credit to its customers and performs ongoing credit evaluations of such customers.  The Company does not obtain collateral to secure its accounts receivable.  MVI and GSI generally require a valid credit card or ACH debit account to collateralize credit extended to non-corporate clients. The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary.  At December 31, 2006, the Company has recorded an allowance for doubtful accounts of approximately $70,000.

For the year ended December 31, 2006, independent representatives of one enterprise accounted for approximately 23% of total revenues.  There were no such concentrations for the year ended December 31, 2005.

No single customer accounted for more than 10% of accounts receivable at December 31, 2006.

c.      Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the realizability of accounts receivable, inventories, recoverability of long-lived assets, valuation of stock options, warrants, derivative liabilities, and deferred taxes.   Actual results could differ from those estimates.

d.     Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years.  Equipment under capital lease obligations is depreciated over the shorter of the estimated useful life or the term of the lease.  Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred.

e.      Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," as revised by SAB No. 104.  As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, or services have been performed, the price is fixed or readily determinable and collectibility is probable.  Sales are recorded net of sales discounts.

The Company has adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as well as SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions."  The SOPs generally require revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair market values of each of the elements. The fair value of an element must be based on vendor-specific objective evidence ("VSOE") of fair value. Software license revenue generated by TBS and Resolutions, allocated to a software product is recognized upon delivery of the product, or deferred and recognized in future periods to the extent that an arrangement includes one or more elements that are to be delivered at a future date and for which VSOE has not been established.  Maintenance and support revenue is recognized ratably over the maintenance term.  First-year maintenance typically is sold with the related software license and renewed on an annual basis thereafter. Estimated fair values of ongoing maintenance and support obligations are based on separate sales of renewals to other customers or upon renewal rates quoted in the contracts. For such arrangements with multiple obligations, the Company allocates revenue to each component of the arrangement based on the estimated fair value of the undelivered elements. Fair value of services, such as consulting or training, is based upon separate sales of these services. The Company at times may enter into multiple-customer contracts in which the Company allocates revenue based on the number of specified users at each customer, and recognizes revenue upon customer acceptance and satisfying the other applicable conditions of the above described accounting policy.

Services revenue is recognized as the service is performed assuming that sufficient evidence exists to estimate the fair value of the services.  Consulting and training services are billed based on contractual hourly rates and revenues are recognized as the services are performed. Consulting services primarily consist of implementation services related to the installation of the Company's products which do not require significant customization to or modification of the underlying software code.

Revenue from subscription agreements consists of fixed monthly fees and usage charges, generally based on per minute rates.  Subscription agreement revenue related to MVI and GSI usage service charges are billed monthly in arrears and the associated revenues are recognized in the month of service. Recurring charges for the GoSolo (TM) platform are billed in advance on a monthly basis and recorded as deferred revenues. The Company recognizes subscription agreement revenue ratably over the service period, which management believes approximates the actual provision of services. Professional service fee revenue consists of consulting fees charged to enterprise clients for GoSolo (TM) platform enhancements. The Company recognizes professional service fee revenue on a time and materials basis over the service period, which management believes approximates the actual provision of services.  Wholesale enhanced voicemail services consists of fees charged to telecommunications providers for use of the GoSolo (TM) platform to provide their customers with hosted electronic voicemail, billed monthly in arrears and the associated revenues are recognized in the month of service.

Significant management judgments and estimates must be made in connection with determination of the revenue to be recognized in any accounting period. If the Company made different judgments or utilized different estimates for any period, material differences in the amount and timing of revenue recognized could result.

f.      Product and Technology Development

Product and technology development expense includes personnel costs relating to developing the features, content and functionality of MVI's internet-enabled fax services and web site, TBS's government accounting software, Resolution's electronic form software, and GSI's communications services.  Product and technology development costs are expensed as incurred.

g.     Advertising

The Company expenses all advertising costs as incurred.  Advertising costs were $99,236 and $100,055 for the years ended December 31, 2006 and 2005, respectively.

h.   Risks and Uncertainties

The Company operates in industries that are subject to intense competition, government regulation and rapid technological change.  The Company's operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an operating business, including the potential risk of business failure.

i.    Fair Value of Financial Instruments

The carrying amount of certain of the Company's financial instruments as of December 31, 2006 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, accrued expenses, capital lease obligations, and notes payable. The fair value of convertible notes payable to related parties is not determinable as the borrowings are with related parties.

j.  Loss per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive.  All potentially dilutive shares, approximately 4,149,548 and 17,741,983 as of December 31, 2006 and 2005, respectively, have been excluded from diluted loss per share, as their effect would be anti-dilutive for the periods then ended.

k.   Comprehensive Income

The Company has no other items of comprehensive income.

l.       Web Site Development Costs

During the years ended December 31, 2006 and 2005, the Company did not capitalize any additional amounts related to its web site in accordance with the Emerging Issues Task Force ("EITF") Issue No. 00-2, "Accounting for Web Site Development Costs."  Web site development costs were amortized using the straight-line method over the estimated useful life of three years.  During the years ended December 31, 2006 and 2005, the Company recorded amortization of web site development costs of $0 and $7,319, respectively.

m.             Software Development Costs

The Company capitalizes software development costs pursuant to SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," after technological feasibility of the software is established, which is generally the completion of a working prototype and ends upon general release of the product to the Company's customers. All costs incurred in the research and development of new software and costs incurred prior to the establishment of technological feasibility are expensed as incurred. Capitalized costs consist of direct costs and allocated overhead associated with the development of the software products.  Amortization of software development costs commences when the product becomes available for general release to customers and is computed based on the straight-line method over the software's estimated economic life of approximately three years.  The Company reviews the unamortized software development costs at each balance sheet date and, if necessary, will write down the balance to net realizable value if the unamortized costs exceed the net realizable value of the asset.  At December 31, 2006, management determined that no impairment existed.

n.     Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method for financial accounting and reporting purposes.  Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

o.     Stock-Based Compensation

At December 31, 2006, the Company had two stock-based compensation plans.

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)") which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. SFAS 123(R) supersedes the Company's previous accounting under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 107, "Valuation of Share-Based Payment Arrangements for Public Companies" ("SAB No. 107") relating to SFAS 123(R). The Company has applied the provisions of SAB No. 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company's fiscal year 2006. The Company's consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company's consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's consolidated statement of operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Under the intrinsic value method, stock-based compensation expense was recognized in the Company's consolidated statements of operations, other than for option grants to employees below the fair market value of the underlying stock at the date of grant.  No option-based employee compensation cost was recognized in the consolidated statement of operations for the year ended December 31, 2005, as all options granted under these plans had an exercise price equal to or greater than the fair market value of the underlying common stock on the date of grant.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company's consolidated statement of operations for the year ended December 31, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As stock-based compensation expense recognized in the consolidated statement of operations for the year ended December 31, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the year ended December 31, 2006, of approximately 11% was based on historical forfeiture experience and estimated future employee forfeitures. The estimated pricing term of option grants for 2006 was five years. In the Company's pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company's loss position, there were no such tax benefits during the year ended December 31, 2006. Prior to the adoption of SFAS 123(R) those benefits would have been reported as operating cash flows had the Company received any tax benefits related to stock option exercises.

Description of Plans

The Company's stock option plans provide for grants of options to employees and directors of the Company to purchase the Company's shares, as determined by management and the board of directors, at the fair value of such shares on the grant date. The options generally vest over a five-year period beginning on the grant date and have a seven-year term. As of December 31, 2006, the Company is authorized to issue up to 65,000,000 shares under these plans and has approximately 26,000,000 shares available for future issuances.

Summary of Assumptions and Activity

The fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model even though the model was developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which differ significantly from the Company's stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility is based on the historical volatility of the Company's stock price. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.  The fair value of options granted was estimated using the following weighted-average assumptions:

	2006	2005
Stock options:
Expected term (in years)	5.0	5.3
Expected volatility	316%	209%
Risk-free interest rate	3.55%	3.80%
Dividend yield	-	-

The following table illustrates the effect on net loss and net loss per share for the year ended December 31, 2005 as if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company's stock option plans. For purposes of this pro forma disclosure, the fair value of the options is estimated using the Black-Scholes option-pricing model and amortized on a straight-line basis to expense over the options' vesting period:

Year
Ended
December 31,
2005

Net loss - as reported	$ (8,144,928)
Add: Share-based employee compensation
expense included in net loss - as reported	-
Deduct: Share-based employee compensation
expense determined under fair value method,
net of related tax effects - pro forma	(960,000)
Net loss - pro forma	(9,104,928)

Basic and diluted loss available to common
stockholders per common share - as reported	$ (0.10)

Basic and diluted loss available to common
stockholders per common share - pro forma	$ (0.11)

A summary of option activity as of December 31, 2006 and changes during the year then ended, is presented below:

	December 31, 2006
		Weighted-Average
			Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
Options outstanding at January 1, 2006	27,184,670	$0.22
Options granted	14,120,000	$0.15
Options forfeited	(2,333,113)	$0.28
Options exercised	-	$-
Options outstanding at December 31, 2006	38,971,557	$0.19	5.7	$21,000
Options vested or expected to vest	37,216,997	$0.19	5.7	$21,000
Options exercisable at December 31, 2006	22,419,108	$0.26	4.1	$21,000

The weighted-average grant date fair value of options granted during 2006 was $0.14 per option.  Upon the exercise of options, the Company issues new shares from its authorized shares.

As of December 31, 2006, there was $1,013,714 of total unrecognized compensation cost related to employee and director stock option compensation arrangements. That cost is expected to be recognized on a straight-line basis over the next 4.1 weighted average years.

As a result of adopting SFAS 123(R) on January 1, 2006, the Company's loss before provision for income taxes and net loss for 2006 was $557,111 higher than if it had continued to account for share-based compensation under APB 25. Basic and diluted net loss per share for 2006 was not affected by the adoption of SFAS 123(R).

The following table summarizes stock-based compensation expense related to employee and director stock options under SFAS 123(R) for the year ended December 31, 2006, net of estimated forfeitures, which was allocated as follows:

Year
Ended
December 31,
2006

Stock-based compensation expense included in:
General and administrative	$557,111

All issuances of the Company's stock for non-cash consideration have been assigned a dollar amount equaling either the market value of the shares issued or the value of consideration received whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares issued. In certain issuances, the Company may discount the value assigned to the issued shares for illiquidity and restrictions on resale.

p.               Inventories

Inventories consist primarily of supplies, forms, envelopes, and software licenses purchased for resale.  Cost is determined on a first-in, first-out basis.  The Company periodically reviews its inventory quantities on hand and adjusts for excess and obsolete inventory based primarily on historical usage rates and its estimated forecast of product demand.  Actual demand may differ from the Company's estimates.  Once established, write-downs of inventory are considered permanent adjustments to the basis of the excess or obsolete inventory.

q.               Goodwill and Other Intangible Assets

Goodwill represents the excess of acquisition cost over the net assets acquired in a business combination and is not amortized in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS No. 142 require that the Company allocate its goodwill to its various reporting units, determine the carrying value of those businesses, and estimate the fair value of the reporting units so that a two-step goodwill impairment test can be performed.  In the first step of the goodwill impairment test, the fair value of each reporting unit is compared to its carrying value.  Management reviews, on an annual basis, the carrying value of goodwill in order to determine whether impairment has occurred.  Impairment is based on several factors including the Company's projection of future undiscounted operating cash flows. If an impairment of the carrying value were to be indicated by this review, the Company would perform the second step of the goodwill impairment test in order to determine the amount of goodwill impairment, if any.

The changes in the carrying amount of goodwill for the year ended December 31, 2006 are as follows (see Note 5):

Balance, December 31, 2005	$5,166,132
Goodwill acquired	3,805,351
Goodwill adjustment related to PFI	(279,000)

Balance, December 31, 2006	$8,692,483

The Company performed an impairment test on goodwill as of December 31, 2006.  Based on its analysis as of December 31, 2006, the Company's management believes there is no impairment of its goodwill.  There can be no assurance, however, that market conditions will not change or demand for the Company's products or services will continue, which could result in impairment of goodwill in the future.

Identifiable intangibles acquired in connection with business acquisitions are recorded at their respective fair values (see Note 5).  Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed.

r.                Beneficial Conversion Feature

The convertible features of convertible notes provides for a rate of conversion that is below market value (see Note 6). Such feature is normally characterized as a "beneficial conversion feature" ("BCF"). Pursuant to EITF No. 98-5 "Accounting For Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio" and EITF No. 00-27,"Application of EITF Issue No. 98-5 To Certain Convertible Instruments," the relative fair values of the BCFs have been recorded as a discount from the face amount of the respective debt instrument. The Company is amortizing the discount using the effective interest method through maturity of such instruments. The Company records the corresponding unamortized debt discount related to the BCF as interest expense when the related instrument is converted into the Company's common stock.

s.                Long-Lived Assets

In the event that facts and circumstances indicate that equipment or other long-lived assets may be impaired, an evaluation of recoverability would be performed.  If an evaluation is required, the estimated future discounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment charge is necessary.  The amount of long-lived asset impairment, if any, is charged to operations in the period in which long-lived asset impairment is determined.  At December 31, 2006, management believes there is no impairment of its long-lived assets.  There can be no assurance, however, that market conditions will not change or demand for the Company's products or services will continue, which could result in impairment of long-lived assets in the future.

t.                 Warranty Costs

The Company provides a limited 90 day warranty on certain products sold. Estimated future warranty obligations related to certain products and services are provided by charges to operations in the period in which the related revenue is recognized. As of December 31, 2006, management of the Company determined that a warranty reserve was not necessary.  In addition, the charges to expense during the years ended December 31, 2006 and 2005 were insignificant.

u.     New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board ("FASB") finalized and issued Interpretation No. 48, ("FIN 48"), entitled "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 ," which defines the threshold for recognizing the benefits of tax return positions as well as guidance regarding the measurement of the resulting tax benefits. FIN 48 requires a company to recognize for financial statement purposes the impact of a tax position if that position is "more likely than not" to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). FIN 48 will be effective as of the beginning of the Company's fiscal year ending December 31, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.

In September 2006, the SEC Staff issued SAB No. 108 "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" to require registrants to quantify financial statement misstatements that have been accumulating in their financial statements for years and to correct them, if material, without restating. Under the provisions of SAB No. 108, financial statement misstatements are to be quantified and evaluated for materiality using both balance sheet and income statement approaches. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of this pronouncement did not have a material impact on the Company's consolidated results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157, entitled "Fair Value Measurements," to define fair value, establish a framework for measuring fair value and expand disclosures about fair value measurements. This statement provides guidance related to the definition of fair value, the methods used to measure fair value and disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS No. 157 on its consolidated financial statements.

v.               Derivative Financial Instruments

In connection with the issuance of certain convertible notes payable (see Note 6), the terms of the notes payable provided for a conversion of the notes into shares of the Company's common stock at a rate which was determined to be variable. The Company determined that the variable conversion feature was an embedded derivative instrument pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. The accounting treatment of derivative financial instruments required that the Company record the derivatives and related warrants at their fair values as of the inception date of the note agreements and at fair value as of each subsequent balance sheet date. In addition, under the provisions of EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," as a result of entering into the note agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date. Any change in fair value was recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, the Company recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, the Company recorded non-operating, non-cash income.

At December 31, 2006, the Company had no derivative liabilities since the related variable debt instruments were settled in full in 2005.  During 2005, the Company recognized other income of $130,903 related to recording the derivative liabilities at fair value.  At the settlement date, the remaining derivative liabilities with a value of $7,302,899 were reclassified to additional paid-in capital.

Warrant-related derivatives were valued using the Black-Scholes Option Pricing Model with the following assumptions during the year ended December 31, 2005: dividend yield of 0%; average annual volatility of 209%; and an average risk free interest rate of 3.8%.

4.               Property and Equipment

            Property and equipment consist of the following as of December 31, 2006:

Computer equipment	$685,667
Furniture and equipment	675,333
Automobiles	98,116
Software	211,970
1,671,086
Less-- accumulated depreciation	(1,197,429)
$473,657

Depreciation expense for property and equipment for 2006 and 2005 was $279,865 and $156,452, respectively.

5.               Acquisitions and Intangible Assets

TBS

On February 17, 2004, the Company purchased 100% of the issued and outstanding capital stock of TBS from Stephen A. Garner and James L. Campbell.  On May 1, 2006 and pursuant to the TBS acquisition agreement, the Company issued 1,100,000 shares of common stock to each of Messrs. Garner and Campbell.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned) and recorded as additional purchase price.

On June 29, 2006 and in connection with the acquisition of TBS, the Company issued 110,000 shares of its restricted common stock to a non-affiliate pursuant to a finder's fee agreement.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned) and recorded as additional purchase price.

GSI

Effective May 1, 2006, VEDO Merger Sub, Inc., a wholly owned subsidiary of VillageEDOCS, acquired 100% of the outstanding common and preferred stock of GSI (the "Acquisition").

GSI is a Florida corporation formed in 2000 to acquire Go Solo Technologies, Inc., which has been operating continuously since 1999.  GSI is headquartered in St. Petersburg, Florida.

The terms of the Acquisition were the result of arms-length negotiations.  None of the GSI shareholders were previously affiliated with VillageEDOCS.

GSI is an emerging integrated communications provider offering Web based communication services that enables users to utilize naturally spoken voice commands and a telephone to gain access to a wide range of vital Internet and database driven information services as well as its proprietary unified messaging and enhanced services platform, GoSolo (TM). The GoSolo (TM) platform provides toll-free telephone service primarily to enterprises, their independent representatives and individual consumers.

The Company acquired GSI because it believes that the combined entities will be able to create a more complete suite of business products and services, more effectively sell and market its business product and service offerings, create a unified applications platform, increase the likelihood of accessing public capital markets and obtaining conventional financing from commercial banks, and respond more quickly and effectively to technological change, increased competition and market demands.

Effective May 1, 2006, VillageEDOCS issued 42,663,879 shares of its common stock, net of approximately 17,336,121 shares not issued in connection with two settlements (see below), with an estimated fair value of $4,266,388, to GSI's stockholders.  VillageEDOCS' common stock was valued at $0.10 per share, the fair value of VillageEDOCS' common stock on the date of the acquisition.

In connection with the Acquisition, VillageEDOCS and dissenting shareholders of GSI holding approximately 1,771,000 and 3,021,000 shares of GSI's common and preferred Series A stock, respectively, entered into settlement agreements (the "Settlement Agreements").  Pursuant to the Settlement Agreements, the dissenting shareholders agreed to waive all dissenters' rights regarding approval of the Acquisition.  In exchange for the waiver, VillageEDOCS agreed to pay cash in the amount of $965,000 in lieu of shares of its common stock.

The Acquisition has been accounted for using the purchase method of accounting.

VillageEDOCS funded the required payment under the Settlement Agreements with proceeds from GSI's cash balance of $965,000, $840,000 of which was provided by its $1,000,000 revolving line of credit with a financial institution (see Note 6).

In connection with the Acquisition, VillageEDOCS incurred approximately $130,000 in acquisition-related costs including, but not limited to, expenses incurred for legal, accounting and travel.

The acquisition price was comprised of the following:

Cash in accordance with settlement agreements	$965,000
Estimated fair value of VillageEDOCS' common stock	4,266,388
Legal, accounting, and other costs	130,054
$5,361,442

The following represents an allocation of the purchase price over the historical net book value of the acquired assets and liabilities of GSI as of May 1, 2006, the effective date of the Acquisition:

Cash	$1,199,535
Accounts receivable, net	332,457
Prepaid expenses and other current assets	68,912
Property and equipment, net	240,272
Other assets	34,895
Line of credit	(840,000)
Deferred revenue	(1,386,194)
Other liabilities	(949,686)
Net tangible liabilities assumed	(1,299,809)

Identifiable intangibles:
Customer relationships	2,200,000
Technology	490,000
Trade names and marks	420,000
Goodwill	3,551,251
$5,361,442

The pro forma combined historical results, as if GSI had been acquired as of the beginning of the periods presented and as if PFI had been acquired as of the beginning of the 2005 period, are estimated as follows:

	Year	Year
	Ended	Ended
	December 31, 2006	December 31, 2005
Net sales	$15,079,240	$16,200,366
Net loss	$(1,173,259)	$(8,210,239)
Weighted average common
shares outstanding:
basic and diluted	145,211,587	125,275,112
Loss per share:
basic and diluted	$(0.01)	$(0.07)

The pro forma information has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition actually been made at such date, nor is it necessarily indicative of future operating results.

Other Intangible Assets

Based on certain asserted claims of potential patent infringements from Catch Curve, Inc., a Delaware corporation ("Catch Curve"), the Company recorded an estimated expense of $325,000 at December 31, 2005 related to potential settlement costs of the claims.  On May 12, 2006, the Company entered into a Patent License Agreement (the "License Agreement") with Catch Curve.  Pursuant to the License Agreement, Catch Curve granted the Company a worldwide, non-exclusive, non-divisible, fully paid-up license to use certain patented technology in connection with any facsimile products or services made or sold by the Company or its subsidiaries.  The Company is obligated to make aggregate license payments of $600,000 over a period of up to thirty-two months beginning on May 12, 2006, at which time no further payments are required under the License Agreement.   License payments of $180,000 are due in each of the years ended December 31, 2007 and 2008. The License Agreement stipulates that $350,000 of the total license fee is attributable to sales of products and services prior to the date of the License Agreement.  The remainder of $250,000 is attributable to sales of products and services subsequent to the date of the License Agreement. Accordingly, on May 12, 2006, the Company recorded an additional $25,000 of expense and recorded an intangible asset in the amount of $250,000.  The intangible asset will be amortized over 58 months, the current remaining life of the patents covered by the License Agreement.  During 2006, the Company made license payments of $120,000 under the License Agreement.  At December 31, 2006, the unpaid balance due was $360,000.  In accordance with the terms of the License Agreement, the Company has classified $180,000 of the total amount due as a current liability and has classified the remainder of $180,000 as a long-term liability on the accompanying consolidated balance sheet.

Other intangible assets consist of the following as of December 31, 2006:

	Estimated Useful Life	Gross Carrying	Accumulated	Net Carrying
	(Years)	Amount	Amortization	Amount
Corporate:
License agreement	Five	$250,000	$(32,327)	$217,673

TBS:
Customer list	Ten	500,000	(143,750)	356,250
Trade name	Five	50,000	(28,750)	21,250
		550,000	(172,500)	377,500
Resolutions:
Customer relationships	Ten	570,000	(101,925)	468,075
Software development	Five	104,170	(21,815)	82,355
Trade name	Five	50,000	(17,500)	32,500
Covenant not to compete	Three	26,100	(13,050)	13,050
		750,270	(154,290)	595,980
GSI:
Customer relationships	Ten	2,200,000	(146,667)	2,053,333
Technology	Five	490,000	(65,333)	424,667
Trade names and marks	Ten	420,000	(28,000)	392,000
		3,110,000	(240,000)	2,870,000

Total other intangible assets		$4,660,270	$(599,117)	$4,061,153

Amortization of other intangible assets was $417,321 and $129,296 during 2006 and 2005, respectively.  During 2006, the Company capitalized $3,110,000 in connection with the acquisition of GSI, $1,189 related to software development costs, and $250,000 in connection with a license agreement.

The estimated amortization expense for the next five years is as follows:

Years Ending December 31,

2007	$566,000
2008	562,000
2009	549,000
2010	539,000
2011	419,000
$2,635,000

6.               Debt

Bank Lines of Credit

In connection with the acquisition of GSI, the Company has a $1,000,000 revolving line of credit (the "Line") with a financial institution and used the proceeds to fund a required payment of $840,000 pursuant to the Settlement Agreements with dissenting shareholders of GSI.  The Line matures on September 12, 2007.  Interest on outstanding borrowings is payable monthly at a rate equal to the prime rate (8% per annum as of December 31, 2006 and subject to adjustment).  The line is collateralized by the assets of GSI and guaranteed by four shareholders of the Company who were formerly shareholders of GSI.   As of December 31, 2006, no principal payments have been made against outstanding borrowings of $840,000 and the Company was in compliance with all loan covenants.

Effective September 30, 2006, VillageEDOCS obtained a $500,000 revolving line of credit ("RLOC") with a financial institution.  The RLOC is guaranteed by a shareholder of the Company.  Interest on outstanding borrowings is payable monthly at an annual rate of interest equal to LIBOR plus 2%.  As of December 31, 2006, the Company had not utilized the RLOC and was in compliance with all loan covenants,

Effective November 28, 2005, TBS renewed a $100,000 revolving line of credit ("TBS RLOC)" with a financial institution.  The TBS RLOC is guaranteed by the assets of TBS.   Interest on outstanding borrowings is payable monthly at a variable annual rate equal to the financial institution's prime rate in effect.  As of December 31, 2006, the Company had not utilized the TBS RLOC and was in compliance with all loan covenants.

C. Alan and Joan P. Williams

On February 17, 2004, the Company borrowed $1,700,000 from C. Alan and Joan P. Williams, a related party, and issued a convertible promissory note, bearing interest at 10 percent per annum.  The note and accrued interest are due at the earlier of one of three events: 1) October 31, 2007; 2) acquisition of a controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000.  Effective April 14, 2005, pursuant to an amendment to the note, the conversion price was fixed at $0.14 per share.  As an incentive for Mr. and Mrs. Williams to provide the loan, the Company issued them a warrant to purchase 5,000,000 shares of the Company's restricted common stock at $0.10 per share exercisable until February 17, 2009.  In connection with the issuance of the note, the Company recorded a debt discount of $730,000, consisting of an embedded put option of $280,000 and the fair value of the warrant of $450,000, which were recorded as derivative liabilities upon note issuance and subsequently reclassified to additional paid-in capital (see Note 3).  The Company is amortizing the discount using the effective interest method through October 31, 2007.

On February 10, 2005, the Company received notice from Mr. and Mrs. Williams of their intent to convert $3,682,609 in previously issued convertible secured promissory notes payable and accrued interest thereon to 40,332,669 shares of the Company's restricted common stock.  Per the terms of the convertible secured promissory notes, the conversion price with respect to $1,939,652 in principal and interest was $0.07 per share.  The conversion price with respect to $853,091 in principal and interest was $0.1275 per common share, which was eighty-five percent of the average of the Company's common stock closing bid price on the Over-The-Counter Bulletin Board for the ten consecutive trading days prior to February 10, 2005.  The conversion price with respect to $889,866 in principal and interest was $0.15 per share, which was the average of the Company's common stock closing bid price on the Over-The-Counter Bulletin Board for the ten consecutive trading days prior to February 10, 2005.

On June 30, 2005, the Company accepted notices from a group of 18 holders of an aggregate of $715,000 in convertible secured promissory notes payable (the "Note Holders") of their intent to convert the entire amount of outstanding principal on their notes to an aggregate of 7,150,000 shares of VillageEDOCS' restricted common stock at $0.10 per share.  The shares were issued on June 30, 2005.  The Note Holders had previously purchased their notes from Mr. and Mrs. Williams during June 2005.  The Company and the Note Holders subsequently executed agreements to amend the terms of the notes to reduce the conversion price to $0.10 per share from $0.14 per share subject to the notes being converted to common stock within 30 days of the date of the amendment.  The amendment to the conversion price was recorded as an inducement, and accordingly, the Company recorded additional interest expense of $333,858 at the time of conversion.  In addition, in connection with the repricing, the Company recorded additional debt discount of $87,190 related to BCF, which was immediately recorded as interest expense upon conversion.

On June 30, 2005, in connection with the conversion of the notes, the Company issued an aggregate of 500,010 shares of its restricted common stock to five individuals as finders' fees.  The 500,010 shares were valued at $0.15 per share (fair value on date of issuance) and recorded as interest expense during 2005.

On September 30, 2005, the Company accepted notices from a group of seven holders of an aggregate of $220,000 in convertible secured promissory notes payable of their intent to convert the entire amount of outstanding principal on their notes to an aggregate of 2,200,000 shares of VillageEDOCS' restricted common stock at $0.10 per share.   The shares were issued on September 30, 2005.  The note holders had previously purchased their notes from Mr. and Mrs. Williams during August and September 2005.  The Company and the note holders subsequently executed agreements to amend the terms of the notes to reduce the conversion price to $0.10 per share from $0.14 per share subject to the notes being converted to common stock within 30 days of the date of the amendment.  The amendment to the conversion price was recorded as an inducement, and accordingly, the Company recorded additional interest expense of $100,714 at the time of conversion.  In addition, in connection with the repricing, the Company recorded additional debt discount of $45,548 related to BCF, which was immediately recorded as interest expense upon conversion.

On September 30, 2005, in connection with the conversion of the notes, the Company issued an aggregate of 148,336 shares of its restricted common stock to five individuals as finder's fees.  The 148,336 shares were valued at $0.14 per share (fair value on date of issuance) and recorded as interest expense during 2005.

During 2006 and 2005, $14,676 and $1,844,770, respectively, of interest expense was recognized in connection with the amortization of debt discount related to the notes originally held by the Williams.

Pursuant to the terms of the original notes held by the Williams, the shares of common stock underlying the notes were subject to piggyback registration rights.  The registration rights were transferred to the note nolders along with the conversion right when they purchased the notes from the Williams.

At December 31, 2006, the amount owed by the Company to Mr. and Mrs. Williams pursuant to the unpaid balance of the convertible promissory note payable was $65,000 in principal and $100,370 in unpaid interest and are included in convertible notes payable and accrued interest payable to related parties in the accompanying consolidated balance sheet.

Barron Partners, LP

On April 13, 2005, the Company issued a convertible note payable to Barron Partners, LP ("Barron") in the principal amount of $800,000 (the "Convertible Note") which was converted into 16,000,000 shares of the Company's Series A preferred stock on September 30, 2005.

In connection with the Convertible Note, the Company issued Barron a warrant ("Warrant A") to purchase up to 32,000,000 shares of its common stock at $0.10 per share (subject to adjustment, as defined).  Pursuant to the warrant agreement, the holder has the right to purchase preferred shares of the Company for a limited time, as defined.  In addition, the Company issued Barron a warrant ("Warrant B") to purchase up to 8,000,000 shares of its common stock at $0.25 per share (subject to adjustment, as defined).  Warrants A and B vested upon grant and are exercisable through April 2010.  The warrants contain certain cashless exercise and anti-dilution provisions, as defined.

In connection with the issuance of the Convertible Note, the Company recorded a debt discount of $800,000 and interest expense of $5,600,000 (based on accounting treatment proscribed under EITF 00-19 - see Note 3), related to the fair value of the warrants of $6,400,000.  The Company amortized the discount using the effective interest method through September 2005, at which time the Convertible Note was converted into 16,000,000 shares of Series A Preferred Stock (see Note 7).  During the nine months ended September 30, 2005, the Company amortized the entire amount of the debt discount and charged $800,000 to interest expense.

The Company and Barron entered into a Registration Rights Agreement pursuant to which the Company agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the securities underlying the convertible promissory note and the warrants within 60 days of April 13, 2005.  The Company satisfied that requirement by filing a registration statement on Form SB-2 on June 13, 2005.  The registration statement, as amended, was declared effective by the U.S. Securities and Exchange Commission on August 10, 2005.

The Convertible Note and Warrants A and B include provisions prohibiting the holder from converting the Convertible Note or exercising a warrant if, after such conversion or exercise, the holder and its affiliates would beneficially own more than 4.99% of the outstanding shares of Company's common stock.  This restriction (a) may be revoked upon sixty-one (61) days prior notice from the holder to the Company and (b) shall not apply in the event of a sale by the Company of substantially all of its assets, or a merger involving the Company or an underwritten public offering of the Company's common stock.

On November 17, 2006, the Company and Barron entered into a Warrant Exchange Agreement (the "Exchange Agreement").  Pursuant to the Exchange Agreement, Barron agreed to cancel Warrants A and B to the Company.  In consideration for the cancellation of the foregoing warrants, the Company issued 22,500,000 shares of its Series A Preferred Stock to Barron.  Preferred Stock is convertible at the option of the holder into common stock on a one-for-one basis.  No gain or loss was recorded as a result of the Exchange Agreement.  Pursuant to the Exchange Agreement, the Company granted Barron certain registration rights (see Note 7).

James Townsend

On June 3, 2005, James Townsend, a holder of $779,736 in convertible secured promissory notes payable and accrued interest thereon, exercised the right to convert the entire amount of outstanding principal and interest on his notes to 7,797,361 shares of VillageEDOCS' restricted common stock at a price of $0.10 per share.

Zant Trust

On September 1, 2001, GSI executed and delivered a note payable to a related party in the principal amount of $500,000, which matured in September 2006, as amended.  The note bore interest at 10% per annum, was secured by the assets of GSI, and was paid in full during 2006.

James L. Campbell and Stephen A. Garner

In connection with the acquisition of TBS, the Company issued a $300,000 convertible promissory note to Stephen A. Garner and a $300,000 convertible promissory note to James L. Campbell (the "TBS Notes").  Messrs. Campbell and Garner are employees of TBS.  Each of the TBS Notes bore interest at 5 percent per annum and was due and payable in three equal annual installments of $100,000, with the first installment paid in February 2005, the second installment paid in March 2006 and the final installment paid in February 2007.  The TBS Notes were secured by a Stock Pledge Agreement and a Security Agreement.  In addition, Messrs. Garner and Campbell had the right to convert the balance of unpaid principal and interest of the TBS Notes into shares of the Company's common stock at the rate of 9.8 shares of common stock for each $1.00 of principal and interest to be converted.  As of December 31, 2006, the outstanding principal balance on the TBS Notes was $200,000.

Alexander Riess and William Falcon

In connection with the acquisition of Resolutions, the Company issued promissory notes in the amount of $120,000 and $80,000 to Alexander Riess and William Falcon, respectively.  Messrs. Riess and Falcon are employees of Resolutions.  The notes bore interest at 5% per annum and were paid in full in February 2006.

Also in connection with the acquisition of Resolutions, Messrs. Riess and Falcon loaned the Company $60,000 and $40,000, respectively, through February 28, 2006.  The notes bore interest at 7.5% per annum and were paid in full as of December 31, 2006.

In addition, $30,000 in related notes payable to Messrs. Riess and Falcon were assumed in the acquisition of Resolutions.  The notes were non-interest bearing. No principal payments had been made on these notes as of December 31, 2006.  The notes were paid in full as of March 1, 2007 in accordance with the acquisition agreement.

Interest Expense

Interest expense recognized on the Line and all the notes payable and convertible notes payable to related parties was $111,652 and $8,095,067 during 2006 and 2005, respectively.  Interest expense during 2006 included non-cash charges of $14,676 related to amortization of debt discount.  Interest expense during 2005 included non-cash charges of $7,444,770 related to the amortization of debt discount, $434,572 related to an inducement for the conversion of convertible notes payable, and $85,000 related to amortization of debt issue costs.

The aggregate amount of $1,135,000 in principal outstanding as of December 31, 2006 pursuant to the above debt agreements is due and payable during 2007.

7.               Stockholders' Equity (Deficit)

a.       Preferred Stock

On May 20, 2005, stockholders holding shares representing 74% of the votes entitled to be cast at a meeting of the Company's stockholders consented in writing to a proposal to amend the Company's articles of incorporation to create and establish a series of preferred stock of the Company in connection with a private placement of the Company's $800,000 convertible promissory note. The amendment authorized 48,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 ("Series A Preferred Stock").  Each share of Series A Preferred Stock shall be convertible into one share of Common Stock.  Series A Preferred Stock will be immediately convertible into common stock, however, the Company is prohibited from effecting any conversion of the Series A Preferred Stock, and the holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that after giving effect to such conversion, the holder (together with the holder's affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the conversion.  The foregoing restriction may be waived (a) upon sixty-one days prior notice from the holder to the Company and (b) shall not apply in the event of a sale of substantially all of the assets or securities of the Company, a merger involving the corporation or an underwritten public offering of the Company's common stock.  No dividends shall be payable with respect to the Series A Preferred Stock.  The Series A Preferred Stock shall have no voting rights, except with respect to changes in the powers, preferences or rights of the Preferred Stock.   The liquidation preference of the Series A Preferred Stock is equal to $0.05 per share (the "Liquidation Value").  Upon liquidation of the Company, holders of Series A Preferred Shares will be paid the Liquidation Value prior to distribution of any amounts to holders of our common stock.

On September 30, 2005, the Company accepted a notice from Barron Partners, LP of its intent to convert the entire amount of an $800,000 convertible promissory note to 16,000,000 shares of the Company's Series A Preferred Stock at $0.05 per share.  The shares were issued on September 30, 2005.

On October 21, 2005, the Company accepted a notice from Barron Partners, LP of its intent to convert 2,500,000 shares of the Company's Series A Preferred Stock into 2,500,000 shares of the Company's common stock.  The shares of common stock were issued on October 24, 2005.

On March 8, 2006, the Company accepted a notice from Barron Partners, LP of its intent to convert an additional 2,500,000 shares of the Company's Series A Preferred Stock into 2,500,000 shares of the Company's common stock.  The shares of common stock were issued on March 8, 2006.

On November 17, 2006, the Company and Barron entered into a Warrant Exchange Agreement (the "Exchange Agreement").  Pursuant to the Exchange Agreement, Barron agreed to cancel Warrants A and B (see Note 6).  In consideration for the cancellation of the foregoing warrants, the Company issued 22,500,000 shares of its Series A Preferred Stock to Barron.  No gain or loss was recorded as a result of the Exchange Agreement.  Pursuant to the Exchange Agreement, the Company agreed to file a registration statement on or before December 7, 2006 with respect to the common stock underlying the Preferred Stock.  The Company satisfied that requirement by filing a registration statement on Form SB-2 on December 7, 2006.  The registration statement was declared effective by the U.S. Securities and Exchange Commission on December 27, 2006.

b.       Common Stock

On May 20, 2005, stockholders holding shares representing 74% of the votes entitled to be cast at a meeting of the Company's stockholders consented in writing to a proposal to amend the Company's articles of incorporation to increase the number of authorized shares of the Company's common stock from 175,000,000 to 250,000,000, no stated par value per share.

On January 9, 2006, the Company filed a Certificate of Amendment of Articles of Incorporation with the Secretary of State of the State of California in order to increase the authorized number of shares of common stock of the Company from 250,000,000 to 400,000,000. The shareholders holding shares representing 70% of the votes entitled to be cast at a meeting of the Company's stockholders consented in writing to the proposed actions.  The Company's Board of Directors approved these actions on December 6, 2005 and recommended that the Articles of Incorporation and the Incentive Plan be amended to reflect the above action.  The Secretary of State accepted the Certificate of Amendment on January 19, 2006 with an effective date of January 9, 2006.

During 2005 and in connection with the conversion of $5,397,345 in principal and accrued interest on secured promissory notes, the Company issued an aggregate of 57,480,030 shares of its restricted common stock (see Note 6).

During 2005 and in connection with the conversion of certain notes payable, the Company issued an aggregate of 648,346 shares of its common stock as finders' fees.  The shares were valued based on their respective dates of grant and were recorded as additional interest expense in the accompanying statement of operations (see Note 6).

During February 2005 and in connection with the acquisition of TBS, the Company agreed to issue 1,100,000 shares of its restricted common stock to each of James L. Campbell and Stephen A. Garner, pursuant to the acquisition agreement.  The shares were valued at $0.14 per share (the estimated fair value on the date that the shares were earned) and recorded as additional consideration of the purchase.

During February 2005 and in connection with the acquisition of TBS, the Company agreed to issue 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, as a finder's fee.  The shares were valued at $0.14 per share (the estimated fair value on the date that the shares were earned) and recorded as compensation expense in the accompanying statement of operations.

During February 2005 and in connection with the acquisition of TBS, the Company agreed to issue 110,000 shares of its restricted common stock to a non-affiliate pursuant to a finder's fee agreement.  The shares were valued at $0.14 per share (the estimated fair value on the date that the shares were earned) and recorded as additional consideration of the purchase.

On April 15, 2005 and in connection with the acquisition of Resolutions, the Company agreed to issue 76,606 shares of restricted common stock to K. Mason Conner, its Chief Executive Officer and a director, as a finder's fee.  The shares were valued at $12,257 (estimated fair value based on the closing price of the Company's common stock on the date earned) and recorded as compensation expense in the accompanying statement of operations.

On June 30, 2005, the Company issued 50,000 shares of common stock to a consultant for services.  The shares were valued at $0.15 per share (fair value on date of issuance) and the Company recorded $7,500 of consulting expense in accordance with the nature of the services provided.

On May 1, 2006 and in connection with the acquisition of GSI, the Company issued 42,663,879 shares of its restricted common stock to approximately 37 shareholders of GSI (see Note 5).  The shares were valued at $0.10 per share (the estimated fair value on the date of acquisition).

On May 1, 2006 and in connection with the acquisition of TBS, the Company issued 1,100,000 shares of its restricted common stock to each of James L. Campbell and Stephen A. Garner, pursuant to the acquisition agreement.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned) and recorded as additional purchase price.

On June 29, 2006 and in connection with the acquisition of TBS, the Company issued 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, as a finder's fee.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned) and recorded as compensation expense in the accompanying statement of operations.

On June 29, 2006 and in connection with the acquisition of TBS, the Company issued 110,000 shares of its restricted common stock to a non-affiliate pursuant to a finder's fee agreement.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned) and recorded as additional purchase price.

On June 29, 2006, the Company issued 160,722 shares of its restricted common stock to a non-affiliate independent contractor for project management services rendered.  The shares were valued at $0.14 per share (the estimated fair value on the date of issuance) and recorded as consulting expense in the accompanying statement of operations.

On October 31, 2006, the Company issued an aggregate of 500,000 shares of its restricted common stock to a consultant in connection with a placement agency agreement.  The 500,000 shares were valued at $0.09 per share (fair value on date of issuance) and the Company recorded $45,000 of consulting expense in the accompanying consolidated statement of operations in accordance with the nature of the services provided.

c.      Stock Options

The Company has adopted an equity incentive plan (the "2002 Plan") that authorizes the issuance of options to acquire up to 60,000,000 shares of common stock, as amended, to employees and certain outside consultants.   The 2002 Plan allows for the issuance of either non-qualified or, subject to stockholder approval, incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.  Under the 2002 Plan, the exercise price of each option shall not be less than fair market value on the date the option is granted.  The number of options under the 2002 Plan available for grant at December 31, 2006, and 2005 was 23,788,645 and 35,725,532, respectively.

During 1997, the Board of Directors of the Company adopted a stock option plan (the "1997 Plan") that authorizes the issuance of options to acquire up to 5,000,000 shares of common stock to employees and certain outside consultants.  The 1997 Plan allows for the issuance of either non-qualified or incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.  Under the 1997 Plan, the exercise price of each option shall not be less than 85 percent of fair market value on the date the option is granted.  The number of options under the 1997 Plan available for grant at December 31, 2006 and 2005 was 2,239,798 and 2,089,798, respectively.

During 2006, the Company granted to its employees options to purchase shares of its common stock under the 2002 Plan as follows:  13,520,000 shares at $0.15 per share, 500,000 shares at $0.16 per share, and 100,000 shares at $0.18 per share.   All options were issued above or at the fair market value on the dates of grant and vest on various dates from the date of grant through December 2011 (see Note 3).

During 2006, 2,183,113 options under the 2002 Plan and 150,000 other options were cancelled due to their expiration or the termination of employment.

During 2005, the Company granted to its employees options to purchase shares of its common stock under the 2002 Plan as follows:  4,250,000 shares at $0.16 per share, 3,906,000 shares at $0.18 per share, and 100,000 shares at $0.1875 per share.   All options were issued above or at the fair market value on the dates of grant and vest on various dates from the date of grant through October 2010.

During 2005, 1,165,000 options under the 2002 Plan were cancelled due to their expiration or the termination of employment.

Stock option activity for the years ended December 31, 2006 and 2005 is as follows:

		Weighted Average
	Number	Exercise Price
	of Options	Per Share
Outstanding at January 1, 2005	20,093,670	$0.37
Granted	8,256,000	0.17
Exercised	-	-
Canceled	(1,165,000)	0.18
Outstanding at December 31, 2005	27,184,670	0.22
Granted	14,120,000	0.15
Exercised	-	-
Canceled	(2,333,113)	0.28

Outstanding at December 31, 2006	38,971,557	$0.19

Exercisable at December 31, 2006	22,419,108	$0.26

Weighted average fair value of options granted	2005	$0.17
	2006	$0.14

The following summarizes information about options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
Range of	Number of	Remaining	Average	Number of	Average
Exercise	Shares	Contractual	Exercise	Shares	Exercise
Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$0.10 - $0.25	38,111,398	4.1	$ 0.17	21,558,949	$ 0.17
$1.00	50,000	2.1	1.00	50,000	1.00
$2.50	810,159	3.5	2.50	810,159	2.50
	38,971,557		$ 0.19	22,419,108	$ 0.26

d.   Warrants

From time to time, the Company issues warrants pursuant to various consulting and third party agreements.

In connection with the Convertible Note (see Note 6), the Company issued Barron a warrant ("Warrant A") to purchase up to 32,000,000 shares of its common stock at $0.10 per share (subject to adjustment, as defined).  Pursuant to the warrant agreement, the holder had the right to purchase shares of the Company's preferred stock for a limited time, as defined.  In addition, the Company issued Barron a warrant ("Warrant B") to purchase up to 8,000,000 shares of its common stock at $0.25 per share (subject to adjustment, as defined) (see Note 6).  The warrants were valued using the Black-Scholes option pricing model and were valued at $6,400,000.  Warrants A and B vested upon grant and were exercisable through April 2010.  The warrants contained certain cashless exercise and anti-dilution provisions, as defined.  On November 17, 2006, the Company and Barron entered into a warrant exchange agreement (see Note 7).

The Company and Barron entered into a Registration Rights Agreement pursuant to which the Company agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the securities underlying the convertible promissory note and the warrants within 60 days of April 13, 2005.  The Company satisfied that requirement by filing a registration statement on Form SB-2 on June 13, 2005.  The registration statement, as amended, was declared effective by the U.S. Securities and Exchange Commission on August 10, 2005.

On April 15, 2005 and in connection with the acquisition of PFI, the Company issued warrants to purchase an aggregate of 10,000,000 shares of VillageEDOCS' common stock at $0.15 per share.  The warrants were valued at $2,100,000 (estimated based on the Black-Scholes option pricing model) and included as consideration in the purchase price, and will vest at various amounts during the third, twelfth, twenty-fourth, and thirty-sixth months following the date of closing.

On April 15, 2005 and in connection with the acquisition of PFI, the Company agreed to issue warrants to purchase an aggregate of 200,000 and 350,000 shares of VillageEDOCS' common stock at $0.15 per share to K. Mason Conner and H. Jay Hill, respectively, as a finder's fee.  Messrs. Conner and Hill are directors and executive officers of the Company.  The warrants were valued at $105,000 (based on the Black-Scholes option pricing model) and recorded against additional paid in capital based on the nature of the employee stock-based compensation.

The following represents a summary of the warrants outstanding for the years ended December 31, 2006 and 2005:

		Weighted Average
	Number	Exercise Price
	of Warrants	Per Share
Outstanding at January 1, 2005	5,016,000	$0.10
Granted	50,550,000	0.13
Exercised	-	-
Expired/Forfeited	-	-
Balance at December 31, 2005	55,566,000	$0.13
Granted	-	-
Exercised	-	-
Expired/Forfeited	(40,000,000)	0.13
Balance at December 31, 2006	15,566,000	$0.13

Weighted average fair value of warrants granted in 2005:	$0.09

The following summarizes information about warrants outstanding at December 31, 2006:

	Warrants Outstanding and Exercisable
		Weighted
		Average	Weighted
	Number of	Remaining	Average
Exercise	Shares	Contractual	Exercise
Price	Outstanding	Life (Years)	Price

$0.10	5,000,000	3.1	$ 0.10
$0.15	10,550,000	8.3	$ 0.15
$0.18	16,000	3.3	$ 0.18

	15,566,000		$ 0.13

8.               Income Taxes

At December 31, 2006, the Company had approximately $24,376,000 and $22,173,000, respectively, of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income; federal and state net operating loss carryforwards expire through 2025 and 2012, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period. At December 31, 2006, the effect of such limitation, if imposed, has not been determined.

Pursuant to Internal Revenue Code Sections 382 and 383, the use of the Company's net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.  The annual limitation may result in the expiration of net operating losses and credits before utilization.

Deferred tax assets consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability.  The valuation allowance increased approximately $497,000 and $3,029,000 during the years ended December 31, 2006 and 2005, respectively.

Deferred tax assets consist of the following at December 31, 2006:

Deferred tax assets:
Net operating loss carryforwards	$9,362,000
Purchased intangibles	(1,283,000)
Other	180,000
Less valuation allowance	(8,259,000)
----------------
$-
=========

A reconciliation of income taxes computed at the federal statutory rate of 34% to the provision for income taxes is as follows for the years ended December 31:

	2006	2005
	---------------	---------------
Computed benefit at federal statutory rate	$(295,000)	$(2,754,000)
State income tax benefit, net of federal effect	(10,000)	(473,000)
Increase in valuation allowance	497,000	3,029,000
Other	(177,995)	242,054
	----------------	----------------
	$14,005	$44,054
	=========	=========

9.               Loss per Share

Basic and diluted loss per common share is computed as follows for the years ended December 31:

	2006	2005
	--------------	--------------
Numerator for basic and diluted loss per common share:
Net loss available to common stockholders	$(882,132)	$(8,144,928)
	=========	=========

Denominator for basic and diluted loss per common share:

Weighted average common shares outstanding	131,185,095	82,728,108
	========	=========
Basic and diluted loss available to common stockholders
per common share	$(0.01)	$(0.10)
	========	=========

10.            Commitments and Contingencies

a.      Leases

The Company leases certain property and equipment under operating lease agreements (including related party leases - see Note 11) which expire on various dates through 2011 and provide for monthly lease payments ranging from $28 to $12,653.

The Company also leases equipment under a capital lease agreement which expires in August 2007 and provides for a monthly lease payment of $1,019.

Future annual minimum payments under noncancelable operating leases is as follows:

	Operating Leases
	Related Party	Other	Total

2007	$ 231,000	$ 225,000	$ 456,000
2008	238,000	132,000	370,000
2009	177,000	116,000	293,000
2010	179,000	4,000	183,000
2011	57,000	4,000	61,000
Total	$ 882,000	$ 481,000	$ 1,363,000

Rent expense for the years ended December 31, 2006 and 2005 was $371,049 (including $175,624 of related party rent) and $242,142 (including $74,400 of related party rent), respectively.

b.     Litigation

The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business.

In connection with our acquisition of GSI, we are entitled to certain rights of indemnification from GoSolutions Equity, LLC, which is a former shareholder of GSI that became a shareholder of the Company as a result of our acquisition of GSI.  We have made a claim of indemnification from this entity in connection with the bankruptcy of one of GSI's significant customers - Vartec Telecom, Inc. - and the facts and circumstances relating to the procurement and maintenance of the Primerica Life Insurance account and related Citigroup affiliates.  GoSolutions Equity, LLC has indicated that it does not believe that we have a valid basis for making such indemnification claims.

We have not engaged in meaningful discussions with GoSolutions Equity, LLC as it relates to our indemnification claims notice and their response to such claims notice.  Accordingly, we are unable to advise whether we will be successful in our indemnification claims against GoSolutions Equity, LLC.  Pursuant to our agreement with GSI, if we are successful, GoSolutions Equity, LLC would only be required to return up to approximately 4.4 million of our shares issued to that entity to satisfy such indemnification claims.  GoSolutions Equity, LLC is not required to contribute cash to satisfy any indemnification claims.

In March 2007, GSI was served by the Trustee for Vartec Telecom, Inc. in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, Case No. 04-81694-hdh-7.  The complaint seeks recovery of approximately $400,000 for alleged preferential transfers made in 2004.  VillageEDOCS and GSI intend to vigorously defend in an attempt to settle this case.  The Company has been advised that the maximum potential loss should be approximately $150,000; however, based on the early stage of this case, it is difficult to evaluate the merits of the claim and too early to predict with any certainty the ultimate outcome of this case.

In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

c.      Consulting and Employee Agreements

The Company has entered into a variety of consulting and employee agreements for services to be provided to the Company in the ordinary course of business.  These agreements call for minimum salary levels and/or option grants and/or common share issuances and various payments upon performance of services and/or termination of the agreements (except for cause).

d.     Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions.  The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the States of California, Florida, and Georgia.  These indemnities include certain agreements with the Company's officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship.  In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities.  In connection with the Company's acquisition of TBS, the parties have agreed to indemnify each other from claims relating to the acquisition agreement to a maximum of $1,500,000 except in the event of fraud, willful misconduct, or breaches of certain representations and warranties contained in the agreement.  In connection with the Company's acquisitions of Resolutions and GSI, the parties have agreed to indemnify each other from claims relating to the acquisition agreement.  The duration of these indemnities and guarantees varies and, in certain cases, is indefinite.  The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.  Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheet.

11.            Related Party Transactions

The Company has borrowed significantly from related parties, issued a significant number of options and warrants to related parties, and issued a significant number of shares of its common stock to related parties upon conversion of convertible promissory notes payable as described more fully in Notes 6 and 7.

TBS has a related party operating lease with Perimeter Center Partners for the rental of the land and building occupied by TBS.  The lease commenced on February 1, 2004 and has a term of five years, with monthly payments of $6,200.  The Company has executed a Guaranty with respect to the lease.  Perimeter Center Partners is owned by Stephen A. Garner and James L. Campbell, who are significant employees of the Company and the former owners of TBS.

GSI leases the St. Petersburg office space pursuant to a noncancelable operating lease agreement expiring in April 30, 2011 at a cost of $12,653, $13,232, $13,841, $14,485, and $15,164 per month for each of the twelve month periods ended April 2007, 2008, 2009, 2010, and 2011, respectively.    The building in which the office space is located is owned by an entity in which a member of GoSolutions Equity, LLC (a related party) owns an interest.

12.            Segment Reporting

The Company's operations are classified into five principal reportable segments that provide different products or services.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.  The Company operates in the following five reportable segments:

(a)  Electronic document delivery services
(b)  Government accounting solutions,
(c)  Electronic forms,
(d)  Integrated communications, and
(e)  Corporate.

The Company evaluates performance and allocates resources based upon operating income.  The accounting policies of the reportable segments are the same as those described in the summary of accounting policies.  Inter-segment sales are eliminated upon consolidation.

The following table summarizes segment asset and operating balances by reportable segment, has been prepared in accordance with the internal accounting policies, and may not be presented in accordance with accounting principles generally accepted in the United States of America:

	Years	Years
	Ended /	Ended/	(1)
	As of	As of
	December 31,	December 31,
	2006	2005	(2)

Net revenue from external customers:

Electronic document delivery	$ 2,890,640	$ 3,093,450
Government accounting solutions	4,130,458	3,779,211
Electronic forms	2,170,077	1,895,785
Integrated communications	3,720,998	-
Corporate	-	-
Total net revenue from
external customers:	$ 12,912,173	$ 8,768,446

Operating income (loss):

Electronic document delivery	$ 764,687	$ 750,390
Government accounting solutions	221,536	(936)
Electronic forms	84,608	409,593
Integrated communications	291,027	-
Corporate	(2,157,851)	(1,033,861)
Total operating income (loss):	$ (795,993)	$ 125,186

Depreciation and amortization:

Electronic document delivery	$ 42,321	$ 37,431
Government accounting solutions	120,773	148,746
Electronic forms	138,619	106,890
Integrated communications	404,464	-
Corporate	32,327	-
Total depreciation and amortization:	$ 738,504	$ 293,067

Interest expense, net of interest income:

Electronic document delivery	$ 31	$ 566
Government accounting solutions	-	1,120,703
Electronic forms	6,447	6,499,070
Integrated communications	4,258	-
Corporate	101,497	454,150
Total interest expense, net of interest income:	$ 112,233	$ 8,074,489
continued.

	Years	Years
	ended /	Ended /	(1)
	As of	As of
	December 31,	December 31,
	2006	2005	(2)
Net income (loss):

Electronic document delivery	$ 822,206	$ 778,923
Government accounting solutions	223,236	(1,161,493)
Electronic forms	78,161	(6,076,850)
Integrated communications	278,305	-
Corporate	(2,284,040)	(1,685,508)
Total net loss:	$ (882,132)	$ (8,144,928)

Identifiable assets:

Electronic document delivery	$ 686,491
Government accounting solutions	3,540,368
Electronic forms	3,827,220
Integrated communications	3,954,965
Corporate	3,145,757
Total identifiable assets:	$ 15,154,801

Capital expenditures:

Electronic document delivery	$ 55,590	$ 13,575
Government accounting solutions	13,211	9,584
Electronic forms	15,809	32,981
Integrated communications	48,690	-
Corporate	-	-
Total capital expenditures:	$ 134,889	$ 56,140

(1) 2005 period results and balances for the Electronic forms segment are reported as of and for the period from April 1, 2005 (date of acquisition) through December 31, 2005.
(2) 2006 period results and balances for the Integrated communications segment are reported as of and for the period from May 1, 2006 (date of acquisition) through December 31, 2006.

13.            Subsequent Event

On February 22, 2007, the Company issued 500,000 shares of its restricted common stock to a consultant in connection with a placement agency agreement.  The 500,000 shares were valued at $0.085 per share (fair value on date of issuance) and the Company recorded $42,500 of consulting expense in accordance with the nature of the services provided.

VillageEDOCS and subsidiaries
Condensed Consolidated Balance Sheet
(Unaudited)
June 30,
2007

ASSETS
Current assets:
Cash	$ 476,899
Accounts receivable, net of allowance for doubtful
accounts of approximately $70,000	1,012,357
Inventories	176,260
Prepaid expenses and other current assets	113,313
Total current assets	1,778,829

Property and equipment, net	477,871
Other assets	48,610
Goodwill	8,784,883
Other intangibles, net	3,782,516
$ 14,872,709

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 634,526
Accrued expenses	2,279,733
Deferred revenue	903,170
Capital lease obligation, current	18,356
Lines of credit	1,187,206
Convertible note and accrued interest payable to
related party, net of unamortized debt discount of $4,895	163,724
Total current liabilities	5,186,715

Capital lease obligation, net of current portion	33,626
Long term liability	90,000
Total liabilities	5,310,341

Commitments and contingencies

Stockholders' equity:
Series A Preferred stock, par value $0.001 per share:
Authorized -- 48,000,000 shares
Issued and outstanding -- 33,500,000 shares	33,500
(liquidation preference of $1,675,000)
Common stock, no par value:
Authorized -- 500,000,000 shares
Issued and outstanding -- 150,270,913 shares	18,048,744
Additional paid-in capital	14,229,184
Accumulated deficit	(22,749,060)
Total stockholders' equity	9,562,368
$ 14,872,709
See accompanying notes to condensed consolidated financial statements.

VillageEDOCS and subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$ 3,812,925	$ 3,034,092	$ 7,633,135	$ 5,101,931
Cost of sales	1,382,649	1,112,791	2,796,626	1,816,903
Gross profit	2,430,276	1,921,301	4,836,509	3,285,028
Operating expenses:
Product and technology
development	474,700	536,578	983,926	798,698
Sales and marketing	621,356	409,333	1,165,547	733,097
General and administrative	1,461,691	1,151,339	3,055,750	2,093,094
Depreciation and amortization	236,114	129,828	472,605	212,589
Total operating expenses	2,793,861	2,227,078	5,677,828	3,837,478
Loss from operations	(363,585)	(305,777)	(841,319)	(552,450)

Interest expense, net of interest income	(29,768)	(26,359)	(58,107)	(49,667)
Other expense, net	(61,760)	(24,557)	(54,339)	(23,965)
Loss before provision for
income taxes	(455,113)	(356,693)	(953,765)	(626,082)

Provision for income taxes	21,962	-	26,072	4,000
Net loss	$ (477,075)	$ (356,693)	$ (979,837)	$ (630,082)

Basic and diluted loss available to
common stockholders per common
share	$ -	$ -	$ (0.01)	$ (0.01)

Weighted average shares outstanding -
basic and diluted	149,309,799	146,535,158	148,444,518	15,707,360

See accompanying notes to condensed consolidated financial statements.

VillageEDOCS and subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2007	2006
Cash Flows from Operating Activities:
Net loss	$ (979,837)	$ (630,082)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Depreciation and amortization	472,605	212,589
Provision for doubtful accounts receivable	15,009	24,879
Estimated fair value of stock options issued to
employees for services rendered	454,486	244,591
Common stock issued to employees and non-employees
for services rendered	46,211	29,761
Amortization of debt discount	7,338	7,338
Changes in operating assets and liabilities:
Accounts receivable	(64,389)	111,416
Inventories	14,188	8,291
Prepaid expenses and other current assets	24,493	(47,726)
Other assets	(11,068)	(3,295)
Accounts payable	(22,873)	108,351
Accrued expenses and interest	132,883	(1,060,269)
Deferred revenue	(173,738)	1,173,797
Net cash (used in) provided by operating activities	(84,692)	179,641
Cash Flows from Investing Activities:
Purchases of property and equipment	(112,408)	(22,437)
Cash acquired in acquisition of GSI, net of cash paid	-	234,535
Costs incurred for purchase of GSI	-	(130,054)
Additions to capitalized software development	-	(16,144)
Net cash (used in) provided by investing activities	(112,408)	65,900
Cash Flows from Financing Activities:
Proceeds from lines of credit, net	347,206	-
Proceeds from notes payable	-	10,000
Payments on capital lease obligation	(12,026)	-
Principal payments on notes payable	-	(108,281)
Principal payments on notes payable to related parties	(30,000)	(70,000)
Principal payments on convertible notes to related parties	(200,000)	(200,000)
Net cash provided by (used in) financing activities	105,180	(368,281)
Net change in cash	(91,920)	(122,740)

Cash, beginning of period	568,819	762,051
Cash, end of period	$ 476,899	$ 639,311
Supplemental disclosure of cash flow information -
Cash paid during the period for:
Interest	$ 47,853	$ 37,342
Income taxes	$ 26,072	$ 4,000
continued.

Supplemental Schedule of Noncash Investing
and Financing Activities:	2007	2006

Issuance of common stock as acquisition cost	$ 92,400	$ 254,100
Issuance of common stock on conversion of preferred stock	$ -	$ 2,500
Estimated fair value of common stock issued in connection
with acquisition	$ -	$ 4,266,388
Accrual for patent license	$ -	$ 250,000
Acquisition of property and equipment through capital lease obligation	$ 55,858	$ -

See accompanying notes to condensed consolidated financial statements.

VillageEDOCS

Notes to Unaudited Condensed Consolidated Financial Statements
June 30, 2007 and 2006

1.          Management's Representation

The accompanying unaudited condensed consolidated financial statements have been prepared by VillageEDOCS (the "Company") in accordance with accounting principles generally accepted in the United States of America for interim financial information. These principles are consistent in all material respects with those applied in the Company's condensed consolidated financial statements contained in the Company's annual report on Form 10-KSB for the year ended December 31, 2006, and pursuant to the instructions to Form 10-QSB and Item 310(b) of Regulation S-B promulgated by the United States Securities and Exchange Commission ("SEC"). Interim financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (all of which are of a normal recurring nature, including the elimination of intercompany accounts) necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods indicated. Interim results of operations are not necessarily indicative of the results to be expected for the full year or any other interim periods. These unaudited condensed consolidated financial statements should be read in conjunction with the condensed consolidated financial statements and footnotes thereto contained in the Company's annual report on Form 10-KSB for the year ended December 31, 2006.

2.          Background, Organization and Basis of Presentation

VillageEDOCS was incorporated in 1995 in Delaware and reincorporated in California in 1997. The Company has historically operated an electronic document delivery service marketed to organizations throughout the United States and internationally.  On February 17, 2004, the Company acquired Tailored Business Systems, Inc. ("TBS").  TBS provides various programming, processing and printing services to governmental entities, including installing software, hardware, printing and mailing of property tax forms.  On June 16, 2004, the holders of a majority of the voting capital stock of the Company voted to approve a Plan of Restructuring that included the reorganization of the Company's electronic document delivery business into a wholly owned subsidiary of the Company.  In connection with the reorganization, the Company formed MessageVision, Inc. ("MVI") on October 25, 2004.  Effective April 1, 2005, the Company acquired Phoenix Forms, Inc. dba Resolutions ("PFI" or "Resolutions").  Resolutions provides products for document management, document archiving, document imaging, imaging software, document scanning, e-mail archiving, document imaging software, and electronic forms.  Effective May 1, 2006, the Company acquired GoSolutions, Inc. ("GSI").  GSI provides enhanced voice and data communications services including speech-driven messaging, unified communications, and audio conferencing applications. The unaudited condensed consolidated financial statements include the accounts of the Company and those of MVI, TBS, Resolutions, and GSI, its wholly-owned subsidiaries, since October 25, 2004, February 17, 2004, April 1, 2005, and May 1, 2006, respectively.   All significant inter-company transactions and balances have been eliminated in consolidation.

3.          Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses since inception, and has a working capital deficit ($3,407,886 as of June 30, 2007).  The Company's losses are continuing and are expected to continue until such time as the Company is able to sufficiently expand its existing businesses or is able to consummate business combination transactions with other businesses whose profits are sufficient to offset any ongoing losses from operating the holding company that owns GSI, Resolutions, TBS and MVI.

The Company's success is dependent upon numerous items, certain of which are the successful growth of revenues from its products and services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company's current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations.  These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing.  The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can achieve or maintain profitable operations.

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability.  However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include capital infusions, additional equity financing or debt offerings.  Although cash flows from operations improved during 2006 to a level sufficient to support operating expenses, the Company's operations used net cash during the first half of 2007.  Should such cash flows decrease for any reason, management plans to obtain debt and equity financing from new and existing stockholders.    There can be no assurance that funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve or sustain profitable operations.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.  The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

4.           Summary of Significant Accounting Policies

Segments of an Enterprise and Related Information

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information.  SFAS No. 131 requires the Company to report information about segments of its business in annual financial statements and requires it to report selected segment information in its quarterly reports issued to stockholders. SFAS No. 131 also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company's five reportable segments are managed separately based on fundamental differences in their operations. At June 30, 2007, the Company operated in the following five reportable segments (see Note 10):

(a)  Electronic document delivery services,
(b)  Government accounting solutions,
(c)  Electronic forms,
(d)  Integrated communications, and
(e)  Corporate.

The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in this summary of significant accounting policies.

Concentration of Credit Risk

The Company extends credit to its customers and performs ongoing credit evaluations of such customers.  The Company does not obtain collateral to secure its accounts receivable.  MVI and GSI generally require a valid credit card or ACH debit account to collateralize credit extended to non-corporate clients. The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary.  At June 30, 2007, the Company has recorded an allowance for doubtful accounts of approximately $70,000.

For the six months ended June 30, 2007 and 2006, independent representatives of one enterprise accounted for approximately 28% and 15%, respectively, of total revenues.

No single customer accounted for more than 10% of accounts receivable at June 30, 2007.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the realizability of accounts receivable, inventories, recoverability of long-lived assets, valuation of stock options, warrants, and deferred tax assets.   Actual results could differ from those estimates.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years.  Equipment under capital lease obligations is depreciated over the shorter of the estimated useful life or the term of the lease.  Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred.

Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, as revised by SAB No. 104.  As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, or services have been performed, the price is fixed or readily determinable and collectability is probable.  Sales are recorded net of sales discounts.

The Company has adopted Statement of Position ("SOP") 97-2, Software Revenue Recognition, as well as SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions.  The SOPs generally require revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair market values of each of the elements. The fair value of an element must be based on vendor-specific objective evidence ("VSOE") of fair value. Software license revenue generated by TBS and Resolutions, allocated to a software product is recognized upon delivery of the product, or deferred and recognized in future periods to the extent that an arrangement includes one or more elements that are to be delivered at a future date and for which VSOE has not been established.  Maintenance and support revenue is recognized ratably over the maintenance term.  First-year maintenance typically is sold with the related software license and renewed on an annual basis thereafter. Estimated fair values of ongoing maintenance and support obligations are based on separate sales of renewals to other customers or upon renewal rates quoted in the contracts. For such arrangements with multiple obligations, the Company allocates revenue to each component of the arrangement based on the estimated fair value of the undelivered elements. Fair value of services, such as consulting or training, is based upon separate sales of these services. The Company at times may enter into multiple-customer contracts in which the Company allocates revenue based on the number of specified users at each customer, and recognizes revenue upon customer acceptance and satisfying the other applicable conditions of the above described accounting policy.

Services revenue is recognized as the service is performed assuming that sufficient evidence exists to estimate the fair value of the services.  Consulting and training services are billed based on contractual hourly rates and revenues are recognized as the services are performed. Consulting services primarily consist of implementation services related to the installation of the Company's products which do not require significant customization to or modification of the underlying software code.

Revenue from subscription agreements consists of fixed monthly fees and usage charges, generally based on per minute rates.  Subscription agreement revenue related to MVI and GSI usage service charges are billed monthly in arrears and the associated revenues are recognized in the month of service. Recurring charges for the GoSolo (TM) platform are billed in advance on a monthly basis and recorded as deferred revenues. The Company recognizes subscription agreement revenue ratably over the service period, which management believes approximates the actual provision of services. Professional service fee revenue consists of consulting fees charged to enterprise clients for GoSolo (TM) platform enhancements. The Company recognizes professional service fee revenue on a time and materials basis over the service period, which management believes approximates the actual provision of services.  Wholesale enhanced voicemail services consists of fees charged to telecommunications providers for use of the GoSolo (TM) platform to provide their customers with hosted electronic voicemail, billed monthly in arrears and the associated revenues are recognized in the month of service.

Significant management judgments and estimates must be made in connection with determination of the revenue to be recognized in any accounting period. If the Company made different judgments or utilized different estimates for any period, material differences in the amount and timing of revenue recognized could result.

Risks and Uncertainties

The Company operates in industries that are subject to intense competition, government regulation and rapid technological change.  The Company's operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an expanding business, including the potential risk of business failure.

Loss per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive.  All potentially dilutive shares, approximately 1,200,000 and 16,000,000 of potentially dilutive shares as of June 30, 2007 and 2006, respectively, have been excluded from diluted loss per share, as their effect would be anti-dilutive for the periods then ended.

Software Development Costs

The Company capitalizes software development costs pursuant to SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, after technological feasibility of the software is established, which is generally the completion of a working prototype and ends upon general release of the product to the Company's customers. All costs incurred in the research and development of new software and costs incurred prior to the establishment of technological feasibility are expensed as incurred. Capitalized costs consist of direct costs and allocated overhead associated with the development of the software products.  Amortization of software development costs commences when the product becomes available for general release to customers and is computed based on the straight-line method over the software's estimated economic life of approximately three years.  The Company reviews the unamortized software development costs at each balance sheet date and, if necessary, will write down the balance to net realizable value if the unamortized costs exceed the net realizable value of the asset.  At June 30, 2007, management determined that no impairment existed.

Inventories

Inventories consist primarily of supplies, forms, envelopes, and software licenses purchased for resale.  Cost is determined on a first-in, first-out basis.  The Company periodically reviews its inventory quantities on hand and adjusts for excess and obsolete inventory based primarily on historical usage rates and its estimated forecast of product demand.  Actual demand may differ from the Company's estimates.  Once established, write-downs of inventory are considered permanent adjustments to the basis of the excess or obsolete inventory.

Goodwill and Other Intangible Assets

Goodwill represents the excess of acquisition cost over the net assets acquired in a business combination and is not amortized in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.  The provisions of SFAS No. 142 require that the Company allocate its goodwill to its various reporting units, determine the carrying value of those businesses, and estimate the fair value of the reporting units so that a two-step goodwill impairment test can be performed.  In the first step of the goodwill impairment test, the fair value of each reporting unit is compared to its carrying value.  Management reviews, on an annual basis, the carrying value of goodwill in order to determine whether impairment has occurred.  Impairment is based on several factors including the Company's projection of future discounted operating cash flows. If an impairment of the carrying value were to be indicated by this review, the Company would perform the second step of the goodwill impairment test in order to determine the amount of goodwill impairment, if any.

During the six months ended June 30, 2007, the carrying amount of the Company's goodwill increased by $92,400 due to additional goodwill acquired in connection with the acquisition of TBS (see Note 5).

Identifiable intangibles acquired in connection with business acquisitions are recorded at their respective fair values (see Note 5).  Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed.

Long-Lived Assets

In the event that facts and circumstances indicate that equipment or other long-lived assets may be impaired, an evaluation of recoverability would be performed.  If an evaluation is required, the estimated future discounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment charge is necessary.  The amount of long-lived asset impairment, if any, is charged to operations in the period in which long-lived asset impairment is determined.  At June 30, 2007, management believes there is no impairment of its long-lived assets.  There can be no assurance, however, that market conditions will not change or demand for the Company's products or services will continue, which could result in impairment of long-lived assets in the future.

Stock-Based Compensation

At June 30, 2007, the Company had two stock-based compensation plans.

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, ("SFAS 123(R)") which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period.  In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's condensed consolidated statements of operations.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company's condensed consolidated statements of operations for the three and six months ended June 30, 2007 and 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As stock-based compensation expense recognized in the condensed consolidated statements of operations for the three and six months ended June 30, 2007 and 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the six months ended June 30, 2007 and 2006, of approximately 10%, and 21%, respectively, was based on historical forfeiture experience and estimated future employee forfeitures. The estimated pricing term of option grants for the first six months of 2007 and 2006 was five years.

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company's loss position, there were no such tax benefits during the six months ended June 30, 2007 and 2006.

Description of Plans

The Company's stock option plans provide for grants of options to employees and directors of the Company to purchase the Company's shares, as determined by management and the board of directors, at the fair value of such shares on the grant date. The options generally vest over a five-year period beginning on the grant date and have a seven-year term. As of June 30, 2007, the Company is authorized to issue up to 95,000,000 shares under these plans and has approximately 55,000,000 shares available for future issuances.

Summary of Assumptions and Activity

The fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model even though the model was developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which differ significantly from the Company's stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility is based on the historical volatility of the Company's stock price. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.  The fair value of options granted was estimated using the following weighted average assumptions:

	Six Months Ended
	June 30,
	2007	2006
Stock options:
Expected term (in years)	5.0	5.0
Expected volatility	360% - 376%	311%
Risk-free interest rate	4.86%	4.63%
Expected dividends	-	-

A summary of option activity as of June 30, 2007 and changes during the six months then ended, is presented below:

	June 30, 2007
		Weighted-Average
			Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
Options outstanding at January 1, 2007	38,971,557	$0.19
Options granted	5,297,392	$0.18
Options forfeited	(4,532,050)	$0.19
Options exercised	-	$ -
Options outstanding at June 30, 2007	39,736,899	$0.19	6.2	$ -
Options vested or expected to vest at June 30, 2007	37,610,598	$0.19	6.2	$ -
Options exercisable at June 30, 2007	19,677,459	$0.27	4.1	$ -

The weighted average grant date fair value of options granted during the six months ended June 30, 2007 was $0.09 per option.  Upon the exercise of options, the Company issues new shares from its authorized shares.

As of June 30, 2007, there was approximately $1,100,000 of total unrecognized compensation cost, net of forfeitures, related to employee and director stock option compensation arrangements. That cost is expected to be recognized on a straight-line basis over the next 3.9 weighted average years. The total fair value of shares vested during the six months ended June 30, 2007 and 2006 was $454,486 and $244,591, respectively, net of an estimated forfeiture rate of 10% and 21%, respectively, which was recorded as general and administrative expense in the accompanying condensed consolidated statements of operations.

Beneficial Conversion Feature

The convertible note provides for a rate of conversion that is below market value (see Note 6). Such feature is normally characterized as a "beneficial conversion feature" ("BCF"). Pursuant to Emerging Issues Task Force ("EITF") Issue No. 98-5 Accounting For Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio and EITF Issue No. 00-27, Application of EITF Issue No. 98-5 To Certain Convertible Instruments, the relative fair values of the BCFs have been recorded as a discount from the face amount of the respective debt instrument. The Company is amortizing the discount using the effective interest method through maturity of such instruments.

Product and Technology Development

Product and technology development expense includes personnel costs relating to developing the features, content and functionality of MVI's internet-enabled fax services and web site, TBS's government accounting software, Resolution's electronic form software, and GSI's communications services.  Product and technology development costs are expensed as incurred.

Warranty Costs

The Company provides a limited 90 day warranty on certain products sold. Estimated future warranty obligations related to certain products and services are provided by charges to operations in the period in which the related revenue is recognized. As of June 30 2007, management of the Company determined that a warranty reserve was not necessary.  In addition, the charges to expense during the three and six months ended June 30, 2007 and 2006 were insignificant.

5.            Acquisitions and Intangible Assets

TBS

On February 17, 2004, the Company purchased 100% of the issued and outstanding capital stock of TBS from Stephen A. Garner and James L. Campbell.  On May 7, 2007 and pursuant to the TBS acquisition agreement, the Company issued 1,100,000 shares of common stock to each of Messrs. Garner and Campbell.  The shares were valued at $0.04 per share (the estimated fair value on the date that the shares were issued) and recorded as additional purchase price.  No additional shares of common stock are due to Messrs. Garner and Campbell pursuant to the TBS acquisition agreement.

On May 7, 2007 and in connection with the acquisition of TBS, the Company issued 110,000 shares of its restricted common stock to a non-affiliate pursuant to a finder's fee agreement.  The shares were valued at $0.04 per share (the estimated fair value on the date that the shares were issued) and recorded as additional purchase price.

On May 7, 2007 and in connection with the acquisition of TBS, the Company issued 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, as a finder's fee.  The shares were valued at $0.04 per share (the estimated fair value on the date that the shares were issued) and were recorded as compensation expense.

Other Intangible Assets

On May 12, 2006, the Company entered into a Patent License Agreement (the "License Agreement") with Catch Curve, Inc. ("Catch Curve").  Pursuant to the License Agreement, Catch Curve granted the Company a worldwide, non-exclusive, non-divisible, fully paid-up license to use certain patented technology in connection with any facsimile products or services made or sold by the Company or its subsidiaries.  The Company is obligated to make aggregate license payments of $600,000 over a period of up to thirty-two months beginning on May 12, 2006, at which time no further payments are required under the License Agreement.   License payments of $180,000 are due in each of the years ended December 31, 2007 and 2008. The License Agreement stipulates that $350,000 of the total license fee is attributable to sales of products and services prior to the date of the License Agreement.  The remainder of $250,000 is attributable to sales of products and services subsequent to the date of the License Agreement. Accordingly, on May 12, 2006, the Company recorded an intangible asset in the amount of $250,000.  The intangible asset is being amortized over 58 months, the current remaining life of the patents covered by the License Agreement.  During the six months ended June 30, 2007, the Company made license payments of $90,000 under the License Agreement.  At June 30, 2007, the unpaid balance due was $270,000.  In accordance with the terms of the License Agreement, the Company has classified $180,000 of the total amount due as a current liability and has classified the remainder of $90,000 as a long-term liability on the accompanying condensed consolidated balance sheet.

Other intangibles consist of the following as of June 30, 2007:

	Estimated Useful Life	Gross Carrying	Accumulated	Net Carrying
	(Years)	Amount	Amortization	Amount
Corporate:
License agreement	Five	$250,000	$(58,187)	$191,813

TBS:
Customer list	Ten	$500,000	$(168,750)	$331,250
Trade name	Five	50,000	(33,750)	16,250
		550,000	(202,500)	347,500
Resolutions:
Customer relationships	Ten	570,000	(130,425)	439,575
Software development	Five	104,170	(26,742)	77,428
Trade name	Five	50,000	(22,500)	27,500
Covenant not to compete	Three	26,100	(17,400)	8,700
		750,270	(197,067)	553,203
GSI:
Customer relationships	Ten	2,200,000	(256,667)	1,943,333
Technology	Five	490,000	(114,333)	375,667
Trade names and marks	Ten	420,000	(49,000)	371,000
		3,110,000	(420,000)	2,690,000

Total other intangible assets		$4,660,270	$(877,754)	$3,782,516

Amortization of other intangible assets was $278,637 and $74,316 during the six months ended June 30, 2007 and 2006, respectively.  During the six months ended June 30, 2007, the Company did not acquire or dispose of any intangible assets.

The estimated amortization expense for the five years ending December 31, 2011 is as follows:

Years Ending December 31,

2007	$566,000
2008	562,000
2009	549,000
2010	539,000
2011	419,000
$2,635,000

6.           Debt

            Bank Lines of Credit

In connection with the acquisition of GSI, the Company has a $1,000,000 revolving line of credit (the "Line") with a financial institution and used proceeds to fund a required payment of $840,000 pursuant to the Settlement Agreements with dissenting shareholders of GSI.  The Line matures on September 12, 2007.  Interest on outstanding borrowings is payable monthly at a rate equal to the prime rate (8.25% per annum as of June 30, 2007 and subject to adjustment).  The line is collateralized by the assets of GSI and guaranteed by four shareholders of the Company who were formerly shareholders of GSI.   As of June 30, 2007, no principal payments have been made against outstanding borrowings of $840,000 and the Company was in compliance with all loan covenants.

Effective September 30, 2006, VillageEDOCS obtained a $500,000 revolving line of credit ("RLOC") with a financial institution.  The RLOC is guaranteed by a shareholder of the Company.  Interest on outstanding borrowings is payable monthly at an annual rate of interest equal to LIBOR (5.3% at June 30, 2007) plus 2%.  As of June 30, 2007, there were outstanding borrowings of $347,206 on the RLOC and the Company was in compliance with all loan covenants.

Effective November 28, 2005, TBS renewed a $100,000 revolving line of credit ("TBS RLOC)" with a financial institution.  The TBS RLOC is guaranteed by the assets of TBS.   Interest on outstanding borrowings is payable monthly at a variable annual rate equal to the financial institution's prime rate in effect.  As of June 30, 2007, there were no outstanding borrowings under TBS RLOC and the Company was in compliance with all loan covenants.

Alexander Riess and William Falcon

An aggregate of $30,000 in notes payable to Alexander Riess and William Falcon (related parties) were assumed in the acquisition of Resolutions.  The notes were non-interest bearing.  The notes were paid in full as of March 1, 2007 in accordance with the acquisition agreement.

C. Alan and Joan P. Williams

On February 17, 2004, the Company borrowed $1,700,000 from C. Alan and Joan P. Williams and issued a convertible promissory note, bearing interest at 10 percent per annum.  During 2005, all but $65,000 of the principal amount due pursuant to this note was converted into shares of the Company's common stock.   The note and accrued interest are due at the earlier of one of three events: 1) October 31, 2007; 2) acquisition of a controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000.  Effective April 14, 2005, pursuant to an amendment to the note, the conversion price was fixed at $0.14 per share.  As an incentive for Mr. and Mrs. Williams to provide the loan, the Company issued them a warrant to purchase 5,000,000 shares of the Company's restricted common stock at $0.10 per share exercisable until February 17, 2009.  In connection with the issuance of the note, the Company recorded a debt discount of $730,000, consisting of an embedded put option of $280,000 and the fair value of the warrant of $450,000, which were recorded as derivative liabilities upon note issuance and subsequently reclassified to additional paid-in capital.  The Company is amortizing the discount using the effective interest method through October 31, 2007.

At June 30, 2007, the amount owed by the Company to the Williams pursuant to the unpaid balance of the convertible promissory note payable was $65,000 in principal and $103,619 in unpaid interest.

James L. Campbell and Stephen A. Garner

In connection with the acquisition of TBS, the Company issued a $300,000 convertible promissory note to Stephen A. Garner and a $300,000 convertible promissory note to James L. Campbell (the "TBS Notes").  Messrs. Campbell and Garner are employees of TBS.  Each of the TBS Notes bore interest at 5 percent per annum and was due and payable in three equal annual installments of $100,000, with the first installment paid in February 2005, the second installment paid in March 2006 and the final installment paid in February 2007.

7.           Stockholders' Equity

a.        Common Stock

On February 22, 2007, the Company issued an aggregate of 500,000 shares of its restricted common stock to a consultant in connection with a placement agency agreement.  The 500,000 shares were valued at $0.085 per share (fair value on the measurement date) and the Company recorded $42,500 of consulting expense in the accompanying condensed consolidated statements of operations for the six months ended June 30, 2007 in accordance with the nature of the services provided.

On May 7, 2007 and pursuant to the TBS acquisition agreement, the Company issued 1,100,000 shares of common stock to each of Messrs. Garner and Campbell.  The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and recorded as additional purchase price.  No additional shares of common stock are due to Messrs. Garner and Campbell pursuant to the TBS acquisition agreement.

On May 7, 2007 and in connection with the acquisition of TBS, the Company issued 110,000 shares of its restricted common stock to a non-affiliate pursuant to a finder's fee agreement.  The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and recorded as additional purchase price.

On May 7, 2007 and in connection with the acquisition of TBS, the Company issued 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, as a finder's fee.  The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and were recorded as compensation expense.

On May 7, 2007, the Company issued 26,786 shares of its restricted common stock to a non-affiliate independent contractor for project management services rendered.  The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and were recorded as consulting expense during the three months ended June 30, 2007.

During the quarter ended June 30, 2007, a majority of the Company's stockholders approved a proposal to increase the authorized shares of the Company to 500,000,000 from 400,000,000.

b.       Stock Options

During the six months ended June 30, 2007, the Company granted to its employees options to purchase shares of its common stock under the 2002 Plan as follows:  4,242,392 shares at $0.19 per share and 1,055,000 shares at $0.15.  All options were issued at or above fair value on the dates of grant and vest on various dates from the dates of grant through June 2012.  During the six months ended June 30, 2007, options to purchase 4,532,050 were forfeited due to their expiration.

8.           Commitments and Contingencies

Leases

The Company leases certain property and equipment under operating lease agreements (including three related party leases - see Note 10) which expire on various dates through 2012 and provide for monthly lease payments ranging from $28 to $12,653.

On April 23, 2007, the Company obtained an executed commercial real estate lease agreement from an unrelated third party for office space from which the Company will conduct the operations of its corporate headquarters and those of its wholly-owned subsidiary, MVI, for a term of five years commencing on June 1, 2007.  Pursuant to the lease agreement, the Company and MVI will occupy approximately 5,750 square feet at a cost of $10,063, $10,064, $10,675, $10,996, and $11,325 per month for each of the twelve month periods ended June 30, 2008, 2009, 2010, 2011, and 2012, respectively.

The Company also leases equipment under a capital lease agreement which expires in August 2007 and provides for a monthly lease payment of $1,019.

Litigation

The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business.

In connection with the acquisition of GSI the Company is entitled to certain rights of indemnification from GoSolutions Equity, LLC, which is a former shareholder of GSI that became a shareholder of the Company as a result of our acquisition of GSI.  The Company made a claim of indemnification from this entity in connection with the bankruptcy of one of GSI's significant customers - Vartec Telecom, Inc. - and the facts and circumstances relating to the procurement and maintenance of the Primerica Life Insurance account and related Citigroup affiliates.  GoSolutions Equity, LLC has indicated that it does not believe that we have a valid basis for making such indemnification claims.

The Company has not engaged in meaningful discussions with GoSolutions Equity, LLC as it relates to the indemnification claims notice and their response to such claims notice.  Accordingly, the Company is unable to advise whether it will be successful in the indemnification claims against GoSolutions Equity, LLC.  Pursuant to the agreement with GSI, if the Company is successful, GoSolutions Equity, LLC would only be required to return up to approximately 4.4 million of our shares issued to that entity to satisfy such indemnification claims.  GoSolutions Equity, LLC is not required to contribute cash to satisfy any indemnification claims.

In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

In March 2007, GSI was served by the Trustee for Vartec Telecom, Inc. ("Trustee") in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division ("Bankruptcy Court"), Case No. 04-81694-hdh-7.  The complaint sought recovery of approximately $400,000 for alleged preferential transfers made in 2004.  On July 19, 2007, the Bankruptcy Court issued an order approving a compromise and settlement between the Trustee and GSI pursuant to which the claims of the Trustee and the counterclaims of GSI were settled in consideration for GSI's payment of $65,000 over a four month period that began on July 1, 2007.  Accordingly, the Company has recorded other expense of $65,000 in the accompanying condensed consolidated statement of operations and classified the total amount due as a current liability in the accompanying condensed consolidated balance sheet.

Consulting and Employee Agreements

The Company has entered into a variety of consulting and employee agreements for services to be provided to the Company in the ordinary course of business.  These agreements call for minimum salary levels and/or option grants and/or common share issuances and various payments upon performance of services and/or termination of the agreements (except for cause).

Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions.  The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the States of California, Florida, and Georgia.  These indemnities include certain agreements with the Company's officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship.  In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities.  In connection with the Company's acquisition of TBS, the parties have agreed to indemnify each other from claims relating to the acquisition agreement to a maximum of $1,500,000 except in the event of fraud, willful misconduct, or breaches of certain representations and warranties contained in the agreement.  In connection with the Company's acquisitions of Resolutions and GSI, the parties have agreed to indemnify each other from claims relating to the acquisition agreement.  The duration of these indemnities and guarantees varies and, in certain cases, is indefinite.  The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.  Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying condensed consolidated balance sheet.

9.           Segment Reporting

The Company's operations are classified into five principal reportable segments that provide different products or services.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.  The Company operates in the following five reportable segments:

(a)  Electronic document delivery services,
(b)  Government accounting solutions,
(c)  Electronic forms,
(d)  Integrated communications, and
(e)  Corporate.

The Company evaluates performance and allocates resources based upon operating income.  The accounting policies of the reportable segments are the same as those described in the summary of accounting policies.  Inter-segment sales are eliminated upon consolidation.

The following table summarizes segment asset and operating balances by reportable segment, has been prepared in accordance with the internal accounting policies, and may not be presented in accordance with accounting principles generally accepted in the United States of America:

	Quarter ended /	Quarter	SixMonths	Six Months	(1)
	As of	ended	ended / As of	ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Net revenue from external customers:

Electronic document delivery	$ 773,762	$ 770,490	$ 1,547,010	$ 1,509,122
Government accounting solutions	961,411	746,928	2,027,838	1,634,699
Electronic forms	477,490	520,597	1,039,151	962,033
Integrated communications	1,600,262	996,077	3,019,136	996,077
Corporate	-	-	-	-
Total net revenue from
external customers:	$ 3,812,925	$ 3,034,092	$ 7,633,135	$ 5,101,931

Operating income (loss):

Electronic document delivery	$ 100,200	$ 300,621	$ 232,964	$ 482,998
Government accounting solutions	(36,253)	(186,927)	107,545	(169,706)
Electronic forms	89,808	(32,877)	187,010	(54,679)
Integrated communications	194,744	145,530	253,206	145,530
Corporate	(712,084)	(532,124)	(1,622,044)	(956,593)
Total operating loss:	$ (363,585)	$ (305,777)	$ (841,319)	$ (552,450)

Depreciation and amortization:

Electronic document delivery	$ 15,478	$ 13,311	$ 28,481	$ 21,809
Government accounting solutions	27,909	35,912	55,980	73,257
Electronic forms	33,919	20,855	67,839	57,773
Integrated communications	145,878	52,262	294,445	52,262
Corporate	12,930	7,488	25,860	7,488
Total depreciation and amortization:	$ 236,114	$ 129,828	$ 472,605	$ 212,589

Interest expense, net of interest income:

Electronic document delivery	$ -	$ -	$ -	$ 1,616
Government accounting solutions	258	-	258	-
Electronic forms	334	2,867	838	3,214
Integrated communications	(182)	2,178	(334)	2,178
Corporate	29,358	21,314	57,345	42,659
Total interest expense, net of interest income:	$ 29,768	$ 26,359	$ 58,107	$ 49,667

	Quarter ended /	Quarter	Six Months	Six Months	(1)
	As of	ended	ended / As of	ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Net income (loss):

Electronic document delivery	$ 100,703	$ 301,064	$ 233,467	$ 482,417
Government accounting solutions	(36,511)	(186,927)	113,587	(169,706)
Electronic forms	89,474	(35,744)	186,172	(57,893)
Integrated communications	110,734	143,352	169,685	143,352
Corporate	(741,475)	(578,438)	(1,682,748)	(1,028,252)
Total net loss:	$ (477,075)	$ (356,693)	$ (979,837)	$ (630,082)

Identifiable assets:

Electronic document delivery	$ 959,883		$ 959,883
Government accounting solutions	4,595,818		4,595,818
Electronic forms	3,485,668		3,485,668
Integrated communications	5,410,312		5,410,312
Corporate	421,028		421,028
Total identifiable assets:	$ 14,872,709		$ 14,872,709

Capital expenditures:

Electronic document delivery	$ 31,153	$ 7,025	$ 52,217	$ 22,437
Government accounting solutions	50,909	-	63,175	-
Electronic forms	-	6,743	973	16,144
Integrated communications	35,452	-	46,113	-
Corporate	5,788	-	5,788	-
Total capital expenditures:	$ 123,302	$ 13,768	$ 168,266	$ 38,581

(1) 2006 period results and balances for the Integrated communications segment are reported as of and for the period from May 1, 2006 (date of acquisition) through June 30, 2006

10.           Related Party Transactions

The Company has borrowed significantly from related parties, issued a significant number of options and warrants to related parties, and issued a significant number of shares of its common stock to related parties upon conversion of convertible promissory notes payable as described more fully in Note 6.

TBS has a related party operating lease with Perimeter Center Partners for the rental of the land and building occupied by TBS.  The lease commenced on February 1, 2004 and has a term of five years, with monthly payments of $6,200.  In addition, TBS has an equipment lease with Perimeter Center Partners for certain equipment used in its operations.  The lease commenced May 19, 2007 and has a term of approximately thirty-two and one-half months, with monthly payments of $1,746.  The Company has executed a Guaranty with respect to each lease.  Perimeter Center Partners is owned by Stephen A. Garner and James L. Campbell, who are significant employees of the Company and the former owners of TBS.

GSI leases the St. Petersburg office space pursuant to a noncancelable operating lease agreement expiring on April 30, 2011 at a cost of $12,653, $13,232, $13,841, $14,485, and $15,164 per month for each of the twelve month periods ended April 2007, 2008, 2009, 2010, and 2011, respectively.  The building in which the office space is located is owned by an entity in which a member of GoSolutions Equity, LLC (a related party) owns an interest.

GOSOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

With Independent Auditors' Report Thereon

GOSOLUTIONS, INC. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2005 and 2004

Table of Contents

Independent Auditors' Report

To the Board of Directors and Stockholders

GoSolutions, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheet of GoSolutions, Inc. and subsidiaries (the "Company") as of December 31, 2005 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GoSolutions, Inc. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for each of the years in the two-year period then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                                                    CORBIN & COMPANY, LLP

Irvine, California

June 26, 2006

GOSOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2005

ASSETS
Current assets:
Cash	$20,829
Accounts receivable, less allowance for doubtful accounts
of approximately $314,000	332,915
Prepaid expenses and other current assets (Note 3)	146,794
Total current assets	500,538

Property and equipment, net (Note 2)	258,575
Restricted cash	11,153
Other assets (Note 4)	192,835

$963,101

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued liabilities (Note 5)	$1,551,120
Note payable - related parties (Note 6)	257,813
Deferred revenues	221,319
Total current liabilities	2,030,252

Series A convertible redeemable preferred stock, $0.001 par value;
authorized 15,000,000 shares; issued and outstanding 6,633,805
shares, liquidation value approximately $2,196,000	66,338
Series B convertible redeemable preferred stock, $0.001 par value;
authorized 1,020,000 shares; issued and outstanding 1,015,903 shares,
liquidation value approximately $10,000	10,159
Total liabilities	2,106,749

Commitments and contingencies (Note 7)

Stockholders' deficit:
Common stock, $0.001 par value; authorized 80,000,000 shares;
Issued and outstanding 5,140,872 shares	5,141
Additional paid-in capital	1,819,379
Accumulated deficit	(2,968,168)
Total stockholders' deficit	(1,143,648)

$963,101

See independent auditors' report thereon

GOSOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Years Ended December 31, 2005 and 2004

	2005	2004

Revenues:
Subscription agreements	$5,894,761	$7,090,665
Professional service fee	-	80,000
Wholesale enhanced voicemail services	1,101,773	1,514,210

Total revenues	6,996,534	8,684,875

Cost of revenues	2,072,343	2,992,113

Gross profit	4,924,191	5,692,762

Operating expenses:
Selling, general and administrative	1,280,496	1,541,137
Payroll and related	2,435,330	2,283,605
Depreciation and amortization	464,518	676,098

Total operating expenses	4,180,344	4,500,840

Income from operations	743,847	1,191,922

Other expense:
Interest expense	(76,997)	(259,312)
Other, net	(9,159)	(3,648)

Total other expense	(86,156)	(262,960)

Income before income taxes	657,691	928,962

Income taxes (Note 13)	37,170	7,660

Net income	$620,521	$921,302

See independent auditors' report thereon

GOSOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

For The Years Ended December 31, 2005 and 2004

	Common Stock		Additional
	Number of	Par	Paid-in	Accumulated
	Shares	Value	Capital	Deficit	Total
Balances as of January 1, 2004	5,105,432	$5,105	$1,819,060	$(4,509,991)	$(2,685,826)

Exercise of common stock warrants	35,440	36	319	-	355

Net income	-	-	-	921,302	921,302

Balances as of December 31, 2004	5,140,872	5,141	1,819,379	(3,588,689)	(1,764,169)

Net income	-	-	-	620,521	620,521

Balance as of December 31, 2005	5,140,872	$5,141	$1,819,379	$(2,968,168)	$(1,143,648)

See independent auditors' report thereon

GOSOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net income	$620,521	$921,302
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	464,518	676,098
Provision for bad debts	2,296	309,449
Amortization or prepaid interest expense	-	105,337
Gain on asset disposition	-	(3,359)
Net changes in operating assets and liabilities:
Accounts receivable	(144,401)	(403,810)
Prepaid expenses and other current assets	(117,992)	(81,613)
Other assets	(8,631)	22,500
Restricted cash	(350)	(413)
Accounts payable and accrued liabilities	372,009	(193,777)
Deferred revenue	(34,723)	(37,442)

Net cash provided by operating activities	1,153,247	1,314,272

Cash flows used in investing activities:
Purchases of property and equipment	(230,832)	(257,243)

Cash flows from financing activities:
Proceeds from issuance of preferred Series A stock	60,423	-
Proceeds from issuance of preferred Series B stock	10,159	-
Proceeds from issuance of common stock	-	355
Proceeds from borrowings, excluding related party
borrowings	-	215,000
Payments on borrowings, excluding related party
borrowings	(360,000)	(505,000)
Payments on related party borrowings	(623,750)	(837,595)

Net cash used in financing activities	(913,168)	(1,127,240)

Net increase (decrease) in cash	9,247	(70,211)

Cash at beginning of year	11,582	81,793

Cash at end of year	$20,829	$11,582

Supplemental disclosure:
Interest paid	$104,172	$293,773
Income taxes paid	$37,170	$6,772

See independent auditors' report thereon

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(1)     Summary of Significant Accounting Policies

(a)     Description of Business

GoSolutions, Inc. and subsidiaries ("GoSolutions" or the "Company") was incorporated in the State of Florida as Solo Acquisition, Inc. on November 3, 2000. On February 14, 2001, Solo Acquisition, Inc. changed its name to GoSolutions, Inc. The Company began operations on August 10, 2001. The Company has two wholly owned subsidiaries: Go Solo Technologies, Inc. ("GTSI") and GoSolutions Canada, Inc. GoSolutions, Inc. is the parent company and provides wholesale enhanced voicemail services to telecommunications providers in addition to providing management and other ancillary services to its subsidiaries. GTSI is an emerging integrated communications provider offering Web‑based communication services that enables users to utilize naturally spoken voice commands and a telephone to gain access to a wide range of vital Internet and database‑driven information services as well as its proprietary unified messaging and enhanced services platform, GoSolo (TM). The GoSolo (TM) platform provides 8XX telephone service primarily to enterprises, their independent representatives and individual consumers in the United States, Canada and Spain. GoSolutions Canada, Inc. was established to allow GTSI to collect revenues for customers desiring to effect payment through banking's automated clearing house ("ACH") in Canada and has no other significant operations.

(b)     Principles of Consolidation

The consolidated financial statements include the accounts of GoSolutions. All significant intercompany accounts and transactions have been eliminated in consolidation.

(c)     Restricted Cash

Certain of the Company's banking institutions require it to maintain cash on deposit to support merchant banking agreements. These deposits are classified as restricted cash on the consolidated balance sheet.

(d)     Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on historical write‑off experience. Account balances are charged off against the allowance when the potential for recovery is considered remote. The Company does not have any off‑balance‑sheet credit exposure related to its customers.

(e)     Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of short‑term prepaid maintenance and support contracts, advances to and deposits with vendors and prepaid interest expense and loan commitment fees (see note 3).

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(1)     Summary of Significant Accounting Policies, continued

(f)     Other Assets

Other assets consist primarily of prepaid software license fees and advances to and deposits with vendors, for which the expected period of utilization by the Company is greater than one year (see note 4).

(g)     Management's Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Significant estimates made by management include, among others, the realizability of accounts receivable, recoverability of property and equipment and valuation of deferred tax assets.  Actual results could differ from these estimates.

(h)     Revenue Recognition

Revenue from subscription agreements consists of fixed monthly fees and usage charges, generally based on per minute rates. Subscription agreement revenue related to out bound usage service charges are billed monthly in arrears and the associated revenues are recognized in the month of service. Recurring charges for the GoSolo (TM) platform are billed in advance on a monthly basis and recorded as deferred revenues. The Company recognizes subscription agreement revenue ratably over the service period, which management believes approximates the actual provision of services. Professional service fee revenue consists of consulting fees charged to enterprise clients for GoSolo (TM) platform enhancements. The Company recognizes professional service fee revenue on a time and materials basis over the service period, which management believes approximates the actual provision of services.  Wholesale enhanced voicemail services consists of fees charged to telecommunications providers for use of the GoSolo (TM) platform to provide their customers with hosted electronic voicemail, billed monthly in arrears and the associated revenues are recognized in the month of service.

(i)      Advertising

Advertising and promotion costs are expensed as incurred and approximated $30,000 and $66,000 for the years ended December 31, 2005 and 2004, respectively.

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(1)     Summary of Significant Accounting Policies, continued

 (j)     Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, restricted cash and accounts receivable. The Company places its cash and restricted cash in financial institutions considered by management to be high quality. The Company maintains cash balances at financial institutions in excess of the $100,000 insured by the Federal Deposit Insurance Corporation ("FDIC"). As of December 31, 2005, the Company held cash balances of approximately $145,000 in excess of the FDIC insured amounts.  The Company has not experienced any losses in this account and believes it is not exposed to any significant credit risk on cash balances. During the normal course of business, the Company extends credit to customers. To minimize credit risk, the Company generally requires a valid credit card or ACH debit account to collateralize credit extended to non-corporate customers.

As of December 31, 2005, independent representatives of one enterprise accounted for approximately 10% of gross accounts receivable of the Company.  Additionally, for the years ended December 31, 2005 and 2004, the aforementioned independent representatives accounted for approximately 65% and 58%, respectively, of total revenues.

As of December 31, 2005, a telecommunications company and its independent representatives accounted for approximately 70% of gross accounts receivable of the Company.  Additionally, for the years ended December 31, 2005 and 2004, the aforementioned telecommunications company and its independent representatives accounted for approximately 18% and 29%, respectively, of total revenues.

(k)     Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments, which include cash, prepaid expenses, accounts receivable, restricted cash, accounts payable and accrued liabilities and deferred revenues, approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the line of credit and note payable approximates fair value.

(l)      Capitalized Application Costs

The Company expenses costs for the development of new applications and substantial enhancements to existing applications as incurred until technological feasibility is established, which is generally the completion of a working prototype. Once technological feasibility is established, further development costs are capitalized. Capitalization ceases when the product is available for general release to customers. To date, the Company has capitalized approximately $400,000 of costs relating to the GoSolo (TM) platform. This asset was fully amortized as of December 31, 2003.

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(1)     Summary of Significant Accounting Policies, continued

(m)    Property and Equipment

Property and equipment are stated at historical cost, net of accumulated depreciation and amortization. Maintenance and repairs are expensed as incurred, while renewals and betterments are capitalized. Upon the sale or other disposition of property and equipment, the cost and related accumulated depreciation or amortization is removed from the accounts and any gain or loss is recognized in operations. Depreciation and amortization is provided on the straight‑line basis over the estimated useful lives of the related assets, as follows:

Years
Office equipment, furniture and fixtures	1-7
Telephone production equipment	2-5
Other	2

The Company applies Statement of Position 98‑1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP 98‑1"). SOP 98‑1 requires internal‑use software costs incurred in the preliminary project stage to be expensed as incurred. Once certain capitalization criteria have been met, SOP 98‑1 requires certain direct development costs associated with internal‑use software to be capitalized. These costs include external direct costs of materials and services and the costs of employees devoting time to the software project. As of December 31, 2005 all of the Company's internal‑use software costs have been expensed in accordance with SOP 98‑1.

(n)     Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reported amounts at each period‑end based on enacted laws and statutory rates applicable to the periods in which differences are expected to affect taxable income. A valuation allowance is provided against the future benefits of deferred assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized.

(o)     Long‑Lived Assets

Statement of Financial Accounting Standard ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long‑lived Assets provides a single accounting model for long‑lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale, and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company applies SFAS No. 144.

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(1)     Summary of Significant Accounting Policies, continued

In accordance with SFAS No. 144, long‑lived assets, such as property and equipment, and intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

(p)     Accounting for Stock‑Based Compensation

The Company accounts for employee stock based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25") and related interpretations. Accordingly, compensation cost is measured as the excess, if any, of the estimated fair value of the Company's stock at the date of the grant over the exercise price of the option granted. Compensation cost for stock options, if any, is recognized ratably over the vesting period. The Company's policy is to grant options with an exercise price equal to or greater than the fair value of the Company's stock on the grant date. Accordingly, no compensation cost has been recognized for the Company's stock option plan unless the option holder is not an employee of the Company.

The Company has adopted the disclosure‑only provisions of SFAS No. 123, Accounting for Stock‑Based Compensation. The estimated fair value of the options is assumed to be amortized to expense over the options' vesting periods. For the years ended December 31, 2005 and 2004, there would have been an immaterial change to net income had the Company applied the fair value recognition provisions of SFAS No. 123.

The Company accounts for equity instruments granted to nonemployees under SFAS No. 123, Emerging Issues Task Force ("EITF") Issue No. 96‑18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services and Financial Accounting Standards Board Interpretation ("FIN") No. 28, Accounting for Stock Appreciation Rights and other Variable Stock Option or Award Plans. The equity instruments are recorded at fair value under SFAS No. 123 and are measured and recognized in accordance with EITF No. 96‑18 and FIN No. 28.

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(1)     Summary of Significant Accounting Policies, continued

(q)     Segment Reporting

The Company operates in a single segment when applying the management approach defined in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

 (r)    Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.  SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, and is effective for public companies as follows: (i) in November 2003, the FASB issued FASB Staff Position ("FSP") FAS 150-03 ("FSP 150-3"), which defers indefinitely (a) the measurement and classification guidance of SFAS No. 150 for all mandatorily redeemable non-controlling interests in (and issued by) limited-life consolidated subsidiaries, and (b) SFAS No. 150's measurement guidance for other types of mandatorily redeemable non-controlling interests, provided they were created before November 5, 2003; (ii) for financial instruments entered into or modified after May 31, 2003 that are outside the scope of FSP 150-3; and (iii) otherwise, at the beginning of the first interim period beginning after June 15, 2003.  The Company adopted SFAS No. 150 on the aforementioned effective dates.  Accordingly, the Company has classified its Series "A" and "B" preferred stock as long-term liabilities, in accordance with the redemption features.

(s)     Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment ("Statement 123(R)") to provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces SFAS No. 123 and supersedes APB No. 25. The Company will be required to apply Statement 123(R) in 2006. The Company is in the process of evaluating whether the adoption of Statement 123(R) will have a significant impact on the Company's overall results of operations or financial position.

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(1)     Summary of Significant Accounting Policies, continued

In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets - an amendment of APB Opinion No 29, Accounting for Nonmonetary Transactions. SFAS No. 153 eliminates the exception for non-monetary exchanges of similar productive assets, which were previously required to be recorded on a carryover basis rather than a fair value basis. Instead, this statement provides that exchanges of non-monetary assets that do not have commercial substance be reported at carryover basis rather than a fair value basis. A non-monetary exchange is considered to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of SFAS No. 153 to have an impact on its financial condition or results of operations.

(t)      Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

(2)     Property and Equipment

Property and equipment as of December 31, 2005 consisted of the following:

Office equipment, furniture and fixtures	$188,235
Telephony production equipment	2,949,590
Capitalized application costs	400,214
Other	21,829
3,559,868

Less accumulated depreciation and amortization	(3,301,293)

$258,575

Depreciation and amortization expense related to property and equipment amounted to approximately $373,000 and $605,000 for the years ended December 31, 2005 and 2004, respectively.

(3)     Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of December 31, 2005 consisted of the following:

Prepaid software license fees	$238,442
Deposits and vendor advances	72,620
Other	22,692
333,754

Less accumulated amortization	(186,960)

$146,794

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(3)     Prepaid Expenses and Other Current Assets, continued

Amortization expense related to the amortization of prepaid software license fees approximated $92,000 and $71,000 for the years ended December 31, 2005 and 2004, respectively.

Interest expense related to prepaid interest expense and loan commitment fees approximated $0 and $105,000 for the years ended December 31, 2005 and 2004, respectively.

(4)     Other Assets

Other assets as of December 31, 2005 consisted of the following:

Prepaid perpetual software port license fees	$330,932
Less accumulated amortization	(172,992)
157,940

Deposits and vendor advances	34,895

$192,835

For the years ended December 31, 2005 and 2004, the Company recognized no amortization expense related to prepaid perpetual software port license fees.  Amortization expense is recognized in operations when the software is installed.

(5)     Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of  December 31, 2005 consisted of the following:

Accounts payable	$336,327
Accrued interest to related parties	35,875
Accrued commissions	1,100,154
Other	78,764

$1,551,120

(6)        Long‑Term Debt and Line of Credit

(a)     Note Payable - Related Parties

Note payable to related parties as of December 31, 2005 is summarized as follows:

Secured note payable to an irrevocable trust ("Trust") bearing interest at 10% per annum, monthly interest only payments beginning February 2003, monthly principal and interest payments beginning March 2004, maturing September 2006, as amended	$257,813

Interest expense related to the aforementioned related party note payable approximated $33,000 and $45,000 for the years ended December 31, 2005 and 2004, respectively.

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(6)        Long‑Term Debt and Line of Credit, continued

Additionally, during the years ended December 31, 2005 and 2004, the Company paid interest of approximately $40,000 and $81,000 related to notes payable to various other individuals and a limited liability corporation ("LLC"), which are also related parties.  These notes' principal and accrued interest balances were all paid in full as of December 31, 2005.

(b)     Line of Credit

Line of credit as of December 31, 2005 is summarized as follows:

Revolving credit note with a financial institution, $1.0 million maximum, bearing interest at prime (7.25% as of December 31, 2005), monthly interest only payments, principal and accrued interest due September 2006; secured by all assets of GoSolutions, Inc., guaranteed by certain members of the LLC	$-

 (7)    Commitments and Contingencies

(a)     Operating Lease

The Company has a noncancelable operating lease for the Company's corporate business facility that expires on March 31, 2006. Included in selling, general, and administrative expenses is rental expense relating to this operating lease of approximately $157,000 and $156,000 for the years ended December 31, 2005 and 2004, respectively.

During 2004, the Company entered into a noncancelable operating lease for the Company's call center business facility that expires on February 28, 2009.  Included in selling, general, and administrative expenses is rental expense relating to this operating lease of approximately $45,000 and $18,000 for the years ended December 31, 2005 and 2004, respectively.

During 2005, the Company entered into a noncancelable operating lease for the Company's new corporate business facility, commencing on May 1, 2006, expiring on April 30, 2011.  No rental expense relating to this operating lease was incurred during the years ended December 31, 2005 or 2004.  The building in which the new facility is located, is owned by an entity in which a member of the LLC, who is also individually a shareholder of the Company, owns an interest.

The Company has entered into various non-cancelable operating leases for equipment with aggregate monthly payments of $3,500 through 2006. Included in selling, general, and administrative expenses is rental expense relating to these and previously expired operating leases for equipment of approximately $41,000 and $44,000 the years ended December 31, 2005 and 2004, respectively.

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(7)     Commitments and Contingencies, continued

Future minimum lease payments under these noncancelable operating leases, including the Company's new corporate business facility, as of December 31, 2005 are as follows:

Years Ending December 31,
2006	$193,000
2007	198,000
2008	207,000
2009	169,000
2010	168,000
Thereafter	43,000
$978,000

(b)     Legal

The Company is involved in certain legal actions and claims arising in the ordinary course of its business. It is the opinion of management (based on advice of legal counsel) that such litigation and claims will be resolved without material adverse effect on the Company's financial position, results of operations, or cash flows.

(c)         Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions.  The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Florida.  In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities.  In connection with certain of its debt, stock purchase and other agreements, the Company has indemnified lenders, sellers, and various other parties for certain claims arising from the Company's breach of representations, warranties and other provisions contained in the agreements.  The duration of the guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.  Historically, the Company has not been obligated to make any payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheet.

(8)     Stockholders' Equity

(a)     Capital Stock

On January 16, 2002, the Company filed Articles of Incorporation authorizing the issuance of up to 80,000,000 shares of common stock with a $0.001 par value and 20,000,000 shares of preferred stock with a $0.001 par value.

(8)     Stockholders' Equity, continued

(b)     Common Stock

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

The holder of each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board, subject to the prior rights of holders of all classes of stock outstanding. Holders of the Company's common stock (voting as a class) are entitled to elect two directors to the Board.

(c)     Convertible Redeemable Preferred Stock

The holder of each share of preferred stock series "A" (Series A) is entitled to one vote. Holders of Series A are also entitled to receive dividends whenever funds are legally available and when declared by the Board, subject to the prior rights of holders of all classes of stock outstanding. Prior to conversion to common stock, holders of the Company's Series A (voting as a class) are entitled to elect five directors to the Board.

Holders of preferred stock series "B" (Series B), nonvoting, are entitled to receive dividends whenever funds are legally available and when declared by the Board and before any dividends or distributions shall be made to holders of the common stock and the Series A, subject to the prior rights of holders of all classes of stock outstanding. Holders of the Company's Series B are not entitled to elect any directors to the Board.

Holders of both Series A and Series B have the option to convert their shares into shares of common stock at a one‑for‑one ratio. The conversion rate on a particular series of preferred stock is subject to adjustment in the event that any additional common stock, other than Excluded Stock (as defined herein) or other shares convertible into common stock, are issued for a per share price less than the particular series conversion price.

Excluded Stock means (a) shares of common stock issued upon conversion of Series A and or Series B at anytime outstanding; (b) shares of common stock issuable or issued upon the exercise of stock options pursuant to the Company's 2001 Incentive Stock Plan; and (c) shares of common stock granted to officers or directors as compensation, provided such grants are approved by the Board. All shares of Excluded Stock and which the Company has reserved for issuance shall be deemed to be outstanding shares of common stock for purpose of conversion computations.

The Series A and Series B preferred stock will automatically convert into shares of common stock, based on the conversion rate then in effect upon the closing of a firm underwritten public offering, covering the offering and sale of the Company's common stock at a public offering price (prior to underwriter commissions and discounts) at a per share price of at least $1.00 or gross proceeds at least which equal or exceed $25,000,000.

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(8)     Stockholders' Equity, continued

The Company shall redeem outstanding shares of Series A and Series B held by the holder thereof in three annual installments commencing six years from the date of purchase (or exercise if obtained by exercise of warrants) by such holder (each redemption date hereinafter referred to as a "Redemption Date"). The shares of Series A and Series B to be redeemed on any Series A and Series B Redemption Date shall be redeemed by paying the holder thereof in cash an amount per share equal to the original purchase price per share (or exercise price if shares were obtained by exercise of warrants) plus an amount equal to declared but unpaid dividends thereon. Each surrendered certificate shall be canceled and all rights of the predecessor holder shall cease. If the funds of the Company legally available for redemption of shares of Series A and Series B on any Series A and Series B Redemption Date are insufficient to redeem the total number of shares of Series A and Series B to be redeemed on such Series A and Series B Redemption Date, such redemption shall take place as soon as legally permitted.

Both preferred stock issues are entitled to preferential rights to the Company's assets in the event of liquidation. Additionally, in the event of any liquidation, and after payment shall have been made to holders of Series B Preferred and subject to the prior rights of holders of all classes of stock outstanding, the holders of shares of Series A then outstanding shall be entitled to receive out of the assets of the Company legally available for distribution to its stockholders, an amount per share for the Series A equal to 16.55 times the conversion price applicable at that point in time; provided however, that (a) if the principal sum of $1,000,000 and all accrued interest on the secured loan to the Company made in the aggregate by the LLC (herein LLC Note), is repaid in full under the terms set forth in the LLC Note after September 1, 2003, but on or prior to December 31, 2003, the liquidation amount shall be equal to 24.83 times the conversion price applicable at that point in time; or (b) if the LLC Note is repaid after December 31, 2003 in accordance with its terms, or is not repaid at all, the liquidation amount shall be equal to 33.10 times the conversion price applicable at that point in time. As of December 31, 2005, the liquidation amount for Series A, including all exercisable Series A warrants, was equal to 33.10 times the conversion price or calculated to be approximately $3,310,000.  Additionally, as of December 31, 2005, the liquidation amount for Series B was equal to 1.00 times the conversion price or calculated to be approximately $10,000.

As of December 31, 2005, approximately 6,634,000 shares of Series A were issued and outstanding.   Warrants to purchase approximately 3,366,000 shares of Series A are exercisable as of December 31, 2005 (see Note 9).

As of December 31, 2005, approximately 1,016,000 shares of Series B were issued and outstanding.

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(8)     Stockholders' Equity, continued

No stock warrants were granted during the years ended December 31 , 2005 or 2004.  During the year ended December 31, 2003, the Company capitalized approximately $75,000 in prepaid interest expense and loan commitment fees relating to the issuance of Series B warrants as consideration for personal guarantees on loan facilities. As disclosed in Note 3 herein, interest expense related to prepaid interest expense and loan commitment fees approximated $0 and $105,000 for the years ended December 31, 2005 and 2004, respectively.

No dividends were declared, on any class of capital stock, by the Board during the years ended December 31, 2005 and 2004.

(9)     Preferred Stock Series A Warrants

All Preferred Stock Series A Warrants ("Series A Warrants") have ten (10) year terms, fully vest and become exercisable immediately upon grant.

Series A warrant activity during the years ended December 31, 2005 and 2004 was as follows:

	Number of Shares	Weighted Average Exercise Price
Balance as of January 1, 2004	9,408,491	$0.01
Granted	-	-
Exercised	-	-
Canceled/Expired	-	-

Balance as of December 31, 2004	9,408,491	0.01
Granted	-	-
Exercised	(6,042,296)	0.01
Canceled/Expired	-	-

Balance as of December 31, 2005	3,366,195	$0.01
Exercisable as of December 31, 2004	9,408,491	$0.01
Exercisable as of December 31, 2005	3,366,195	$0.01

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(9)     Preferred Stock Series A Warrants, continued

The following summarizes information about Series A Warrants outstanding at December 31, 2005:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Number Exercisable
$0.01	3,366,195	6.05	3,366,195

(10)   Preferred Stock Series B Warrants

All Preferred Stock Series B Warrants ("Series B Warrants") have ten (10) year terms, fully vest and become exercisable immediately upon grant.

Series B warrant activity during the years ended December 31, 2005 and 2004 was as follows:

	Number of Shares	Weighted Average Exercise Price

Balance as of January 1, 2004	1,015,903	$0.01
Granted	-	-
Exercised	-	-
Canceled/Expired	-	-

Balance as of December 31, 2004	1,015,903	0.01
Granted	-	-
Exercised	(1,015,903)	0.01
Canceled/Expired	-	-

Balance as of December 31, 2005	-	$-
Exercisable as of December 31, 2004	1,015,903	$0.01
Exercisable as of December 31, 2005	-	$-

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

 (11)     Stock Option Plan

Stock options granted under the Company's 2001 Incentive Stock Plan (the "Plan") can be granted with an exercise price less than, equal to or greater than the estimated fair market value of the underlying shares, as valued by the Board, at the date of grant. Stock options granted under the Plan can have terms, vesting and exercisability of any period as determined by the Board but not more than ten years from the date of grant.  The Company has reserved approximately 5,000,000 shares of common stock to be issued in accordance with the Plan.

During 2004, the Board granted a certain member of the Board options to purchase up to approximately 25,000 shares of common stock at a weighted average exercise price of $0.21 per share, the estimated fair value per share of the underlying shares, as valued by the Company's Board, as part of the Plan. The Company recognized no compensation expense related to the grant of these options during the year ended December 31, 2004.

As of December 31, 2005, there were approximately 4,120,000 additional shares available for grant under the Plan. The per share weighted average fair value of stock options granted during the year ended December 31, 2004 was $0.19 on the date of grant using the Black Scholes option-pricing model.  No stock options were granted during the year ended December 31, 2005.  For the year ended December 31, 2004, the following assumptions were used when applying the Black Scholes option-pricing model: expected dividend yield 0.0%, risk‑free interest rate of 3.2%, volatility of 98% and the expected life was assumed to be ten years.

Stock option activity during the years ended December 31, 2005 and 2004 was as follows:

	Number of Shares	Weighted Average Exercise Price
Balance as of January 1, 2004	940,000	$0.04
Granted	25,000	0.21
Exercised	-	-
Canceled/Expired	(85,000)	0.21

Balance as of December 31, 2004	880,000	0.03
Granted	-	-
Exercised	-	-
Canceled/Expired	-	-

Balance as of December 31, 2005	880,000	$0.03
Exercisable as of December 31, 2004	854,325	$0.03
Exercisable as of December 31, 2005	880,000	$0.03

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(11)   Stock Option Plan, continued

The following summarizes information about common stock options outstanding at December 31, 2005:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Number Exercsiable
$0.01	800,000	6.25	800,000
0.21	80,000	7.34	80,000

	880,000		880,000

 (12)  Related Party Transactions

The Company enters into various transactions with the LLC and its members, which together with its members, owns an aggregate of approximately 6,042,000 and 1,016,000 shares of Series A and B, respectively.  In addition, certain members of the LLC are board members of the Company.

The Company uses legal services from an entity in which a member of the LLC, who is also individually a shareholder of the Company, owns an interest. The expense for these services was approximately $128,000 and $60,000 for the years ended December 31, 2005 and 2004, respectively.

The Trust owns approximately 1,090,000 shares of common stock and 3,021,000 Series A Warrants.  The sole beneficiary of the Trust provides customer referral services to the Company.  The expense for these services was approximately $1,000 and $2,000 for the years ended December 31, 2005 and 2004, respectively.

As disclosed in Note 7(a) herein, during 2005, the Company entered into a noncancelable operating lease for the Company's new corporate business facility.  The building in which this new facility will be located, is owned by an entity in which a member of the LLC, who is also individually a shareholder of the Company, owns an interest.

 (13)  Income Taxes

For the years ended December 31, 2005 and 2004, income tax expense attributable to income from operations consists of:

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

	2005
	Current	Deferred	Total
U.S. Federal	$-	$-	$-
State and local	37,170	-	37,170

	$37,170	$-	$37,170

	2004
	Current	Deferred	Total
U.S. Federal	$-	$-	$-
State and local	7,660	-	7,660

	$7,660	$-	$7,660

Federal income tax expense attributable to income was zero for the years ended December 31, 2005 and 2004, and differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pre-tax income from operations as a result of items not deductible for tax purposes as well as change in valuation allowance recorded against deferred tax amounts.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of  December 31, 2005 are presented below.

Deferred tax assets
Gross current:
Accounts and notes receivable principally due to allowance for
doubtful accounts	$119,269
Gross noncurrent:
Property and equipment principally due to depreciation and
amortization differences	696,499
Net operating loss carryforwards	4,939,975
Capital loss carryforwards	459,581
Accrued related party interest	13,632

Gross noncurrent deferred tax assets	6,109,687

Total gross deferred tax assets	6,228,956

Less valuation allowance	(6,228,956)

$-

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(13)   Income Taxes, continued

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $13.0 million prior to the expiration of the net operating loss carryforwards in 2023. Taxable income for the years ended December 31, 2005 and 2004 was approximately $631,000 and $386,000, respectively. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management does not believe it is more likely than not that the Company will realize the benefits of these deductible differences.

As of December 31, 2005, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $13.0 million, which are available to offset future Federal taxable income, if any, through 2023. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period. At December 31, 2005, the effect of such limitation, if imposed, has not been determined.

The Company has not recognized a deferred tax liability for the undistributed earnings of its foreign operations because the Company currently does not expect those unremitted earnings to reverse and become taxable to the Company in the foreseeable future. A deferred tax liability will be recognized when the Company is no longer able to demonstrate that it plans to permanently reinvest undistributed earnings. As of December 31, 2005, the undistributed earnings of these subsidiaries were approximately zero.

(14)   Subsequent Events

(a)           During January and February 2006, the holders of warrants to purchase approximately 3,366,000 shares of the Company's Series A stock exercised the aforementioned warrants for consideration of approximately $34,000.  As of February 28, 2006, no warrants to purchase the Company's Series A stock are outstanding.

(b)          During the period January to April 2006, the holders of options to purchase approximately 880,000 shares of the Company's common stock, granted under the Company's 2001 Incentive Stock Plan, exercised the aforementioned options for consideration of approximately $25,000.  As of April 30, 2006, no options to purchase the Company's common stock are outstanding.

(c)           In February 2006, the Company filed amended Articles of Incorporation authorizing the issuance of up to 1,020,000 shares of Series B stock with a $0.001 par value.

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(14)   Subsequent Events, continued

(d)          In February 2006, the shareholders of all the issued and outstanding shares of Series B stock converted their Series B to common stock of the Company at a 1 to 1 ratio, approximately 1,016,000 shares.

 (e)          In May 2006, the Company entered into an agreement with the Trust to restructure the terms of the uncollateralized note payable to change the payment terms of the note. Under the new terms, no payments are due until March 2003, thereafter, monthly payments of interest only through February 2004.  Beginning March 2004, the Company shall remit: (i) monthly payments through September 2006 of interest accrued under the note through January 2003; and (ii) monthly principal payments of approximately $10,000 plus interest through May 2006.  Commencing June 2006, the Company shall remit monthly principal payments of approximately $54,000 plus interest through September 2006.  All remaining principal and interest balances due at maturity in September 2006. All other terms remained unchanged.

 (f)          On May 2, 2006, VEDO Merger Sub, Inc., a wholly owned subsidiary of VillageEDOCS, Inc. ("VEDO"), closed the acquisition ("Acquisition") of 100% of the outstanding common and preferred stock of the Company. The Acquisition was effective May 1, 2006.  The Company will continue as a wholly owned subsidiary of VEDO.  The Acquisition was accounted for as a purchase.

VEDO is obligated to issue approximately 44,179,000 shares of its common stock, net of approximately 15,821,000 shares repurchased in connection with the Settlement (see below), with an estimated fair value of $4,418,000, to the Company's stockholders.  VEDO's common stock was valued at $0.10 per share, the closing price of VEDO's common stock on April 27, 2006.

In connection with the Acquisition, VEDO and a dissenting shareholder of the Company ("Dissenter") holding approximately 1,090,000 and 3,021,000 shares of the Company's common and Series A stock, respectively, entered into a settlement agreement ("Settlement").  Pursuant to the Settlement, the Dissenter has agreed to waive all dissenters' rights regarding approval of the Acquisition ("Waiver").  In exchange for the Waiver, VEDO has agreed to repurchase the approximately 15,821,000 shares of common stock issuable to the Dissenter in the Acquisition for approximately $840,000.  Two additional shareholders of the Company, who would otherwise be entitled to approximately 1,549,000 shares of VEDO common shares in connection with the Acquisition ("Dissenters' Shares"), have exercised dissenters' rights.  The Company does not believe that the ultimate resolution of this dissenters' matter will have a material effect on the acquisition price, and has made no provision for additional cost associated with the settlement relating to the Dissenters' Shares, when calculating the acquisition price.

GOSOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2005 and 2004

(14)   Subsequent Events, continued

The acquisition price was comprised of the following:

Cash in accordance with Settlement	$840,000
Estimated fair value of VEDO common stock	4,417,925
Legal, accounting and other costs	100,000
$5,357,925

The acquisition price was tentatively allocated as follows:

Cash	$1,199,535
Accounts receivable	332,457
Prepaid expenses and other current assets	68,912
Property and equipment	240,272
Other assets	34,895
Total liabilities	(3,275,888)

Net liabilities assumed	(1,399,817)

Goodwill	6,757,742

$5,357,925

The excess of the purchase price greater than tangible net liabilities assumed has been tentatively assigned to goodwill as of the date of the purchase. VEDO will complete an appraisal by a third party to determine the final acquisition price allocation.

Acquisition of GoSolutions, Inc. ("GSI")

On May 2, 2006, VEDO Merger Sub, Inc., a wholly owned subsidiary of VillageEDOCS ("VillageEDOCS"), closed the acquisition ("Acquisition") of 100% of the outstanding common and preferred stock of GSI. The Acquisition was effective May 1, 2006.  GSI will continue as a wholly owned subsidiary of VillageEDOCS.

VillageEDOCS is obligated to issue approximately 44,179,000 shares of its common stock, net of approximately 15,821,000 shares repurchased in connection with the Settlement (see below), with an estimated fair value of $4,418,000, to GSI's stockholders.  VillageEDOCS' common stock was valued at $0.10 per share, the closing price of VillageEDOCS' common stock on April 27, 2006.

In connection with the Acquisition, VillageEDOCS and a dissenting shareholder of GSI ("Dissenter") holding approximately 1,090,000 and 3,021,000 shares of GSI's common and preferred Series A stock, respectively, entered into a settlement agreement ("Settlement").  Pursuant to the Settlement, the Dissenter has agreed to waive all dissenters' rights regarding approval of the Acquisition ("Waiver").  In exchange for the Waiver, VillageEDOCS has agreed to repurchase the approximately 15,821,000 shares of common stock issueable to the Dissenter in the Acquisition for approximately $840,000.  Two additional shareholders of GSI, who would otherwise be entitled to approximately 1,549,000 shares of VillageEDOCS common shares in connection with the Acquisition ("Dissenters' Shares"), have exercised dissenters' rights regarding approval of the Acquisition.  GSI does not believe that the ultimate resolution of this dissenters' matter will have a material effect on the acquisition price, and has made no provision for additional cost associated with the settlement relating to the Dissenters' Shares, when calculating the acquisition price.

The Acquisition will be accounted for using the purchase method of accounting.

VillageEDOCS funded the required payment under the Settlement with proceeds from GSI's $1,000,000 revolving line of credit with a financial institution.

GSI is a Florida corporation formed in 2000 to acquire Go Solo Technologies, Inc., which has been operating continuously since 1999.  GSI is headquartered in Tampa, Florida.

The terms of the Acquisition were the result of arms-length negotiations.  None of the GSI shareholders were previously affiliated with VillageEDOCS.

GSI is an emerging integrated communications provider offering Web‑based communication services that enables users to utilize naturally spoken voice commands and a telephone to gain access to a wide range of vital Internet and database‑driven information services as well as its proprietary unified messaging and enhanced services platform, GoSolo (TM). The GoSolo (TM) platform provides 8XX telephone service primarily to enterprises, their independent representatives and individual consumers in the United States, Canada and Spain.

In connection with the acquisition of GSI, VillageEDOCS incurred $100,000 in acquisition-related costs including, but not limited to, expenses incurred for legal, accounting and travel.

The acquisition price was comprised of the following:

Cash in accordance with Settlement	$840,000
Estimated fair value of VillageEDOCS' common stock	4,417,925
Legal, accounting, and other costs	100,000
$5,357,925

The following represents an allocation of the purchase price over the historical net book value of the acquired assets and liabilities of GSI as of May 1, 2006, the effective date of the Acquisition:

Cash	$1,199,535
Accounts receivable, net	332,457
Prepaid expenses and other current assets	68,912
Property and equipment, net	240,272
Other assets	34,895
Total liabilities	(3,275,888)
Net liabilities assumed	(1,399,817)
Goodwill	6,757,742
$5,357,925

This allocation is preliminary and may be subject to change upon evaluation of the fair value of GSI's acquired assets and liabilities as of the acquisition date as well as the potential identification of certain intangible assets.  VillageEDOCS is in the process of analyzing the components of the intangible assets it acquired and will determine the final purchase price allocation during 2006.

VillageEDOCS and Subsidiaries
Pro Forma Combined Balance Sheets
December 31, 2005
(Unaudited)

	VEDO	GSI
	December 31,	December 31,	Pro Forma		Pro Forma
	2005	2005	Adjustments		Combined
ASSETS
Current assets:
Cash	$762,051	$20,829	$840,000	(a)	$782,880
			(840,000)	(b)

Accounts receivable, net	1,021,239	332,915	-		1,354,154
Inventory	190,025	-	-		190,025
Other current assets	63,354	146,794	-		210,148
Total current assets	2,036,669	500,538	-		2,537,207

Property and equipment, net	370,214	258,575	-		628,789
Restricted cash	-	11,153	-		11,153
Other assets	33,947	192,835	-		226,782
Other intangibles, net	1,117,285	-	-		1,117,285
Goodwill	5,166,132	-	6,425,076	(c)	11,591,208
	$8,724,247	$963,101	$6,425,076		$16,112,424

	VEDO	GSI
	December 31,	December 31,	Pro Forma		Pro Forma
	2005	2005	Adjustments		Combined
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$308,689	$336,327	$100,000	(d)	$745,016
Accrued expenses	1,021,349	1,214,793	-		2,236,142
Line of credit - current portion	-	-	840,000	(a)	840,000
Deferred revenue	1,032,829	221,319	-		1,254,148
Notes payable to related parties- current portion	150,000	257,813	-		407,813
Convertible notes and accrued interest payable to
related parties - current portion	200,000	-	-		200,000
Total current liabilities	2,712,867	2,030,252	940,000		5,683,119

Deferred income tax	-	-	-		-
Notes payable, net of current portion	-	-	-		-
Convertible notes and accrued interest
payable to related parties, net of current portion	332,500	-	-		332,500
Series A convertible redeemable preferred stock		66,338	(66,338)	(e)	-
Series B convertible redeemable preferred stock		10,159	(10,159)	(e)	-
Total liabilities	3,045,367	2,106,749	863,503		6,015,619

Stockholders equity:
Preferred stock,$0.001 par value	13,500	-	-		13,500
Common stock, no par value	13,312,384	5,141	(5,141)	(e)	17,730,309
			4,417,925	(f)

Additional paid-in capital	13,240,087	1,819,379	(1,819,379)	(e)	13,240,087
Accumulated deficit	(20,887,091)	(2,968,168)	2,968,168	(e)	(20,887,091)
Total stockholders' deficit	5,678,880	(1,143,648)	5,561,573		10,096,805
	$8,724,247	$963,101	$6,425,076		$16,112,424

See notes to unaudited pro forma combined financial statements.

VillageEDOCS and Subsidiaries
Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2005
(Unaudited)

	VEDO	GSI
	For the Year Ended	For the Year Ended	Pro Forma		Pro Forma
	December 31, 2005	December 31, 2005	Adjustments		Combined
Net sales	$8,768,446	$6,996,534	$-		$15,764,980
Cost of sales	3,059,316	2,072,343	-		5,131,659
Gross profit	5,709,130	4,924,191	-		10,633,321
Operating expenses	5,583,944	4,180,344	-		9,764,288
Income from operations	125,186	743,847	-		869,033

Interest expense	(8,074,489)	(76,997)	(52,500)	(a)	(8,203,986)

Other expense, net	(151,571)	(9,159)	-		(160,730)
Income (loss) before provision for
income taxes	(8,100,874)	657,691	(52,500)		(7,495,683)

Provision for income taxes	44,054	37,170	-		81,224
Net income (loss)	$(8,144,928)	$620,521	$(52,500)		$(7,576,907)

Basic and diluted loss available to
common stockholders per common
share	$(0.10)				$(0.06)

Weighted average shares outstanding	82,728,108		44,179,246	(b)	126,907,354

See notes to unaudited pro forma combined financial statements.

VillageEDOCS

 NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

The unaudited pro forma combined balance sheet gives effect to the acquisition of GSI as if the acquisition had occurred as of December 31, 2005.  The unaudited pro forma combined statement of operations assumes the acquisition took place as of January 1, 2005.

For purposes of the pro forma, GSI's financial results as of and for the year ended December 31, 2005 are combined with that of VillageEDOCS as of and for the year ended December 31, 2005.

The pro forma information has been prepared for comparative purposes only, and does not purport to be indicative of VillageEDOCS' results of operations that would have actually occurred had the transaction been in effect as of the date or for the periods presented, or of results that may occur in the future. The unaudited pro forma combined financial statements should be read in conjunction with VillageEDOCS' historical financial statements and related notes.

Note 2 - Pro Forma Adjustments

The pro forma adjustments are based on VillageEDOCS' management's preliminary estimates of the value of the tangible and intangible assets acquired. A valuation of the net assets acquired in the acquisition will be conducted by a third-party appraisal firm. As a result, the actual adjustments may differ materially from those presented in these unaudited pro forma combined financial statements.

Description of pro forma adjustments:

Pro Forma Adjustments to Combined Balance Sheet:

a)     Record $840,000 in proceeds from GSI's $1,000,000 revolving line of credit, required to pay the Settlement.

b)     Record $840,000 Settlement payment.

c)     To record goodwill.  The pro forma adjustments are based on VillageEDOCS' management's preliminary estimates of the value of the tangible and intangible assets acquired.  Management will conduct a valuation of the net assets acquired, with the assistance of a third-party appraisal firm.  As a result, the actual adjustments may differ materially from those presented in these unaudited pro forma combined financial statements.

d)     Record acquisition-related costs including, but not limited to, expenses incurred for legal, accounting and travel.

e)     Eliminate historical equity of GSI.

f)      Record issuance of VillageEDOCS common stock to GSI's shareholders as acquisition consideration.

Pro Forma Adjustments to Statement of Operations:

a)     Record interest expense for $840,000 in proceeds from GSI's $1,000,000 revolving line of credit required to pay the Settlement.

b)     Record issuance of shares issued in connection with the Acquisition of GSI.